EXECUTION

TRANSFER AGENCY AND SHAREHOLDER SERVICES AGREEMENT

This Transfer Agency And Shareholder Services Agreement is made as of April 10, 2026 (“Effective Date”) by and between BNY Mellon Investment Servicing (US) Inc. (“BNY”), and DoubleLine Funds Trust (the “Investment Company”) (on behalf of each series listed on Schedule B to this Agreement, each a “Fund” and collectively, the “Funds”). Capitalized terms, and certain noncapitalized terms, not otherwise defined shall have the meanings set forth in Schedule A (Schedule A also contains an index of defined terms providing the location of all defined terms). The term “Agreement” shall mean this Transfer Agency And Shareholder Services Agreement as constituted on the Effective Date, and thereafter as it may be amended from time to time as provided for herein. All references to “Schedule B” herein mean Schedule B attached hereto as constituted on the Effective Date, and thereafter as it may be amended from time to time (deemed or in writing) pursuant to Section 17.

Background

The Investment Company is registered as an open-end management investment company under the 1940 Act and wishes to retain BNY to serve as its transfer agent, registrar, dividend disbursing agent and shareholder servicing agent, or, if applicable, to serve as the transfer agent, registrar, dividend disbursing agent and shareholder servicing agent for each Fund contained on Schedule B, and BNY wishes to furnish such services.

Terms

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Fund and BNY, intending to be legally bound, hereby agree to the statements made in the preceding paragraphs and as follows:

1.  Appointment. The Fund hereby appoints BNY to serve as transfer agent, registrar, dividend disbursing agent and shareholder servicing agent to the Fund and BNY accepts such appointments and agrees in connection with such appointments to furnish the services expressly set forth in Section 3. BNY shall be under no duty to provide any service to or on behalf of the Fund except as specifically set forth in Section 3 or as BNY and the Fund may specifically agree in a written amendment hereto. BNY shall not bear, or otherwise be responsible for, any fees, costs or expenses charged by any third party service providers engaged by the Fund or by any other third party service provider not engaged by BNY.

2.  Records. BNY will maintain and preserve all records relating to the services provided under this Agreement in accordance with Section 31(a) of the 1940 Act and the rules thereunder, as applicable to the Funds. Data pertaining to the Fund which the Fund is obligated to keep as its books and records pursuant to the 1940 Act and created or maintained by BNY due to the services performed hereunder by BNY pursuant to Section 3 (“Fund Data”) shall be the property of the Fund. Upon the reasonable request of the Fund, BNY shall provide Authorized Persons with access to Fund Data at BNY’s facilities during BNY’s normal business hours in the format and on the equipment normally utilized by BNY and if reasonably requested during such visit provide printed output of the Fund Data or copies thereof at the Fund’s expense. BNY shall furnish to the Fund such information pertaining to the shareholder accounts of the Fund and the performance of its duties hereunder as the Fund may from time to time request. BNY shall notify the Fund promptly of any request or demand by any third party to inspect the records of the Fund maintained by it and will act upon the instructions of the Fund in permitting or refusing such inspection.

3.  Services. BNY shall provide the services specified in subsections (a) through (d) below commencing on the Service Effective Date, the services specified in subsection (e) below commencing on the Effective Date, and the services specified in subsection (f) as of the dates specified therein:

(a)	General Services:

(1)	Services to be provided on an ongoing basis to the extent applicable to a particular Fund:

(i)	Establish new shareholder accounts and Share ownership registrations in accordance with new share ownership and account applications received in good order.

(ii)

If new share ownership and account applications are not received in good order, correspond to a commercially reasonable extent with the submitting persons to remediate such documentation into good order status;

(iii)	Make changes to Shareholder account information and Share ownership registrations in accordance with Shareholder instructions received in good order;

(iv)

Purchase Shares (subject to Section 3(a)(2) below), redeem Shares (subject to Section 3(a)(3) below), exchange Shares (subject to Section 3(a)(5) below and transfer shares in accordance with the Fund’s Prospectus and instructions received in good order;

(v)	Direct payment processing of checks, ACH transfers and wire transfers;

(vi)	Provide shareholders and potential investors with toll free telephone access to a shareholder liaison staff having on-line access to Fund Data for telephone inquiries;

(vii)	Respond in a commercially reasonable manner and within a commercially reasonable period to written correspondence from shareholders to the extent reasonably permitted by Fund Data;

(viii)	Mail duplicate confirmations to broker-dealers of their clients’ activity, whether executed through the broker-dealer or directly with BNY;

(ix)	Prepare periodic year-end federal tax and statement information and make such materials available electronically or facilitate the distribution of same as mutually agreed;

(x)

As reasonably requested by the Fund: provide periodic shareholder lists and statistics to the Fund in standard BNY System reports, certify shareholder lists and provide ad hoc reports, provided that, in all cases, information pertaining to the foregoing is maintained by BNY in connection with its performance of the services;

(xi)	Issue new Shares in uncertificated form and cancel share certificates when requested in writing by a shareholder;

(xii)	Provide industry-appropriate detailed data for underwriter/broker confirmations;

(xiii)	Notify on a timely basis the Fund’s investment adviser, accounting agent, and custodian (“Fund Custodian”) of Share activity;

(xiv)	Perform other participating broker-dealer shareholder services as may be agreed upon from time to time;

(xv)	Calculate 12b-1 payments and such other fees, commissions, concessions and intermediary payables as the Fund and BNY shall reasonably agree;

(xvi)	Record the issuance of Shares of the Funds and maintain a record of the total number of Shares of each Fund that are authorized, issued and outstanding;

(xvii)	Remediation Services, as required;

(xviii)

Perform certain administrative and ministerial duties relating to opening, maintaining and processing transactions for shareholders or financial intermediaries that report transactions to the Funds through the NSCC; and

(xix)	BNY will make available to the Fund and/or its blue sky vendor such information as is within BNY’s possession regarding the total number of shares of a Fund sold in each state on each business day.

(2)  Purchase of Shares. BNY shall issue and credit an account of an investor, in accordance with the Fund’s Prospectus, once it receives:

(i)	A purchase order in good order; and

(ii)	Confirmation of the receipt of funds by BNY or the crediting of funds for such order to the Fund Custodian.

(3)  Redemption of Shares. BNY shall process instructions to redeem or transfer Shares in accordance with the following:

(i)

All instructions given to BNY regarding the transfer of Shares, the redemption of Shares or the disposition of redemption proceeds must conform to the Fund’s Prospectus, be accompanied by such documents as BNY reasonably determines to be appropriate to the particular transaction and to the extent the Shares are certificated the Shares must be tendered in proper form.

(ii)

BNY is authorized to delay or reject a transfer or redemption of Shares until it determines in good faith that the endorsement on the instructions is valid and genuine, that the requested transfer or redemption is legally authorized and otherwise complies with all applicable requirements in the Written Procedures, and that there is no basis to any adverse claims that may have been made regarding the Shares or the particular transfer or redemption, and BNY shall incur no liability for delaying or rejecting transfers or redemptions in accordance with the foregoing authorization.

(iii)

When Shares are redeemed, BNY shall deliver to the Fund Custodian and the Fund or its designee a notification setting forth the number of Shares redeemed. Such redeemed Shares shall be reflected on appropriate accounts maintained by BNY reflecting outstanding Shares of the Fund and Shares attributed to individual accounts.

(iv)

BNY shall, upon receipt of the monies provided to it by the Fund Custodian for the redemption of Shares, pay such monies as are received from the Fund Custodian, all in accordance with the Written Procedures.

(v)

BNY shall not process or effect any redemption requests with respect to Shares of the Fund after receipt by BNY or its agent of notification of the suspension of the determination of the net asset value of the Fund. Upon receipt of an Instruction from the applicable Fund notifying BNY that such Fund’s net asset value is available for use in connection with BNY’s services hereunder, BNY shall resume processing and effecting redemption requests with respect to Shares of the Fund.

(4)  Dividends and Distributions.

(A)  Upon receipt by BNY of Instructions containing all requisite information that may be reasonably requested by BNY, including payment directions and authorization, BNY shall issue Shares in payment of the dividend or distribution, or, upon shareholder election, pay such dividend or distribution in cash.

(B)  BNY shall issue Shares or pay dividends or distributions as provided for in Section 3(a)(4)(A), and pay proceeds of Share redemption transactions as provided for in Section 3(a)(3), after it deducts and withholds all amounts it reasonably determines to be appropriate under any applicable tax laws, rules or regulations or other laws, rules or regulations.

(C)  BNY shall (i) mail to the Fund’s shareholders such tax forms and other information, or permissible substitute forms or notices, relating to dividends and distributions paid by the Fund as are required to be filed and mailed by applicable law, rule or regulation; and (ii) prepare, maintain and file with the IRS and other appropriate taxing authorities reports relating to all dividends and distributions by the Fund paid to its shareholders (above threshold amounts stipulated by applicable law) as required by tax or other laws, rules or regulations

(D)  Notwithstanding any other provision of this Section 3(a)(4) or this Agreement, and for clarification: (i) BNY’s exclusive obligations with respect to any written statement that Section 19(a) of the 1940 Act may require to be issued with respect to the Fund (“19(a) Statement”) shall be, upon receipt of specific Instructions to such effect, to receive from the Fund the text for inclusion in the 19(a) Statement, to print such text on appropriate paper stock and to mail such document to shareholders and to electronically distribute such document to shareholders who have indicated and not subsequently rescinded their consent for electronic delivery of such materials in account opening paperwork provided to BNY or, as appropriate, pursuant to Instructions, and (ii) BNY’s sole obligation with respect to any dividend or distribution that Section 19(a) of the 1940 Act may require be accompanied by a 19(a) Statement shall be to perform only the conduct expressly directed by Sections 3(a)(4)(A) through (D) and shall expressly exclude any duty associated with any determination of the appropriateness of, or the drafting or other preparation of the text to be printed on, a 19(a) Statement.

(5)  Shareholder Account Services. BNY may arrange, in accordance with the Fund’s Prospectus:

(i)	for issuance of Shares obtained through:

(A)	Any pre-authorized check plan; and

(B)	Direct purchases through broker wire orders, checks and applications.

(ii)	for a shareholder’s:

(A)	Exchange of Shares for shares of another fund with which the Fund has exchange privileges;

(B)	Automatic redemption from an account where that shareholder participates in an automatic redemption plan; and/or

(C)	Redemption of Shares from an account with a check-writing privilege.

(6)  Communications to Shareholders.

(A)  BNY shall collect and print the data necessary for, and distribute, whether by mail or electronically (for shareholders who have indicated their consent for electronic delivery as provided for in 3(a)(4)(D) above), to Fund shareholders (including by way of delivery of such data to intermediaries who distribute such materials to their own clients), the documents listed below and any other communications and documents that are reasonably related in the ordinary course of business to the other services performed by BNY hereunder:

(i)	Confirmations of purchases and redemptions of Fund Shares;

(ii)	Monthly or quarterly statements of account, as directed by the Fund, and annual statements of account;

(iii)	Dividend and distribution notices, including notices required under Section 19(a) of the 1940 Act or Rule 19a-1 thereunder;

(iv)	Year end information necessary for federal tax filings; and

(v)	Applicable notices to shareholders as required by Regulation S-P, 17 CFR Part 248.30(a)(4) prepared by the Fund.

(B)  BNY shall coordinate the printing, filing and mailing of prospectuses and shareholder reports, and amendments and supplements thereto, to Fund shareholders, and, with respect to intermediaries who distribute such materials to their own clients, provide by way of electronic delivery to such intermediary, such prospectuses, shareholder reports and supplements thereto.

(C)  BNY shall print and mail to Fund shareholders such other documents or instruments as the Fund may reasonably request in Instructions, and BNY shall provide (by electronic delivery) to those intermediaries who distribute materials to their own clients such other documents or instruments as the Fund may reasonably request in Instructions.

(7)  Records.

(A)  BNY shall maintain records of the accounts for each shareholder of a Fund in accordance with regulatory data retention requirements applicable to it as a transfer agent to an open-ended registered investment company showing the following information to the extent received by BNY:

(i)	Name, address and United States Tax Identification or Social Security number;

(ii)	Number and class of Shares held and number and class of Shares for which certificates, if any, have been issued, including certificate numbers and denominations;

(iii)	Historical information regarding the account of each shareholder, including dividends and distributions paid and the date and price for all transactions on a shareholder’s account;

(iv)	Any stop or restraining order placed against a shareholder’s account;

(v)	Any correspondence relating to the current maintenance of a shareholder’s account; and

(vi)	Information with respect to tax withholdings.

(B)  BNY shall maintain the records required by Section 31(a) of the 1940 Act and the rules thereunder to be kept by the Fund with respect to the Services performed hereunder by BNY on behalf of the Fund, and shall keep such other records in connection with performing the Services as may be specified in the Written Procedures.

(8)  Lost or Stolen Certificates. BNY shall place a stop notice against any certificate reported to BNY to be lost or stolen and shall comply with the Securities Laws with respect to the reporting of such certificates. A new certificate shall be issued and registered only upon BNY’s receipt of the following, in a form approved in advance by BNY, properly completed and executed by the relevant shareholder:

(i)	Lost instrument bond or other indemnity bond issued by a surety company approved by BNY; and

(ii)	A release and indemnification agreement.

(9)  Shareholder Inspection of Stock Records. Upon a request from any Fund shareholder to inspect stock records, BNY will notify the Fund and the Fund will on a timely basis issue instructions authorizing or denying such inspection access. Absent authorizing instructions from the Fund or legal process compelling access, BNY will deny access to Fund stock records upon such a request. Unless BNY has acted contrary to the Fund’s instructions, other than when such contrary action occurs pursuant to legal process, the Fund agrees to and does hereby release and indemnify BNY in accordance with Section 12 from any liability for refusal of permission for a particular shareholder to inspect the Fund’s records.

(10)  Withdrawal of Shares and Cancellation of Certificates. Upon receipt of Instructions, BNY shall cancel outstanding certificates surrendered by the Fund to reduce the total amount of outstanding shares by the number of shares surrendered by the Fund.

(11)  SEC Rule 17Ad-17.

(A)  BNY shall perform such services as are required in order to comply with Rule 17Ad-17 of the 1934 Act (the “Rule 17Ad-17”), including but not limited to the following:

(i)	execution of required database searches for “lost securityholders”, as that term is defined in Rule 17Ad- 17;

(ii)	sending the required written notification to each “unresponsive payee”, as that term is defined in Rule 17Ad-17;

(iii)

maintain records to demonstrate compliance with the requirements of Rule 17Ad-17, including written procedures that describe BNY’s methodology for complying with Rule 17Ad-17 and records of the results of the database searches for lost securityholders; and

(iv)	retain the records required by Rule 17Ad-17 in accordance with applicable SEC regulations.

(B)  For purposes of clarification: Section 3(a)(11)(A) does notobligate BNY to perform the services described therein for broker-controlled accounts, omnibus accounts and similar accounts with respect to which BNY does not receive access or maintain information which would permit it to determine whether the account owner is a lost securityholder or an unresponsive payee.

(12)  Tax Advantaged Accounts.

(A)  Certain definitions:

(i)	“Eligible Assets” means shares of the Fund and such other assets as the Fund and BNY may mutually agree.

(ii)	“Participant” means a beneficial owner of a Custodied Account.

(iii)	“Custodied Account” means a Tax Advantaged Account with respect to which the Custodian serves as the custodian.

(iv)

“Tax Advantaged Account” means (A) any of the following accounts: (i) a Traditional, SEP, Roth, or SIMPLE individual retirement account within the meaning of Section 408 of the Code, and (ii) a Coverdell educational savings account within the meaning of Section 530 of the Code; (B) which is facilitated or sponsored by the Fund (or Affiliates of the Fund’s investment advisor or management company and approved by the Fund) and with respect to which the contributions of Participants are used to purchase or invest solely in Eligible Assets.

(B)  In addition to appropriate services provided to a Custodied Account and Participants in accordance with other provisions of Section 3(a), BNY shall provide the following administrative services to the extent the particular administrative service is appropriate under the Code, subject to applicable terms and conditions of the Code, this Agreement, Written Procedures, Account Documentation and the Fund’s Prospectus:

(i)	Upon receipt of a properly completed application for a Custodied Account, establish a Custodied Account in the Fund and maintain the Custodied Account thereafter in accordance with this Agreement;

(ii)

Process instructions received in good order regarding contributions, including using contribution payments actually received to purchase appropriate Eligible Assets, and keep appropriate records of contributions for tax reporting purposes;

(iii)

Effect instructions for distributions received in good order and establish and maintain a record of the types and reasons for distributions (e.g., attainment of age 59-1/2, disability, death, return of excess contributions);

(iv)	Send blank designation of beneficiary forms to Participants and process designation of beneficiary forms completed and received from Participants in good order;

(v)

Process instructions received in good order for exchanges of Shares, rollovers, direct rollovers, conversions, reconversions, recharacterizations, return of excess contributions and transfers of assets (or the proceeds of liquidated assets) to a successor custodian or successor trustee;

(vi)	Upon receipt in good order of a notification of the death of a Participant, process transfers and distributions in accordance with instructions received in good order;

(vii)

Prepare any annual reports or returns required to be prepared and/or filed by a custodian of Tax Advantaged Accounts, including, but not limited to, an annual fair market value report, Forms 1099R and 5498; and file same with the Internal Revenue Service and provide same to the Participant or Participant’s beneficiary, as applicable;

(viii)	Perform applicable federal withholding and send to the Participant or Participant’s beneficiary, as applicable, an annual TEFRA notice regarding required federal tax withholding;

(ix)

Upon the receipt after the Service Effective Date of a request to open a Custodied Account, BNY shall provide appropriate Account Documentation (as defined below) to open the Custodied Account and thereafter as necessary to maintain the Custodied Account in compliance with the Code; and

(x)	BNY shall maintain the Account Documentation in compliance with applicable provisions of the Code.

(C)  BNY shall arrange for BNY Trust, BNY or other qualified institution (which may be an Affiliate of BNY) to serve as custodian for the Tax Advantaged Accounts. The institution serving as custodian pursuant to the foregoing authorization is referred to herein as the “Custodian”. In consideration for such service and the services of the Custodian, the Fund agrees as follows:

(i)

The Fund will provide at least thirty (30) days’ advance written notice to Participants in connection with a Fund liquidation or any other event or circumstance or act or course of conduct involving the Fund or assets held in a Custodied Account that would result in an involuntary liquidation of any asset held in a Custodied Account or would otherwise materially affect the Custodied Account, its operation, the rights or obligations of a Participant, any asset in a Custodied Account or the terms or provisions of a Custodied Account (“Material Event”), regardless of whether the Material Event was or was not described in an amendment to the Fund’s Prospectus or statement of additional information, and reimburse BNY and the Custodian for all reasonable costs, including costs of legal counsel, incurred in determining, in consideration of the Material Event, an appropriate course of conduct under the law, including the Code, and under agreements with Participants and in implementing the course of conduct determined to be appropriate. The Fund shall, in addition, provide at least sixty (60) days’ advance written notice of the Material Event to BNY, or if such notice is impractical due to circumstances beyond the Fund’s control, advance written notice that in time and detail permits BNY a reasonable opportunity to review the circumstances of the Material Event, consult with legal counsel, and prepare, print and mail materials it determines in view of its duties as Custodian under the Code and Account Documentation to be appropriate to give Participants not less than 30 days’ advance notice of any consequences of the Material Event on the Custodied Accounts, but in no event shall such advance written notice be given to BNY less than 45 days in advance.

(ii)	The Fund, at its cost and expense, at the request of BNY or the Custodian and in accordance with all applicable provisions of the Code, will:

(aa)

appoint and provide for a qualified successor custodian for all Custodied Accounts in the event this Agreement expires or is terminated or if any other event or circumstance occurs which constitutes commercially reasonable cause for the Custodian to resign as custodian of the Custodied Accounts or seek appointment of a successor custodian,

(bb)	provide for any interim custodial or transfer arrangements made appropriate by any of the circumstances governed by clause (aa),

(cc)	cause all Custodied Accounts and all assets in the Custodied Accounts to transfer to such successor or interim custodians; and

(dd)	notify appropriate parties of custodial resignations and appointments.

(iii)

The Fund, at its cost and expense, will, prior to the Service Effective Date or such later date as the Fund and BNY may agree upon as the “Transfer Date” (which is hereby defined to mean the date custody of the Tax-Advantaged Accounts is transferred from a prior custodian or trustee (“Prior Custodian”) to the Custodian and the conversion of the Tax-Advantaged Accounts from the system of the Prior Custodian to the BNY System occurs), act in accordance with clause (aa), clause (bb) or a combination of clauses (aa) and (bb), pursuant to reasonable instructions received from BNY or the Custodian:

(aa)

where it has the right to do so, unilaterally amend account documentation of Tax-Advantaged Accounts to conform such documentation in all material respects to the BNY Account Documentation (as defined in clause (bb) immediately below) and communicate such amendments, or furnish such amended documentation, to account owners; and

(bb)

require Participants and “Related Parties” (which is hereby defined to mean all employers, advisors or other parties involved in any manner in the creation, sponsorship or administration of Custodied Accounts or their relevant plans or involved in any other capacity with Custodied Accounts or their relevant plans) to adopt, execute or otherwise agree to “BNY Account Documentation” (which is hereby defined to mean disclosure documents, custodial agreements, account agreements and such other forms, agreements and materials which BNY reasonably determines to be appropriate for the establishment and administration of the Custodied Accounts or relevant plans under applicable law, including the Code, or for performance of the services provided by BNY or the Custodian).

(iv)

BNY shall not be obligated to convert to the BNY System, or provide a Custodian for, any Tax- Advantaged Accounts of the Fund which BNY determines are not bound by BNY Account Documentation or by account documentation substantially similar in all material respects with the BNY Account Documentation.

(v)

Subsequent to the Transfer Date, at its cost and expense, the Fund will provide to persons applying to become a Participant or a Related Party, all BNY Account Documentation that BNY or the Custodian has most recently designated as the current version of the BNY Account Documentation , including without limitation all privacy notices of BNY and the Custodian, obtain the signature of all such persons on the appropriate BNY Account Documentation, and, to the extent requested by BNY, furnish a copy of the executed BNY Account Documentation to BNY. The performance by BNY and the Custodian of the respective obligations set forth in this Section 3(a)(12) subsequent to the Transfer Date shall be contingent upon the Fund’s compliance with this Section 3(a)(12)(C)(v) and the Fund shall upon the reasonable request of BNY certify to its compliance with this Section 3(a)(12)(C)(v) or otherwise verify or provide verification of its compliance with this Section 3(a)(12)(C)(v).

(vi)

Subsequent to the Transfer Date, in the event of changes to the BNY Account Documentation or other need to communicate in writing with Participants or Related Parties: (aa) the Custodian may directly furnish new or revised BNY Account Documentation and any other written notifications, materials and communications which it reasonably determines to be appropriate to its role as custodian (“Related Custodian Materials”) to Participants and Related Parties at the Fund’s cost and expense, payable upon being invoiced for same, or (bb) in lieu of the distribution method provided for in clause (aa) with respect to particular BNY Account Documentation or Related Custodian Materials, the Fund will, at its cost and expense, upon the reasonable request of BNY or the Custodian include such items in a Fund mailing of Fund materials.

(D) In consideration for BNY or the Custodian furnishing any one or more of the services provided for in this Section 3(a)(12), the Fund shall pay to BNY the related Fees and Reimbursable Expenses as set forth in the Fee Agreement. The Fund may direct BNY to collect such Fees and Reimbursable Expenses from the assets in relevant Tax Advantaged Accounts upon appropriate disclosure to Participants, but shall remain responsible for such Fees and Reimbursable Expenses to the extent it does not so direct BNY or such amounts are not collectable from the Tax Advantaged Accounts.

(13)  Print Mail. The Fund hereby engages BNY as its exclusive print/mail service provider with respect to the print/mail items listed in the Fee Agreement at the fees set forth in the Fee Agreement.

(14)  Legal Process.

(A)  In the event (i) BNY directly receives a US Legal Process Item (defined immediately below) that has been properly served, (ii) the Fund receives a US Legal Process Item that has been properly served and delivers the US Legal Process Item to BNY, or (iii) the Fund accepts service of a US Legal Process Item that has not been properly served and delivers the US Legal Process Item to BNY and requests that it be serviced by BNY, BNY will act in accordance with the applicable Instructions or Written Procedures in effect between the Fund and BNY. “US Legal Process Item” means a Legal Process Item (defined immediately below) which originates from and requires a response to a jurisdiction in the “United States”, which is hereby defined to mean the states of the United States and the District of Columbia. “Legal Process Item” means civil and criminal subpoenas, court orders, civil or criminal seizure or restraining orders, writs of execution, IRS and state tax authority civil or criminal notices including notices of lien or levy, and other functionally equivalent legal process instruments directing the Fund, or BNY in its capacity as transfer agent for the Fund, to take an “Administrative Action”, which is hereby defined to mean the furnishing of information about a shareholder or a shareholder account, the production of documents within BNY’s possession or control relating to a shareholder or a shareholder account, and such other ministerial, transactional, recording, processing or administrative actions with respect to a shareholder or a shareholder account that is within the scope of services provided for in another subsection of this Section 3 or is a service ancillary to those services. For clarification: This Section 3(a)(14) requires BNY only to perform Administrative Actions with respect to a Legal Process Item and does not require BNY to take any other action with respect to a Legal Process Item, including without limitations, the filing of an objection, answer, claim, defense or other pleading, communication with a court, attorney or other person, involvement of any nature in a legal proceeding and actions that by law or common practice are performed by attorneys (“Legal Response”). Legal Responses shall be the responsibility of the Fund, including with respect to a Legal Process Item that may require both an Administrative Action and a Legal Response. Notwithstanding the foregoing sentence, BNY may in its reasonable discretion seek to limit or reduce by any reasonable means the scope and coverage of a Legal Process Item and seek extensions of the period to respond without incurring any duty to perform any other conduct that may constitute a Legal Response.

(B)  BNY’s only obligations with respect to a Legal Process Item originating from or requiring a response to a jurisdiction other than within the United States, notwithstanding that such legal process item may be directed at BNY as agent of the Fund, shall be (i) if received by BNY, to forward it to the Fund, and (ii) to act in accordance with Instructions received from the Fund but solely to the extent the Instructions direct BNY to take an Administrative Action.

(15)  Unclaimed Property Services.

(A)  Subject to the further provisions of this Section 3(a)(15) and to Sections 9(f) and 20(c), BNY shall implement procedures on behalf of the Fund that are reasonably designed for the Fund to comply with the unclaimed property laws and regulations of the States and Territories of the United States (as defined below)

(“Unclaimed Property Laws”) with respect to Eligible Property (as defined below). In connection with its performance of the foregoing services (“Unclaimed Property Services”), BNY shall be entitled to implement procedures consistent with practices adopted by mutual funds and other mutual fund service providers, procedures it determines represent reasonable risk based on the reasoned analysis of counsel, procedures based on communications with the agencies enforcing and administering the Unclaimed Property Laws, the administrative practices of such agencies and interpretations of the Unclaimed Property Laws by such agencies and BNY shall not be liable for reasonable conduct undertaken in accordance with any of the foregoing. For purposes of the foregoing:

(i)

“States and Territories of the United States” means the states of the United States of America, the District of Columbia, Guam, Puerto Rico, U.S. Virgin Islands and any territory or commonwealth of the United States of America with a formal local government substantially equivalent to a state government which subsequent to the Effective Date adopts a statute substantially similar to the Uniform Unclaimed Property Act of 1995 (or its then current successor).

(ii)

“Eligible Property” means property beneficially owned by a person or entity other than the Fund and held in a bank account maintained by BNY for or on behalf of the Fund, or property held in a Fund shareholder account, which is (x) subject to reporting or escheat under an Unclaimed Property Law, (y) of a nature or type or classification reasonably related to the services performed by BNY under this Agreement (such as cash amounts representing non-negotiated dividend checks and shares in abandoned shareholder accounts), and (z) under the control of BNY.

(B)  BNY shall have no liability for any Loss arising (i) with respect to Eligible Property deemed abandoned or unclaimed under an Unclaimed Property Law before the UPS Commencement Date (as defined immediately below) but which was not reported or delivered to the applicable jurisdiction as required by an Unclaimed Property Law; (ii) from any inaccuracy in, or from the absence of any data or information from, any records of the Fund relating to any period prior to the UPS Commencement Date that adversely impacts BNY’s ability to perform the Unclaimed Property Services or BNY’s ability to comply with an Unclaimed Property Law on behalf of the Fund, including without limitation absences due to the failure to record the occurrence or non-occurrence of events relevant to an Unclaimed Property Law; (iii) from any other failure of any third-party party to comply with an Unclaimed Property Law or to perform a service required for accurate, timely and complete future compliance with an Unclaimed Property Law, other than a failure arising out of BNY’s failure to perform in accordance with this Section 3(a)(15) (collectively, “Compliance Failures”). BNY will in good faith seek to respond to Compliance Failures of which it becomes aware or respond to a Compliance Failure only upon the request of the Fund and in accordance with a written agreement reached with the Fund regarding the response, but BNY shall have no liability for any course of conduct undertaken in good faith in accordance with its Standard of Care and in accordance with the foregoing. Notwithstanding any other provision of the Agreement, the Fund shall indemnify BNY for all Loss BNY suffers or incurs as a result of or in connection with any Compliance Failure, including without limitation all Loss suffered or incurred as a result of seeking in good faith to respond to the Compliance Failure; provided that the Fund shall have no liability to BNY or any person claiming through or for BNY for any Damage or Loss in respect of a Compliance Failure solely caused by BNY’s failure to perform in accordance with this Section 3(a)(15). In addition to any fees and reimbursement of expenses that BNY may be entitled to under Section 3(a)(15), in the event BNY performs any services in connection with Compliance Failures BNY shall be entitled to be paid fees for such services at the rate set forth in the Fee Agreement, or if no applicable fee is set forth therein, at commercially reasonable rates, and to a reimbursement of all reasonable expenses incurred in connection with such services, and the Fund shall pay BNY such fees and reimburse BNY for such expenses upon being invoiced. “UPS Commencement Date” means the date the Fund was converted to the BNY System or, if applicable, the date that individual accounts within the Fund were converted to the BNY System, or, if later than either of the foregoing, the date BNY commenced providing Unclaimed Property Services to the Fund or, if applicable, to an individual account within the Fund.

(C)  (i)  The Fund shall be the “holder” under all Unclaimed Property Laws, as that term or its equivalent is used and defined in the Unclaimed Property Laws, and BNY acts solely as agent of the Fund in performing the Unclaimed Property Services.

(ii) The Fund hereby authorizes BNY to sign reports, to sign letters, to communicate with government representatives, current and former shareholders and other appropriate third parties and otherwise to act in all manners on behalf of and in the name of the Fund and to utilize all tax identification numbers or other appropriate identifying numbers or data of a Fund (“Identification Data”) in the scope and manner BNY reasonably determines to be appropriate to perform the Unclaimed Property Services, including for clarification utilizing the Identification Data associated with each specific portfolio of the Fund (including each class, series, tier or other subdivision of a portfolio, if any) for reporting purposes if such is reasonably determined to be appropriate based on an Unclaimed Property Law.

(iii) In signing the abandoned property reports and other written instruments and communications appropriate to compliance with the Unclaimed Property Laws (“Unclaimed Property Documentation”) pursuant to the authorization granted by subsection (ii) above, BNY does so as an agent of the Fund as holder under the Unclaimed Property Laws. In the event any law, regulation, rule, regulatory order or legal process requires the Fund to sign the Unclaimed Property Documentation or prohibits BNY from signing the Unclaimed Property Documentation as agent, or The Bank of New York Mellon Corporation adopts a formal policy applicable to all unclaimed property clients of BNY prohibiting BNY from signing the Unclaimed Property Documentation as agent, the Fund shall thereafter be responsible for signing the Unclaimed Property Documentation and BNY and the Fund shall reasonably cooperate to develop and implement procedures enabling the Fund to perform the signing function.

(iv) The Fund agrees to execute and deliver to BNY all documentation or instruments that may be requested by BNY to evidence the authorization of subsection (ii) above but agrees that the authority of BNY to act on behalf of and in the name of the Fund as described above and to use the Identification Data shall not be diminished or revoked by the absence of such documentation or instruments, and the Fund irrevocably releases BNY from any and all Claims against BNY on the grounds of absence of the authority granted by subsection (ii) above.

(D) The Fund agrees, upon the reasonable request of BNY, to:

(i)

execute and deliver to BNY in a timely manner any reports, forms, documents and instruments reasonably determined by BNY to be appropriate in connection with its performance the Unclaimed Property Services;

(ii)	respond in a timely manner to requests from BNY for information and requests to review information or reports related to the Unclaimed Property Services; and

(iii)	Provide sufficient letterhead paper of the Fund or its electronic letterhead template for use by BNY in communications related to the Unclaimed Property Services.

(E) The Fund agrees that upon any termination of the Agreement it will cause all property held in bank accounts maintained by BNY for or on behalf of the Fund, and all property held in Fund shareholder accounts maintained by BNY on a Fund’s behalf, to be transferred to the Fund or to a successor service provider and BNY may condition completion of Deconversion Services on the completion of arrangements reasonably satisfactory to BNY for such transfers.

(16) Cost Basis Reporting. In accordance with IRS Regulations, utilizing relevant information provided to BNY in the ordinary course of performing the services provided for in the Agreement, report cost basis information to shareholders on an average cost basis by tax year and Shares, except when the Shareholder requests such reporting to occur on another basis permitted by the Written Procedures.

(17) FATCA Services. BNY shall implement on behalf of the Fund the “FATCA Services,” which is hereby defined to mean processes and procedures reasonably designed for the Fund to comply to the extent applicable, with: (i) Chapter 4 of Subtitle A, Sections 1471 through 1474, of the Code (as defined in clause (ii) of the definition of Code in Schedule A) (the foregoing being commonly referred to as the Foreign Account Tax Compliance Act) (“FATCA”), all as in effect as of the Effective Date, and (ii) subject to Sections 9(f) and 20(c) of the Agreement, modifications to FATCA and new Code provisions related to FATCA that become effective after the Effective Date, as agreed to by BNY, pursuant to said Sections.

(b) Anti-Money Laundering Program Services. BNY will perform the services described in subsections (1) through (7) of this Section 3(b) and the Fund agrees to pay the fees applicable to the service as set forth in the Fee Agreement (“AML Services”).

(1)  Anti-Money Laundering.

(A) BNY will perform actions reasonably designed to cause the Fund to comply with Section 352 of the USA PATRIOT Act, as amended, including that: BNY will: (i) establish and implement written internal policies, procedures and controls reasonably designed to prevent the Fund from being used for money laundering or the financing of terrorist activities and to achieve compliance with applicable provisions of the Bank Secrecy Act (31 U.S.C. 5311, et seq.) (“Bank Secrecy Act”) and implementing regulations thereunder; (ii) provide for independent testing, by an employee who is not responsible for the operation of BNY’s anti-money laundering (“AML”) program or by a qualified outside party, for compliance with BNY’s written AML policies and procedures; (iii) designate a person or persons responsible for implementing and monitoring the operation and internal controls of BNY’s AML program; (iv) provide ongoing training for appropriate persons, and (v) implement appropriate risk-based procedures for conducting ongoing shareholder due diligence to include but not be limited to (aa) understanding the nature and purpose of shareholder relationships for the purposes of developing a shareholder risk profile, and (bb) conducting ongoing monitoring to identify and report suspicious transactions and, on a risk basis, to maintain and update shareholder information, including information regarding the beneficial owners of legal entity shareholders.

(B) BNY will provide to the Fund:

(i)	a copy of BNY’s written AML policies and procedures, or, alternatively, access to such policies and procedures at a BNY website;

(ii)

a copy of the report prepared by independent accountants covering the independent accountants’ examination of BNY’s AML controls and control objectives; a summary of the training provided pursuant to clause (iv) of subsection (A) above; and

(iii)

upon the Fund’s reasonable request on not more than a quarterly basis, a certification in a form determined to be appropriate by BNY in its reasonable discretion, certifying to BNY’s continuing compliance with its AML program.

(2) Foreign Account Due Diligence.

(A) To the extent applicable to the Fund, BNY will perform the following actions reasonably designed to assist the Fund in complying with requirements regarding a due diligence program for “foreign financial institution” accounts in accordance with applicable regulations promulgated by U.S. Department of Treasury under Section 312 of the USA PATRIOT Act, as amended (“FFI Regulations”), including that BNY will do the following:

(i)

Implement and operate a due diligence program that includes appropriate, specific, risk-based policies, procedures and controls that are reasonably designed to enable the Fund to detect and report, on an ongoing basis, any known or suspected money laundering activity conducted through or involving any correspondent account established, maintained, administered or managed by the Fund for a “foreign financial institution” (as defined in 31 CFR 1010.605(f))(“Foreign Financial Institution”);

(ii)	Conduct due diligence to identify and detect any Foreign Financial Institution accounts in connection with new accounts and account maintenance;

(iii)

Assess the money laundering risk presented by each such Foreign Financial Institution account, based on a consideration of all appropriate relevant factors (as generally outlined in 31 CFR 1010.610), and assign a risk category to each such Foreign Financial Institution account;

(iv)

Apply risk-based procedures and controls to each such Foreign Financial Institution account reasonably designed to detect and report known or suspected money laundering activity, including a periodic review of the Foreign Financial Institution account activity sufficient to determine consistency with information obtained about the type, purpose and anticipated activity of the account;

(v)	Include procedures to be followed in circumstances in which the appropriate due diligence cannot be performed with respect to a Foreign Financial Institution account;

(vi)	Adopt and operate enhanced due diligence policies for certain Foreign Financial Institution accounts in compliance with 31 CFR 1010.610(b);

(vii)	Record due diligence program and maintain due diligence records relating to Foreign Financial Institution accounts; and

(viii)	Report to the Fund about measures taken under (i)-(vii) above.

(B) Nothing in Section 3(b)(2) shall be construed to require BNY to perform any course of conduct that is not required for Fund compliance with the FFI Regulations.

(3) Customer Identification Program.

(A) BNY will perform the following actions reasonably designed to assist the Fund in complying with requirements regarding the implementation, maintenance and application of a customer identification program in accordance with applicable regulations promulgated by U.S. Department of Treasury under Section 326 of the USA PATRIOT Act (“CIP Regulations”), including that BNY will do the following:

(i)

Implement procedures which require that prior to establishing a new account in the Fund BNY obtain the name, date of birth (for natural persons only), address and government-issued identification number (collectively, the “Data Elements”) for the “Customer” (defined for purposes of this Agreement as provided in 31 CFR 1024.100(c)) associated with the new account.

(ii)

Use collected Data Elements to attempt to reasonably verify the identity of each new Customer promptly before or after each corresponding new account is opened. Methods of verification may consist of non-documentary methods (for which BNY may use unaffiliated information vendors to assist with such verifications) and documentary methods (as permitted by 31 CFR 1024.220), and may include procedures under which BNY personnel perform enhanced due diligence to verify the identities of Customers the identities of whom were not successfully verified through the first-level (which will typically be reliance on results obtained from an information vendor) verification process(es).

(iii)	Record the Data Elements and maintain records relating to verification of new Customers consistent with 31 CFR 1024.220(a)(3).

(iv)	Regularly report to the Fund about measures taken under (i)-(iii) above.

(v)

If BNY provides services by which prospective Customers may subscribe for shares in the Fund via the Internet or telephone, BNY will work with the Fund to notify prospective Customers, consistent with 31 CFR 1024.220(a)(5), about the program conducted by the Fund in accordance with the CIP Regulations.

(B) To assist the Fund in complying with the Customer Due Diligence Requirements for Financial Institutions promulgated by FinCEN (31 CFR § 1020.230) pursuant to the Bank Secrecy Act (“CDD Rule”), BNY will maintain and implement written procedures that are reasonably designed to:

(i)

Obtain information of a nature and in a manner permitted or required by the CDD Rule in order to identify each natural person who is a “beneficial owner” (as that term is defined in the CDD Rule) of a legal entity at the time that such legal entity seeks to open an account as a shareholder of the Fund, unless that legal entity is excluded from the CDD Rule or an exemption provided for in the CDD Rule applies; and

(ii)	Verify the identity of each beneficial owner so identified according to risk based procedures to the extent reasonable and practicable, in accordance with the minimum requirements of the CDD Rule.

(C) Nothing in Section 3(b)(3) shall be construed to require BNY to perform any course of conduct that is not required for Fund compliance with the CIP Regulations or CDD Rule, including by way of illustration not limitation the collection of Data Elements or verification of identity for individuals opening Fund accounts through financial intermediaries which use the facilities of the NSCC.

(4) FinCEN Requests Under USA PATRIOT Act Section 314(a). BNY will provide the services set forth in this Section 3(b)(4) with respect to FinCEN Section 314(a) information requests (“Information Requests”) received by the Fund. Upon receipt by BNY of an Information Request delivered by the Fund in full compliance with all 314(a) Procedures (as defined below), BNY will compare appropriate information contained in the Information Request against relevant information contained in account records maintained for the Fund. Information relating to potential matches resulting from these comparisons, after review by BNY for quality assurance purposes (“Comparison Results”), will be made available to the Fund in a timely manner. In addition, a potential match will be analyzed by BNY in conjunction with other relevant activity contained in records for the particular relevant account, and if, after such analysis, BNY determines that further investigation is warranted because the activity might constitute “suspicious activity”, as that term is used in the Bank Secrecy Act and the suspicious activity reporting requirements thereunder, then BNY will deliver a suspicious activity referral to the Fund in a timely manner, with “timely” for all purposes of Section 3(b) meaning within a commercially reasonable period following BNY’s detection of the events and circumstances reasonably suspected to be suspicious activity and BNY’s investigation of such events and circumstances, utilizing reasonably designed detection and investigative procedures which may include consultation with the Fund. BNY shall have no responsibility for filing reports with FinCEN that may be appropriate based on the Comparison Results or a referral. Such responsibility, as between the Fund and BNY, shall remain with the Fund exclusively. “314(a) Procedures” means the procedures adopted from time to time by BNY governing the delivery and processing of Information Requests transmitted by BNY’s clients to BNY, including without limitation requirements governing the timeliness, content, completeness, format and mode of transmissions to BNY.

(5)	U.S. Government List Matching Services.

(A) BNY will compare Appropriate List Matching Data (as defined in subsection (C) below) contained in BNY databases which are maintained for the Fund pursuant to this Agreement (“Fund List Data”) to “U.S. Government Lists”, which is hereby defined to mean the following:

(i)

data promulgated in connection with the list of Specially Designated Nationals published by the Office of Foreign Asset Control of the U.S. Department of the Treasury (“OFAC”) and any other sanctions lists or programs administered by OFAC to the extent such lists or programs remain operative and applicable to the Fund (“OFAC Lists”);

(ii)	data promulgated in connection with the published Financial Action Task Force lists (“FATF Lists”);

(iii)

data promulgated in connection with determinations by the Director (the “Director”) of the Financial Crimes Enforcement Network of the U.S. Department of the Treasury that a foreign jurisdiction, institution, class of transactions, type of account or other matter is a primary money laundering concern (“PMLC Determination”); and

(iv)

data promulgated in connection with any other lists, programs or determinations (A) which BNY determines to be substantially similar in purpose to any of the foregoing lists, programs or determinations, or (B) which BNY and the Fund agree in writing to add to the service described in this Section 3(b)(5).

(B) In the event that following a comparison of Fund List Data to a U.S. Government List as described in subsection (A) BNY determines that any Fund List Data constitutes a “match” with the U.S. Government List in accordance with the criteria applicable to the particular U.S. Government List, BNY:

(i)	will notify the Fund of such match;

(ii)	will send any other notifications required by applicable law or regulation by virtue of the match;

(iii)

if a match to an OFAC List, will to the extent required by applicable law or regulation assist the Fund in taking appropriate steps to block any transactions or attempted transactions to the extent such action may be required by applicable law or regulation;

(iv)

if a match to the FATF Lists or a PMLC Determination, will to the extent required by applicable law or regulation conduct a suspicious activity review of accounts related to the match and if suspicious activity is detected will deliver a suspicious activity referral to the Fund;

(v)	if a match to a PMLC Determination, will assist the Fund in taking the appropriate special measures imposed by the Director; and

(vi)	will assist the Fund in taking any other appropriate actions required by applicable law or regulation.

(C) “Appropriate List Matching Data” means (i) account registration and alternate payee data, to the extent made appropriate by statutes, rules or regulations governing the U.S. Government Lists, (ii) data determined by BNY in light of statutes, rules or regulations governing the U.S. Government Lists to be necessary to provide the services described in this Section 3(b)(5), and (iii) data the parties agree in writing to be necessary to provide the services described in this Section 3(b)(5).

(D) BNY may fulfill its obligations under this Section 3(b)(5) by utilizing commercially available lists that contain the data promulgated as the U.S. Government Lists, whether such lists consist of data exclusive to one U.S. Government List or of data representing a combination of several watch lists, including several U.S. Government Lists.

(6) Legal Process SAR Referral. Upon the conclusion of the legal process service described in Section 3(a)(14), BNY will review the Legal Process Item and other pertinent account records to determine whether such information reasonably indicates “suspicious activity” has occurred, and if it determines suspicious activity has occurred deliver a suspicious activity referral to the Fund in a timely manner.

(7) Suspicious Activity Monitoring. BNY will maintain and implement procedures reasonably designed to assist the Fund in complying with rules promulgated by FinCEN under the Bank Secrecy Act (31. C.F.R § 1024.320) with respect to the monitoring for suspicious activity that may occur in connection with the Fund and its shareholders during BNY’s performance of transaction processing and recordkeeping services hereunder and if in the course of such monitoring it determines that any of such activities could indicate the existence of suspicious activity and that an investigation of the potential suspicious activity is warranted, then BNY will deliver a suspicious activity referral to the Fund in a timely manner.

(8) BNY agrees to permit governmental authorities with jurisdiction over the Fund requesting such to conduct examinations of the operations and records relating to the services performed by BNY under this Section 3(b) upon reasonable advance request and during normal business hours and to furnish copies at the Fund’s cost and expense of information reasonably requested by the Fund or such authorities and relevant to the services.

(9) For purposes of clarification: All Written Procedures relating to the services performed by BNY pursuant to this Section 3(b) and any information, written matters or other recorded materials relating to such services and maintained by BNY shall constitute Confidential Information of BNY, except to the extent, if any, such materials constitute Fund records under the Securities Laws.

(10) Notwithstanding any other term of this Section 3(b), application of specific AML Services to particular applying persons, accounts and account owners shall occur in accordance with BNY’s Written Procedures. Without limiting the generality of the foregoing, BNY will have no obligation to provide AML Services with respect to shareholder accounts opened by financial intermediaries on behalf of their customers, or with respect to the owners of such accounts, whether opened through public or private electronic communication channels with BNY, Internet portals or applications hosted by BNY, the NSCC or otherwise, where accounts do not contain sufficient information to provide the AML Services, unless expressly provided for in the Written Procedures.

(11) Nothing herein is intended to relieve the Fund from obligations it may have under the Bank Secrecy Act, the USA PATRIOT Act, regulations of FinCEN, and all other laws and regulations of similar subject matter, as they may be constituted from time to time (“Fund AML Laws”), for complying with the Fund AML Laws, and for overseeing BNY’s performance of the services delegated to it hereunder. Section 3(b) of the Agreement shall not be construed to impose on BNY any obligation other than to engage in the specific course of conduct specified by the provisions therein, and in particular shall not be construed to impose any other obligation on BNY to design, develop, implement, administer, or otherwise manage compliance activities of the Fund; provided, however, that BNY acknowledges and agrees that to the extent there are changes under the Bank Secrecy Act, the USA PATRIOT Act, regulations of FinCEN, and all other laws and regulations of similar subject matter that directly impact BNY or BNY’s duties hereunder, BNY shall modify the AML Services and shall use reasonable efforts to notify the Fund of such changes and the description of services contained in Section 3(b) shall be deemed supplemented accordingly without written amendment pursuant to Section 17(a).

(c)	Red Flags Services.

(1)	BNY will provide the “Red Flags Services”, which are hereby defined to mean the following services:

(i)

BNY will maintain written controls reasonably designed to detect the occurrence of Red Flags (as defined below) in connection with (i) account opening and other account activities and transactions conducted directly through BNY with respect to Direct Accounts (as defined below), and (ii) transactions effected directly through BNY by Covered Persons (as defined below) in Covered Accounts (as defined below). Such controls, as they may be revised from time to time hereunder, are referred to herein as the “Controls”. Solely for purposes of the Red Flags Section, the capitalized terms below will have the respective meaning ascribed to each:

(A)

“Red Flag” means a pattern, practice, or specific activity or a combination of patterns, practices or specific activities which may indicate the possible existence of Identity Theft (as defined below) affecting a Registered Owner (as defined below) or a Covered Person.

(B)	“Identity Theft” means a fraud committed or attempted using the identifying information of another person without authority.

(C)	“Registered Owner” means the owner of record of a Direct Account on the books and records of the Fund maintained by BNY as registrar of the Fund (the “Fund Registry”).

(D)	“Covered Person” means the owner of record of a Covered Account on the Fund Registry.

(E)

“Direct Account” means an Account established directly with and through BNY as a registered account on the Fund Registry and through which the owner of record has the ability to directly conduct account and transactional activity with and through BNY.

(F)

“Covered Account” means an Account established by a financial intermediary for another as the owner of record on the Fund Registry and through which such owner of record has the ability to conduct transactions in Fund shares directly with and through BNY.

(G)

“Account” means (1) an account holding Fund Shares with respect to which a natural person is the owner of record, and (2) any other account holding Fund Shares with respect to which there is a reasonably foreseeable risk to the particular account owner’s customers from identity theft, including financial, operational, compliance, reputation, or litigation risks.

(ii)	BNY will provide the Fund with a printed copy of or Internet viewing access to the Controls.

(iii)

BNY will notify the Fund of Red Flags which it detects and reasonably determines to indicate a significant risk of Identity Theft to a Registered Owner or Covered Person (“Possible Identity Theft”) and assist the Fund in determining the appropriate response of the Fund to the Possible Identity Theft.

(iv)

BNY will (A) annually engage an independent auditing firm or other similar firm of independent examiners to conduct an examination of BNY management’s assertion pertaining to the Controls and issue a report on the results of the examination (the “Examination Report”), and (B) furnish a copy of the Examination Report to the Fund; and

(v)

Upon the Fund’s reasonable request on not more than a quarterly basis, issue a certification in a form determined to be appropriate by BNY in its reasonable discretion, certifying to BNY’s continuing compliance with the Controls after the date of the most recent Examination Report.

(2) The Fund agrees it is responsible for complying with and determining the applicability to the Fund of Section 615(e) of the Fair Credit Reporting Act of 1970, as amended, and regulations promulgated thereunder by the SEC or other applicable federal agency (the “Red Flags Requirements”), and for determining the extent to which the Red Flags Services assist the Fund in complying with the Red Flags Requirements. This Red Flags Section shall not impose any duty to take any action upon the occurrence of a Red Flag, other than as expressly provided for in this Red Flags Section. The Controls and the Red Flags Services may be supplemented at any time and from time to time by BNY in its reasonable sole discretion to address the Red Flags Requirements, as they may be constituted from time to time. BNY shall provide to the Fund for its review notice of the nature or content of any such change that it reasonably believes the Fund should be informed about and consult with the Fund to the extent requested by the Fund due to any responsibilities of the nature described in the first sentence of this Section 3(c)(2).

(d) Access To And Use Of The BNY System. The terms of Schedule C to this Agreement shall be separately executed by BNY and the Investment Company prior to the Service Effective Date, at which point it shall become a part of and Schedule to this Agreement, The terms of Schedule C shall apply to the Fund’s access to and use of any component of the BNY System (as defined in Schedule C). Commencing on the Service Effective Date, BNY shall provide the Fund with access to and use of those components of the BNY System for which the Fund pays a fee in accordance with the Fee Agreement or with respect to which the Fee Agreement indicates the fee is included in the Account Fees (as such term is used in the Fee Agreement).

(e) Transition Services. With respect to those Funds listed on Schedule B as of the Effective Date:

BNY shall in consultation with the Fund and with the service provider providing transfer agency services to the Fund on the Effective Date (“Current Service Provider”) develop and implement a plan providing for the transfer from the Current Service Provider to BNY of (i) all shareholder accounts, shareholder account information and any related materials that are required by the 1934 Act and the 1940 Act to be transferred to a successor transfer agent, and (ii) such other data, information and materials as the Fund and BNY shall agree in their respective sole discretion (“Transition Plan”). The Fund shall reasonably cooperate, and to the extent practicable shall cause its Current Service Provider to reasonably cooperate, with BNY to implement the Transition Plan, including without limitation by providing personnel and other resources reasonably required by the Transition Plan and by performing the tasks described for, as applicable, the Fund and/or the Current Service Provider in the Transition Plan. The obligations in this Section 3(e) shall terminate on the Service Effective Date.

(f) Subsequent Conversion and Onboarding Services. With respect to Funds added to Schedule B after the Effective Date:

(i)

If immediately prior to the time such a Fund is added to Schedule B it has shareholder accounts or shareholder records to transfer from another service provider to BNY, BNY shall in consultation with the Fund and its then-current service provider develop and implement a plan providing for the transfer of (i) all accounts, account information and any related materials that are required by the 1934 Act and the 1940 Act to be transferred to a successor transfer agent, and (ii) such other data, information and materials as the Fund and BNY shall agree in their respective sole discretion (“Conversion Plan”). The Fund shall cooperate, and to the extent practicable shall cause its then-current service provider to cooperate, with BNY to implement the Conversion Plan, including without limitation by providing personnel and other resources reasonably required by the Conversion Plan and by performing the tasks described for, as applicable, the Fund and the then-current service provider in the Conversion Plan. The obligations in this Section 3(f)(i) shall commence as of the date a Fund is added to Schedule B and shall terminate as of the date that conversion services are completed and the parties agree that the processing of live transactions through the BNY System for shareholders of the particular Fund on a production basis shall begin (“Post-Conversion Service Date”) and the obligation to provide the Services to the particular Fund shall commence on the Post-Conversion Service Date.

(ii)

If immediately prior to the time such a Fund is added to Schedule B it does not have shareholder accounts or shareholder records to transfer from another service provider to BNY, BNY shall in consultation with the Fund develop and implement a plan to prepare the BNY System and BNY personnel for the transaction processing, recordkeeping and other Services to be provided under the Agreement (“Onboarding Plan”). The Fund shall reasonably cooperate with BNY to implement the Onboarding Plan, including without limitation by providing personnel and other resources reasonably required by the Onboarding Plan and by performing the tasks described for, as applicable, the Fund in the Onboarding Plan. The obligations in this Section 3(f)(ii) shall commence as of the date a Fund is added to Schedule B and shall terminate as of the date that onboarding services are completed and the parties agree that the processing of live transactions through the BNY System for shareholders of the particular Fund on a production basis shall begin (“Post-Onboarding Service Date”) and the obligation to provide the Services to the particular Fund shall commence on the Post-Onboarding Service Date.

4.	Confidentiality.

(a) Each party shall take commercially reasonable measures to keep the Confidential Information (as defined immediately below) of the other party in confidence and to allow use and disclosure of and access to Confidential Information solely in connection with the activities contemplated by this Agreement or as otherwise expressly agreed in writing. Each party acknowledges that the Confidential Information of the disclosing party will remain the sole property of such party. In complying with the first sentence of this subsection (a), each party shall use at least the same degree of care it uses to protect its own confidential information.

(b) Subject to the exceptions, qualifications and other terms of subsections (c) and (d) below, “Confidential Information” means:

(i)

this Agreement and its contents, all compensation agreements, arrangements and understandings (including waivers) respecting this Agreement, disputes pertaining to the Agreement, and information about a party’s exercise of rights hereunder, performance of obligations hereunder or other conduct of a party in connection with the Agreement,

(ii)

information and data of, owned by or about a disclosing party or its Affiliates, customers, or subcontractors that may be provided to the other party or become known to the other party in the course of the relationship established by this Agreement, regardless of form or content, and regardless of whether in original or derivative form, including but not limited to:

(A)

competitively sensitive material not generally known to the public, including, but not limited to, studies, plans, reports, surveys, summaries, documentation and analyses, regardless of form, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or BNY, their respective subsidiaries and Affiliates and the customers, clients and suppliers of any of them;

(B)

scientific, technical or technological information, designs, processes, procedures, formulas, or improvements that are commercially valuable and secret in the sense that its confidentiality affords the Fund or BNY a competitive advantage over its competitors;

(C)

a confidential or proprietary concept, documentation, report, data, specification, computer software, source code, object code, flow chart, database, invention, know how, trade secret, whether or not patentable or copyrightable;

(D)

information related to privacy measures, compliance, physical security, information security, disaster recovery, business continuity and any other operational plans, procedures, practices and protocols;

(E)

information described elsewhere in Section 4(b) that is exchanged between the parties in connection with the possible expansion of the business relationship between the parties and/or their Affiliates, including without limitation information relating to the possible execution of service agreements between the parties or Affiliates of the parties relating to services other than those provided for in this Agreement, the possible addition of services to this Agreement and the possible addition of parties to this Agreement, including by way of illustration and not exclusion open-end management investment companies, closed-end management investment companies not traded and not intended to trade in a secondary market, other collective investment legal entities, Portfolios, and state savings programs such as “529 plans”, “ABLE plans” and “Secure Choice” plans (such Confidential Information described in this subsection (E) collectively being the “Transactional Information”; and

(F)	anything designated as confidential, and

(iii)

to any extent not included within clause (i) or clause (ii) above: (A) with respect to BNY, any information within the BNY System accessed by the Fund that is not Company Data (as defined in Schedule C) or any information provided by BNY from within the BNY System that is not Company Data; and (B) with respect to the Fund, Company Data (as defined in Schedule C) and personal information (as defined in Section 5).

(c) Information or data that would otherwise constitute Confidential Information under subsection (b) above,

except for personal information which shall always remain Confidential Information, shall not constitute Confidential Information to the extent it:

(i)	is already known to the receiving party at the time it is obtained;

(ii)	is or becomes publicly known or available through no wrongful act of the receiving party;

(iii)	is rightfully received from a third party who, to the receiving party’s knowledge, is not under a duty of confidentiality;

(iv)	is released by the protected party to a third party without restriction; or

(v)	has been or is independently developed or obtained by the receiving party without reference to the Confidential Information provided by the protected party.

(d) Confidential Information of a disclosing party may be used or disclosed by the receiving party in the circumstances set forth below but except for such permitted use or disclosure shall remain Confidential Information subject to all applicable terms of this Agreement:

(i)	in connection with activities contemplated by this Agreement;

(ii)

as required by law or regulation (including without limitation filings required by the Federal Securities Laws) or pursuant to a court order, subpoena, order or request of a governmental or regulatory or self-regulatory authority or agency, or binding discovery request in pending litigation (provided the receiving party will provide the other party written notice of such requirement or request, to the extent such notice is permitted, and subject to proper jurisdiction, if applicable);

(iii)

in connection with inquiries, examinations, audits or other reviews by a governmental, regulatory or self-regulatory authority or agency, audits by independent auditors or accountants or requests for advice or opinions from counsel; or

(iv)

the information or data is relevant and material to any claim or cause of action between the parties or the defense of any claim or cause of action asserted against the receiving party and is disclosed in formal pleadings, confidential judicial conferences, discovery or dispute resolution proceedings.

(e) Subject to the exceptions in the foregoing subsection (d), each party agrees not to publicly disseminate, broadcast or release Confidential Information of the other party or mutual Confidential Information even if such action otherwise could be construed to be permitted by other provisions of this Section 4; provided, however, a use in strict compliance with subsection (d)(ii) through (d)(iv) shall not constitute a breach of this subsection (e). The parties acknowledge the existence and the terms of this Agreement are required to be publicly disclosed by the Fund pursuant to applicable law.

(f) Each of BNY and the Fund shall restrict disclosure of, access to and use of Transactional Information solely to those persons necessary to evaluate the relevant transaction and who are bound by a written or professional obligation of confidentiality with respect to the Transactional Information. Each of BNY and the Fund shall be responsible and liable for any conduct of a person provided with Transactional Information by them that constitutes a breach of confidentiality under this Section 4 or Section 6.10 of Schedule C.

(g) Sections 4(a) through 4(e) shall survive termination of this Agreement for a period of three (3) years after such termination.

(h) To the extent any Confidential Information (including for avoidance of doubt Transactional Information) provided by BNY constitutes Proprietary Items, or is of a nature that would constitute a Proprietary Item if part of the BNY System, then notwithstanding and in lieu of subsections (a), (c) and (d) of Section 4, the terms of Sections 6.6 and 6.10 of Schedule C shall govern such Confidential Information, except that the return and destroy provisions of Section 6.6 shall apply upon the request of BNY or upon a determination by the Fund or its Affiliates not to engage in the proposed transaction.

5.	Information Security.

(a) Each party hereto acknowledges and agrees that, subject to the reuse and re-disclosure provisions of Regulation S-P, 17 CFR Part 248.11, it shall take commercially reasonable measures to limit disclosure of the non-public personal information of shareholders and former shareholders of the Fund obtained under this Agreement to disclosures appropriate to carrying out the activities contemplated by this Agreement or as otherwise agreed in writing or permitted by law or regulation. BNY will comply with provisions of the Gramm-Leach Bliley Act of 1999 (“GLB Act”) with respect to the personal information of shareholders and former shareholders of the Fund. Except as expressly provided otherwise in this Agreement, “personal information” for purposes of this Agreement has the meaning ascribed to that term in the GLB Act. BNY also agrees to implement and maintain commercially reasonable security measures designed to protect “personal information” as that term is defined in 201 CMR 17.00: Standards For The Protection Of Personal Information Of Residents Of The Commonwealth (“Massachusetts Privacy Regulation”), consistent with the Massachusetts Privacy Regulation and any applicable federal regulations.

(b) During the term of this Agreement BNY shall establish and maintain an information security program in accordance with Schedule F attached hereto which shall be reasonably designed to comply in all material respects with the obligations of BNY, acting as a transfer agent, described in amended Regulation S-P.

(c) Commencing as of the Service Effective Date, upon request by the Fund, BNY shall no more than once per contract year: (i) upon payment of, or an agreement to pay, any applicable reasonable fee, provide the Fund with a copy of its current SOC 1, Type 2 audit report, or substantially equivalent external audit report, prepared in accordance with audit standards then prevalent in the financial industry (such as SSAE 18), for the system utilized by BNY to provide the services hereunder, and (ii) participate in the Fund’s reasonable information security due diligence questionnaire process.

6. Cooperation with Accountants. BNY shall cooperate with the independent public accountants for the Fund and shall take commercially reasonable measures to furnish or to make available to such accountants information relating to this Agreement and BNY’s performance of the obligations hereunder as requested by such accountants and necessary for the expression of their opinion.

7. Ownership Rights. Ownership rights with respect to property utilized in connection with the parties’

use of the BNY System shall be governed by applicable provisions of Schedule C.

8. Disaster Recovery and Business Continuity; Compliance Program. BNY shall maintain or arrange with third parties for back-up facilities (“Back-Up Facilities”) to the primary operations and data centers used by BNY to provide the services (“Primary Facilities”). The Back-Up Facilities will be capable of providing the services to be performed by BNY hereunder in the event an incident to the Primary Facilities significantly interrupts the delivery of a service from that facility. BNY shall maintain (i) a written comprehensive disaster recovery plan providing for continued operation of critical components of the BNY System in the event of a significant interruption in the performance or use of the BNY System, and (ii) a written comprehensive business continuity plan providing for the continued provision of critical services pursuant to Section 3 of this Agreement in the event of a significant disruption to such services, which such plans shall provide, where appropriate to the particular plan, for BNY (a) to maintain the Backup Facilities, (b) perform periodic disaster recovery and business continuity testing, and (c) maintain disaster recovery and business continuity capabilities and procedures that are commercially reasonable for a financial institution. In the event of an equipment failure or service disruption, BNY shall, at no additional expense to the Fund, take reasonable steps to minimize the impact of the equipment failure or service interruptions, including implementing the disaster recovery plan or business continuity plan, or both, in accordance with their terms, including using the Back-Up Facilities to the extent appropriate under such plans. Copies of the executive summary of BNY’s plans, shall be provided to the Funds, at least annually. Upon reasonable request by the Fund, BNY will provide the Fund with a high level summary of the most recent disaster recovery and business continuity test results. In the event of a business disruption that materially impacts BNYs provision of services under this Agreement, BNY will promptly notify the Fund of the disruption and the steps being implemented under the disaster recovery and business continuity plan.

(b) Compliance Program. BNY maintains and will continue to maintain a comprehensive compliance program reasonably designed to prevent violations of the federal securities laws pursuant to Rule 38a-1 under the 1940 Act.

9.	Compensation; Service Accounts, Fund Custodian Matters.

(a) As compensation for services rendered by BNY during the term of this Agreement, the Fund will pay to BNY such fees and charges (the “Fees”) as may be agreed to from time to time and set forth in writing by the Fund and BNY (the “Fee Agreement”).

(b) BNY may establish demand deposit accounts or other accounts in its own name for the benefit of the Fund at BNY Mellon Bank for the purpose of administering funds received by BNY in the course of performing its services hereunder (“Service Accounts”). BNY and BNY Mellon Bank may derive a benefit from the funds placed on deposit with BNY Mellon Bank in Service Accounts due to the availability of the funds for use by BNY Mellon Bank in their business operations and BNY takes that possibility of deriving benefit from such funds into consideration when determining the Fees and other terms set forth in the Fee Agreement. As of the Effective Date, BNY does not receive any balance credits, interest income, dividend income or other money or money-equivalent benefits (“Monetary Benefits”) with respect to Service Accounts but will provide written notice within a reasonable amount of time (“Advance Notice”) to each Fund if that changes. BNY reserves the right to retain any Monetary Benefits related to Service Accounts that may accrue to it or be paid to it in the future as well as the right to transfer amounts between Service Accounts for cash administration purposes.

(c) In connection with BNY’s performance of transfer agency services, the Fund acknowledges and agrees that:

(i)

BNY in its role as transfer agent may be notified of a Fund payment obligation that BNY as transfer agent is expected to satisfy, such as a same-day settlement obligation with the NSCC, by forwarding payment to the NSCC or other obligee but the amount required to satisfy the particular payment obligation of the Fund may exceed the amount of funds then available for transfer in the relevant Service Accounts (such excess amount if transferred by BNY being hereinafter referred to as an “Overdraft Amount”);

(ii)	BNY is not obligated to transfer any funds representing Overdraft Amounts and may in its sole discretion decline without liability hereunder to transfer funds representing Overdraft Amounts;

(iii)

Notwithstanding the absence of an obligation to do so, BNY may elect to transfer funds representing Overdraft Amounts (from sources other than the Service Accounts) as a courtesy to a Fund and to maintain BNY’s good standing with the NSCC and other participants in the financial services industry and that by electing to transfer funds representing Overdraft Amounts BNY does not, even if it has transferred such funds as part of a regular pattern of conduct, waive any rights under this Section 9(c) or assume the obligation it has expressly disclaimed in clause (ii) above and BNY may at any time in its sole discretion and without notice decline to continue to make such transfers;

(iv)

The Fund is at all times obligated to pay to BNY an amount of money equal to the Overdraft Amounts that have not been offset by credits posted to the relevant Service Account subsequent to the transfer of the Overdraft Amount and such amounts are payable, and shall be paid, together with such accrued interest as may be charged by BNY in accordance with the Custody Agreement (as defined in Schedule D), by the Fund immediately upon demand by BNY, except that to the extent the Fund repays outstanding Overdraft Amounts and any accrued interest to BNY pursuant to the eighth paragraph of Schedule D, the Fund’s obligation to repay that amount to BNY pursuant to this Section 9(c)(iv) shall be deemed satisfied; and

(v)

Simultaneously with the execution of this Agreement the Fund will execute the letter agreement attached hereto as Schedule D with BNY as an affiliated third party Institution in which one or more Service Accounts will be established and as the Fund Custodian.

(d) The undersigned hereby represents and warrants to BNY that (i) the terms of this Agreement, (ii) the fees and expenses associated with this Agreement, and (iii) any benefits accruing to the adviser or sponsor to the Fund in connection with this Agreement, including but not limited to any fee waivers, conversion cost reimbursements, up-front payments, signing payments or periodic payments made or to be made by BNY to such adviser or sponsor or any affiliate of the Fund relating to the Agreement have been fully disclosed to the Board and that, if required by applicable law, such Board has approved or will approve the terms of this Agreement, any such fees and expenses, and any such benefits.

(e) No termination of this Agreement shall cause, and no provision of this Agreement shall be interpreted in any manner that would cause, BNY’s right to receive payment of its fees and charges for services actually performed hereunder, and the Fund’s obligation to pay such fees and charges, to be barred, limited, abridged, conditioned, reduced, abrogated, or subject to a cap or other limitation or exclusion of any nature.

(f) Provisions of this Agreement providing for BNY to receive commercially reasonable compensation or fees and reimbursement of expenses from the Fund for services or a course of conduct it might perform supplemental to the services expressly provided for herein or in circumstances outside the ordinary course of business shall not be diminished to any degree solely due to such compensation, fees and reimbursable expenses not being expressly provided for in the Fee Agreement.

(g) In the event the Fund or any class, tier or other subdivision of the Fund is liquidated, ceases operations, dissolves or otherwise winds down operations (“Dissolution Event”) or effects a final distribution to shareholders (a “Final Distribution”), the Fund shall be responsible for paying to BNY all fees and reimbursing BNY for all reasonable expenses associated with services to be provided by BNY in connection with the Dissolution Event or Final Distribution, whether provided pursuant to a specific request of the Fund or provided by BNY due to industry standards or due to obligations under applicable law or regulation by virtue of the services previously performed for Fund (“Final Expenses”). The Fund shall (i) as promptly as practicable notify BNY in reasonable detail of actions taken by its Board with respect to any Dissolution Event or Final Distribution or any significant aspect of a Dissolution Event or Final Distribution, and furnish BNY with copies of materials filed with the SEC or other applicable regulatory authority or distributed to shareholders with respect to a Dissolution Event or Final Distribution, (ii) calculate, set aside, reserve and/or withhold from the Final Distribution or from any distribution subsequent to Board approval of the Dissolution Event or Final Distribution all amounts necessary to pay the Final Expenses and shall notify BNY as far in advance as practicable of any deadline for submitting materials appropriate or necessary for the determination of such amounts, and (iii) provide sufficient staff or make other accommodations to ensure timely payment of Final Expenses as they come due.

10.	Instructions.

(a)

Where BNY is required under this Agreement to take action only upon instructions, BNY shall do so upon receipt of Instructions which may be standing Instructions. Any Instructions given to BNY shall bind the Investment Company, Shareholder or a Fund, as applicable.

(b)

The Investment Company acknowledges and agrees that: (i) any Authorized Person is authorized to give Instructions to BNY for the purposes of this Agreement and BNY shall be entitled to deal with any Authorized Person until notified otherwise pursuant to Instructions; (ii) BNY shall rely on the authenticity of the signatures and Instructions given, purported to be given or are otherwise authenticated; and (iii) the Investment Company shall ensure that all Authorized Persons safeguard and treat with utmost care any user and authorization codes, passwords and authentication keys used in connection with the issuance of Instructions.

(c)	Unless otherwise provided in this Agreement, an Instruction continues in full force and effect until specifically cancelled or superseded by a subsequent Instruction.

(d)

Notwithstanding any other provision of this Agreement, Instructions, directions and other communications provided under this Agreement may be given to BNY by letter, or other electronic or electro-mechanical means deemed acceptable by BNY, including the use of applications or portals supported by BNY, subject to such additional terms and conditions BNY may require.

(e)

BNY may in its sole discretion decline to act upon any Instructions that do not comply with requirements set forth in Section 10 or that conflict with applicable law or regulations or BNY’s operating policies and practices, in which event BNY will notify the Investment Company or Fund.

11.	Terms Relating to Liability.

(a) BNY’s sole and exclusive monetary liability to the Fund (and all persons claiming through or for the Fund) under this Agreement shall be for money damages (i) that result from BNY’s breaches of the Agreement or intentional misconduct, reckless disregard of its duties, fraud or negligence in the performance of an obligation under this Agreement (“Liable Conduct”), and (ii) that are not excluded by another provision of this Agreement.

(b) BNY’s maximum aggregate cumulative monetary liability to the Fund and all persons or entities claiming through the Fund, considered as a whole, for all loss, cost, expense, damages, liabilities and obligations under or related to this Agreement or the services hereunder (“Damages”), the recovery of which is not excluded by another provision of this Agreement, shall not exceed (i) the Fees actually paid to BNY by the Fund for services provided hereunder during the twenty-four (24) calendar months immediately preceding the last Loss Date; or (ii) if the last Loss Date occurs prior to the completion of twenty-four (24) full calendar months following the Service Effective Date, the greater of (A) all Fees paid with respect services rendered during the full calendar months that have elapsed subsequent to the Service Effective Date (“Elapsed Months”), or (B) the average monthly amount of Fees paid during the Elapsed Months multiplied by 24; provided, however, that such limitation of liability shall not be applicable to any act or omission of BNY or any Affiliate of BNY constituting intentional misconduct, reckless disregard of its duties, gross negligence or fraud in the performance of this Agreement. The maximum aggregate cumulative liability of BNY, with respect to Damages arising in connection with this Agreement, as specified by this Section 11(b) is referred to herein as the “General Damage Cap”.

(c) Notwithstanding any other provision, and for all purposes, of this Agreement:

Neither party nor its Affiliates shall be liable for any Loss (including Loss caused by delays, failure, errors, interruption or loss of data) or breach hereunder occurring directly or indirectly by reason of any event or circumstance, whether foreseeable or unforeseeable, which despite the taking of commercially reasonable measures is beyond its reasonable control, including without limitation: extraordinary forces of nature and natural disasters, such as floods, hurricanes, severe storms (storms with one or more severely destructive forces comparable to hurricane but not meeting technical hurricane criteria), tornados, earthquakes and wildfires;

national or local states of emergencies; epidemics; action or inaction of civil or military authority; war, terrorism, riots or insurrection; criminal acts; job action by organized labor; building or area evacuations ordered by lawful authority; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; denial of service attacks; non-performance by third parties (other than subcontractors of BNY for causes other than those described herein); or functions or malfunctions of the internet, firewalls, encryption systems or security devices caused by any of the foregoing (all and any of the foregoing being an “Event Beyond Reasonable Control”); provided that in all cases BNY maintains a disaster recovery and business continuity plan in accordance with Section 8 and, in the event of the occurrence of an Event Beyond Reasonable Control, BNY, in its sole discretion, implements such disaster recovery and business continuity plan. Upon the occurrence of an Event Beyond Reasonable Control, the affected Party shall contact the other Party as soon as reasonably practicable and shall be excused from any non-performance caused by the Event Beyond Reasonable Control for so long as the Event Beyond Reasonable Control or damages caused by it prevail and such party continues to use commercially reasonable efforts to attempt to perform the obligation so impacted, including invoking disaster recovery or business continuity plans when applicable.

(d) BNY shall not be liable for any Loss arising out of any action, omission or conduct of any prior service provider of the Fund occurring prior to the Effective Date or for any failure to discover any action, omission or conduct of any prior service provider of the Fund that caused or could cause Loss.

(e) Notwithstanding any other provision of this Agreement, except to the extent a provision may expressly provide for indemnification of all Loss, in which case indemnification for all Loss shall be permitted, in no event shall a party to this Agreement, its Affiliates or any of its or their directors, officers, employees, agents or subcontractors be liable under the Agreement under any theory of tort, contract, strict liability or other legal or equitable theory for lost profits, for exemplary, punitive, special, incidental, indirect or consequential damages, or for any other losses which are not direct damages regardless of whether such losses or damages were or should have been foreseeable and regardless of whether any entity or person has been advised of the possibility of such losses or damages, all and each of which such loss is hereby excluded by agreement of the parties.

(f) Upon the actual knowledge by a party of the occurrence of any event which might cause any Loss to the other party, the party with such knowledge shall, as soon as reasonably practicable: (i) notify the other party of the occurrence of such event and (ii) use commercially reasonable efforts to take reasonable steps under the circumstances to mitigate damages for which the other party may become responsible.

(g) Each party shall have a duty to take reasonable measures to mitigate damages for which the other party may become responsible. BNY shall be permitted to pursue recovery of amounts paid by BNY to persons not entitled to such amounts or payments, including through all available legal remedies, and the Fund agrees to cooperate with BNY (at BNY’s expense and request).

(h) With respect to securities data, files, reports, information and research furnished to BNY by third parties (not delegated duties, subcontracted or otherwise engaged by BNY to perform the services hereunder on its behalf) and included in the BNY System (“Securities Data”), the Fund acknowledges that BNY makes no warranty concerning the Securities Data and BNY disclaims all responsibility for the Securities Data, including its content, accuracy, completeness, availability or timeliness of delivery, and BNY shall not be liable for Loss caused by Errant Securities Data (as defined below); provided, however, with respect to transaction activity communicated to BNY by the DTCC or NSCC, BNY will maintain commercially reasonable processes and procedures to detect and attempt to resolve rejected transactions. “Errant Securities Data” means Securities Data not being provided to BNY with the content and at the time which is standard for the industry or which is required for or used in the performance of any service provided for in the Agreement.

(i) If BNY becomes aware of a matter that involves a signature guarantee, signature validation, or any other guarantee or certification regarding a signature, document or instrument, a fraudulent signature, document or instrument, a document or instrument that is alleged to be fraudulently procured, tendered or negotiated, any other matter involving a payment instrument, a payment or funds transfer system, or a payment clearance system, and any other matter that may give rise to a claim for recovery under applicable law or regulation or the rules of an industry utility (such as the NSCC or NACHA), BNY will take commercially reasonable measures to investigate the facts of the matter and upon the conclusion of the investigation provide to the Fund with access to all materials and information gathered during the investigation not subject to a confidentiality obligation to third parties and thereafter, as between the Fund and BNY, any further action on behalf of the Fund or a shareholder in connection with the matter investigated shall be the sole and exclusive responsibility of the Fund. BNY shall cooperate reasonably to provide information in its possession at the time in any ongoing investigation conducted by the Fund into such matters.

(j) BNY shall be entitled to reasonably rely on, and engage in conduct based upon, its reasonable interpretation of “Legal Authority” (which is hereby defined to mean all laws and all regulations, rules, legal process and other acts and communications of an official nature of governmental, quasi-governmental bodies, regulatory and self-regulatory bodies) and the analysis and advice of legal counsel, including such reliance and conduct in circumstances when available Legal Authority is in conflict or does not provide unambiguous precedent or guidance. BNY may reasonably rely and act in accordance with the analysis and advice of legal counsel that is reasoned notwithstanding the existence or availability of a differing legal analysis or advice or of different interpretations. For the avoidance of doubt, such conduct is included within the conduct described in clause (b) of Section 12(a) and the rights described in Section 12(a) apply in the event the Fund requests that BNY engage in conduct other than in accordance with BNY’s reasonable interpretation of Legal Authority or reasoned legal analysis or legal advice and BNY engages in such conduct.

(k) In connection with any dispute or action between the parties to this Agreement , unless recovery of legal fees or expenses is expressly provided for by a particular provision: no party to this Agreement shall be liable to any other party to this Agreement for any costs or expenses of any nature related to legal counsel, legal representation or legal action, including without limitation costs and expenses associated with litigation, threatened litigation and dispute resolution, court costs and costs of arbitration, discovery, experts, settlement and investigation that arise in connection with any claim, indemnification right, action or demand made or sought under this Agreement; each party shall bear its own such costs and expenses.

(l) (1) Any Loss incurred by any party to the Agreement or its Affiliates or any other party, including a current or former Fund shareholder, as a result of fraud by a Shareholder or other person, including without limitation Loss incurred in connection with any one or more of the events or circumstances described immediately below (“Fraud Loss”), shall, as between BNY and the Fund, be the responsibility and liability of the Fund, if in connection with all related purchase and/or redemption transactions BNY processed such purchase and/or redemption in accordance with the terms hereof and complied in all material respects with the Written Procedures applicable to such transactions (“Applicable Procedures”):

(i)

The acceptance, processing, negotiation or crediting to an account of a payment for the purchase of Shares (whether a check, permissible cash equivalent, ACH transfer, wire transfer or other permissible payment instrument or method) that is (A) subsequently determined or claimed to be fraudulent, unauthorized or otherwise invalid, (B) an electronic funds transfer that is returned, reversed, reclaimed or otherwise withdrawn, or (C) an instrument that is dishonored, rejected or returned after the Fund’s hold period on new purchases expires;

(ii)

Multiple deposit, negotiation or other taking possession of the proceeds of a distribution, such as (A) the remote deposit of a check through a “smart phone” or other mobile check-depositing application combined with the cashing of the same check at a check cashing agency, or (B) a shareholder reporting a distribution check as lost, stolen or missing combined with a request for a replacement payment by electronic funds transfer followed by the cashing at a check cashing agency of the check reported lost, stolen or missing; or

(iii)

The receipt in good order and the processing of instructions, whether oral, written, electronic, sent via Internet, automated voice or by other permissible means, regarding the redemption of shares in an account and the distribution of the proceeds of that redemption or any other financial or maintenance transaction, including without limitation changing the bank account of record, that are subsequently claimed to have been given by someone not authorized to issue instructions for that account (including, for avoidance of doubt, instructions given by persons misrepresenting themselves as an account owner or other authorized person who accurately presents required security data elements or otherwise satisfies or complies with security and identity verification protocols);

(2) To the extent BNY does not follow the Applicable Procedures in all material respects BNY shall be liable for that portion of the Fraud Loss not otherwise excluded by this Agreement arising from such conduct. In the event Fraud Loss is incurred by BNY or its Affiliates and not excludable pursuant to the immediately preceding sentence, the Fund agrees to reimburse BNY within a reasonable period following its receipt of a request from BNY and reasonable evidence of the Fraud Loss.

(m)	This Section 11 shall survive termination of this Agreement.

12.	Indemnification.

(a) Each Fund agrees to indemnify, defend and hold harmless BNY and its affiliates in connection with any and all Claims which may be asserted against BNY, and any Losses sustained or incurred by BNY in connection with such Claims, in connection with this Agreement or the services it provides pursuant to the Agreement, and the respective directors, trustees, officers, agents and employees of each, from all Loss related to any Claim (including claims asserted by a Fund) and arising directly or indirectly from: (a) conduct of the Fund or a Fund contractor, subcontractor or prior or current service provider in connection with activities contemplated by the Agreement (other than in each case Losses that result from the breach of any Affiliate of BNY of such Affiliate’s agreement with the Fund); (b) conduct of BNY as agent of the Fund in performing its responsibilities hereunder in accordance with the Standard of Care and not involving Liable Conduct, including in acting in accordance with any Instructions; and (c) a Fund Error or Errant Securities Data. BNY shall have no liability to the Fund or any person claiming through or for the Fund for any Loss caused in whole or in part by any conduct described in the preceding sentence.

(b) Subject to the limitations of liability contained in this Agreement, including, without limitation, Section 11 and Section 12(c) below, BNY shall indemnify and hold the Funds and their respective directors, trustees, officers, agents and employees harmless from and against any and all Damages, in each case, which are incurred by the Fund arising out of BNY’s or a BNY Affiliate’s Liable Conduct; provided, however, BNY shall not indemnify any Fund for any Damages arising out of the Fund’s, or its respective directors’, trustees’, officers’, agents’ and employees’, negligence, bad faith, fraud, reckless disregard of its duties hereunder, or willful misconduct. The Fund shall have no liability to BNY or any person claiming through or for BNY for any Damage or Loss solely caused by any Liable Conduct or failure to meet BNY’s Standard of Care.

(c) BNY and each Fund agree that to the extent that BNY or any BNY Affiliate providing services hereunder would otherwise be liable under Section 12(b) above to a Fund, in no event shall BNY’s and such BNY Affiliate’s total maximum aggregate liability under this Section 12 for indemnification, whether based on a claim in contract or in tort, law or equity, for any reason and upon any cause of action whatsoever, exceed twelve (12) months’ fees (based on the fees paid by the applicable Fund for the services provided pursuant to this Agreement during the preceding 12 month period immediately preceding the Loss Date of the event giving rise to the Damages).

(d) This Section 12 shall survive termination of this Agreement.

13.	Duration and Termination.

(a) This Agreement shall be effective on the Effective Date and continue, unless validly terminated pursuant to this Section 13 prior thereto, until the date which is the seventh (7th) anniversary of the Service Effective Date (the “Initial Term”).

(b) (1) This Agreement shall automatically renew on the final day of the Initial Term and the final day of each Renewal Term for additional one-year terms (each such additional term being a “Renewal Term”), unless the Funds acting collectively, on one hand, or BNY, on the other hand, gives written notice to the other party of its intent not to renew and such notice is received by the other party not less than ninety (90) days prior to the expiration of the Initial Term or the then-current Renewal Term (a “Non-Renewal Notice”). In the event a party provides a Non-Renewal Notice, this Agreement shall terminate on the last day of the Initial Term or Renewal Term, as applicable, or, if later and applicable, the later of the day substantially all Services cease to be provided (for avoidance of doubt, other than Trailing Services) or the date the Deconversion (or final Deconversion if more than one) is completed.

(2) In connection with a termination occurring pursuant to a Non-Renewal Notice or pursuant to a termination notice received under Section 13(c) or 13(d), if Deconversion Services are requested by the Fund BNY shall make commercially reasonable efforts to perform the requested Deconversion Services as of the dates reasonably requested by the Fund, subject to BNY’s existing work and project schedules and the availability of personnel with requisite expertise, and subject to the condition precedent that all parties reasonably expected to receive confidential or proprietary information or intellectual property of BNY in connection with the Deconversion execute a non-disclosure agreement with respect to such information and property satisfactory to BNY. BNY shall not be obligated to perform Trailing Services or Deconversion Services in connection with a termination occurring pursuant to Section 13(f) or a termination pursuant to Section 13(c) due to a failure to pay Fees or Reimbursable Expenses.

(c) If a party (BNY or any Fund) materially breaches this Agreement (a “Defaulting Party”) the other party (on one hand, BNY; on the other hand, the Funds acting collectively) (the “Non-Defaulting Party”) may give written notice thereof to the Defaulting Party (BNY or the Funds collectively) (“Breach Notice”), and if such material breach shall not have been remedied within thirty (30) days after the Breach Notice is given, then the Non-Defaulting Party may terminate this Agreement by giving written notice of termination to the Defaulting Party (“Breach Termination Notice”), in which case this Agreement shall terminate on the 30th day following the date the Breach Termination Notice is given, or such later date as may be specified in the Breach Termination Notice (but not later than the last day of the Initial Term or then-current Renewal Term, as appropriate), or, if later and applicable, the later of the day substantially all Services cease to be provided (for avoidance of doubt, other than Trailing Services) or the date the Deconversion (or final Deconversion if more than one) is completed. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

(d) (1) Notwithstanding any other provision of this Agreement but subject to Section 13(d)(4) below, if prior to the expiration of, as appropriate, the Initial Term or the then-current Renewal Term, due to a Change of Control or any other reason, the Fund gives notice to BNY terminating this Agreement other than pursuant to Section 13(b)(1), 13(c), or 13(f), or gives notice to BNY terminating BNY as the provider of any Service, or a Constructive Termination occurs (individually and collectively, an “Early Termination”), the following terms shall apply:

(i)

Before the earlier to occur of the effective date of the Early Termination or the commencement date of any significant Deconversion Services, the Fund shall pay to BNY an amount equal to all fees and other charges and amounts that would be due under the Fee Agreement (excluding Reimbursable Expenses if not to be incurred) from such payment date through the expiration of, as appropriate, the Initial Term or the then-current Renewal Term as if services had been performed by BNY and accepted by the Fund during such period in accordance with the Agreement (“Early Termination Fee”). The Early Termination Fee shall be calculated using the average of the monthly fees and other charges and amounts due to BNY under this Agreement during the last three full calendar months immediately preceding, as applicable, the date BNY receives the notice of Early Termination or the date the Constructive Termination occurs, multiplied by the mixed number consisting of the whole and fractional months between, as applicable, the effective date of the Early Termination or date the Constructive Termination occurs, and the expiration date of, as applicable, the Initial Term or the then-current Renewal Term.

(ii)

If the Fund gives notice of Early Termination, or a Constructive Termination occurs, after expiration of the notice period specified in Section 13(b)(1), all preceding references in this Section 13(d) to “expiration of, as appropriate, the Initial Term or the then-current Renewal Term” shall be deemed to mean “expiration of the Renewal Term immediately following, as appropriate, the Initial Term or the then-current Renewal Term.”

(iii)

Company expressly acknowledges and agrees that the Early Termination Fee is not a penalty but a reasonable payment in connection with a termination of services before the receipt of the compensation upon which the fees, costs and expenses, resource commitments and other planning matters related to the Agreement were based and for the costs related to an early decommissioning and redeployment of resources.

(iv)

In the event of an Early Termination, this Agreement will terminate with respect to the affected Funds (or all Funds, if appropriate) on the last to occur of the date contained in a notice of Early Termination, the day substantially all Services cease to be provided (for avoidance of doubt, other than Trailing Services) or the date the Deconversion (or final Deconversion if more than one) is completed.

(2) Notwithstanding any other provision of this Agreement, if all Fund Shares in a Shareholder account, or a substantial portion of Fund Shares in a Shareholder account, are redeemed or repurchased by the Fund for cash or in-kind assets by or at the direction, coordination or inducement of the investment advisor to the Fund, the Fund distributor, the Fund sponsor, or an Affiliate of any of the foregoing (each a “Related Person”), and the proceeds of the redemption or repurchase are subsequently used to purchase interests, shares or units in a collective investment vehicle with investment goals or investment holdings substantially similar to the Fund serviced by another transfer agency service provider (including without limitation a Related Person or the Fund acting on its own behalf) (a “Removed Account”), the Fund will be deemed to have caused an Early Termination with respect to the Removed Accounts as of the day immediately preceding the first such redemption or repurchase and the Fund shall pay BNY within 30 days of such date an Early Termination Fee calculated as if the Removed Accounts constituted a “Fund” (“Removed Account Fee”).

(3) In the event Section 13(d)(1) becomes applicable due to a termination of this Agreement by a Fund and less than all Funds terminate this Agreement, or in the event Section 13(d)(1) becomes applicable due to a termination of Services and less than all Services are terminated with respect to all Funds, or in the event Section 13(d)(2) becomes applicable due to Removed Accounts, then, in addition to the payments required by such circumstances, at BNY’s option, either (i) all Funds will be deemed to have caused an Early Termination of this Agreement resulting in all Funds owing BNY the Early Termination Fee specified in Section 13(d)(1)(ii) on a date specified by BNY and provided to the Funds in a notice of termination delivered to the Funds at least 90 days in advance of such selected date, or (ii) this Agreement will remain in full force and effect with respect to all Funds and services not terminated and all non-Removed Accounts. In the event BNY delivers the notice described in clause (i), this Agreement will terminate on the last to occur of the payment date specified in such notice, the day substantially all Services cease to be provided (for avoidance of doubt, other than Trailing Services) or the date the Deconversion (or final Deconversion if more than one) is completed.

(4) For clarification with respect to this Section 13(d), the consolidation or merger of one Fund into another Fund shall not constitute a termination (or Constructive Termination) of this Agreement by the Fund consolidated or merged into another Fund, and the liquidation of a Fund shall not constitute a termination (or Constructive Termination) of this Agreement by the Fund.

(e) (1) In connection with any termination of this Agreement, whether with respect to the Fund alone or in conjunction with other Funds, the Fund shall pay to BNY the amounts described in clauses (A) and (B) below not later than the “Payment Date”, which is hereby defined to mean (i) the effective date of the termination of the Agreement or Service (whether such date is determined by the sending of a Non-Renewal Notice, by designation of a date in a notice of termination or due to the occurrence of a Constructive Termination), or, (ii) if either of the following, or both, should occur before such effective date of termination, the date that either of the following first occurs: (aa) the date of cessation of a substantial portion of the Services, or (bb) the date that a Deconversion is scheduled to commence:

(A)

any Fees and Reimbursable Expenses that may be owed by the Fund pursuant to Section 9(a) for services performed by BNY pursuant to the Agreement through and including the Payment Date (whether already invoiced, pending invoice or estimated in good faith);

(B)	the amount estimated in good faith by BNY (“Good Faith Estimate”) for:

(I)

any services to be provided by BNY following the Payment Date that may relate to a cessation of operations or the winding up of the affairs of the Fund or a termination of the Agreement, including by way of example and not limitation, answering general shareholder inquiries, furnishing historical shareholder account information to authorized parties, providing tax services with respect to transactions occurring before the termination such as the filing of final tax forms, maintaining a Service Account for checks not yet cleared, and compliance with record retention requirements (“Trailing Services”), at the fees set forth in the Fee Agreement or, if applicable fees are not provided for therein, at commercially reasonable rates, and

(II)	the reasonable out-of-pocket expenses expected to be incurred in performing the Trailing Services (“Reimbursable Trailing Expenses”); and

(III)

if BNY is requested to perform any Deconversion Services (as defined below): (I) fees and charges of BNY for such Deconversion Services at the rates set forth in the Fee Agreement or, if applicable fees are not provided for therein, fees at commercially reasonable rates, and (II) amounts to reimburse BNY for any reasonable out-of-pocket expenses reasonably expected to be incurred in performing the Deconversion Services. “Deconversion Services” means a Deconversion and any and all other measures taken and conduct engaged in by BNY associated with any transfer or movement of files, records, materials or information or a conversion thereof, including but not limited to the transfer, movement or duplication of any files, records, materials or information and any conversion of such from the formats and specifications of the BNY System to the formats and specifications of a successor service provider or as otherwise specified by the Funds. BNY’s obligation to perform any Deconversion Services is expressly conditioned on the prior performance by the Funds, to BNY’s reasonable satisfaction, of their obligations under Section 3(a)(12)(C)(ii).

(2) For avoidance of doubt: to the extent BNY performs any services pursuant to Section 3 or Schedule C of the Agreement subsequent to the Payment Date, the Fund shall pay for such services upon being invoiced for such services in accordance with the terms of the invoice. In addition, to the extent Services are performed during a period for which an Early Termination Fee has been paid, the amount of Early Termination Fee paid for that period shall be applied as credit against the fees and other charges and amounts owed by the Fund for such period.

(3)	Within 120 days following the Deconversion (or final Deconversion if more than one):

(A)

BNY shall determine any (i) amounts payable by the Fund for services provided pursuant to Section 3 or Schedule C of the Agreement that have not been paid, (ii) amounts payable by the Fund for Trailing Services, for reimbursement of reasonable out-of-pocket expenses incurred in performing the Trailing Services, for Deconversion Services and for reimbursement of reasonable out-of-pocket expenses incurred in performing the Deconversion Services that have not been paid by the Fund, whether or not included in whole or in part in the Good Faith Estimate, and (iii) amounts paid by the Fund pursuant to Sections 13(e)(1)(B) and 13(e)(2) in excess of amounts actually owed by the Fund to BNY for the services indicated therein; and

(B)	BNY shall net the amounts determined in accordance with clause (A) above and notify the Fund whether BNY owes money to the Fund or the Fund owes money to BNY and the amount owed; and

(4) Within thirty (30) days following the invoice provided Section 13(e)(3)(B), BNY will pay the Fund any amount it owes the Fund and the Fund shall pay BNY any amount it owes BNY.

(f) Subject to applicable law:

A party hereunder is an “Insolvent Party” if it: (i) commences as debtor any case or proceeding under any bankruptcy, insolvency or similar law, or if there is commenced against it any such case or proceeding; (ii) commences as debtor any case or proceeding seeking the appointment of a receiver, conservator, trustee, custodian or similar official for itself or for any substantial part of its property or if there is commenced against it any such case or proceeding; (iii) makes a general assignment for the benefit of creditors; or (iv) states in any medium, written, electronic or otherwise, any public communication or in any other public manner its inability to pay debts as they come due. Notwithstanding any other provision of this Agreement, upon the happening of any event or circumstance making a party an Insolvent Party (an “Insolvency Event”), the other party hereunder (the “Solvent Party”) may in its sole discretion terminate this Agreement immediately (and, for clarification, in the event of a termination hereunder effected by BNY, immediately cease providing all services) by sending notice of termination to the Insolvent Party. The Solvent Party may exercise its termination right under this Section 13(f) at any time following the occurrence of the Insolvency Event notwithstanding that the Insolvency Event may cease to be continuing prior to such exercise, and any delay in exercising this right shall not be construed as a waiver or other extinguishment of that right. Any exercise by the Solvent Party of its termination right under this Section 13(f) shall be without any prejudice to any other remedies or rights available to the Solvent Party and shall not be subject to any fee or penalty, whether monetary or equitable. Notwithstanding clause (iii) of Section 16, notice of termination under this Section 13(f) shall be considered effective when sent.

(g) References in this Agreement to a termination of the Agreement on or as of a particular day or date, unless specifically stated to be otherwise, means that termination occurs at 11:59 PM on the particular day or date.

(h) Without limiting the generality of the foregoing, in the event any BNY Service Agreement is terminated in whole or in part by the Investment Company or some or all of the Funds, notwithstanding anything in this Section 13 to the contrary, BNY shall have the right to terminate this Agreement by giving to the Investment Company and the Funds a notice in writing specifying the date of such termination, which will not be less than ninety (90) days after the date of such notice; provided, however, the events described in Section 13(d)(4) above shall not be deemed to constitute the termination of a BNY Service Agreement for purposes of this Section 13(h).

(i) Any termination of this Agreement or Services must occur in accordance with the provisions of this Section 13.

14.	Policies and Procedures.

(a) BNY shall perform the services provided for in this Agreement in accordance with applicable law and in accordance with the comprehensive written policies, processes, procedures, manuals, documentation and other operational guidelines of BNY governing the performance of the services in effect at the time the services are performed, which are in compliance with applicable law or regulations, rules of the DTCC, NSCC or similar service providers or governmental, regulatory or self-regulatory authority (“Standard Procedures”). BNY may embody in its Standard Procedures, including Standard Procedures for determining whether an instruction it receives is “in good order” (“IGO”) or is “not in good order” (“NIGO”), and act in reliance on: a reasoned course of conduct, conduct it reasonably determines to be commercially reasonable or conduct consistent with generally accepted industry practices, principles or standards (“Industry Standard”). Likewise, when in connection with a providing a service, including IGO and NIGO determinations, BNY is required to engage in conduct for which it does not have a Standard Procedure or Standard Procedures only partially address the facts and circumstances of a particular issue, BNY may engage in and act in reliance on: a reasoned course of conduct, conduct it reasonably determines to be commercially reasonable or conduct consistent with Industry Standards. In making the decisions described in the foregoing sentences BNY may rely on such information, data, research, analysis and advice, including legal analysis and advice, as it reasonably determines appropriate under the circumstances. For clarification: the published guidelines of the Securities Transfer Association shall constitute an Industry Standard on the subject matter addressed therein. BNY may revise the Standard Procedures in accordance with the provisions of this Section 14(a).

(b) (1) Notwithstanding any other provision of this Agreement, in the event facts, circumstances or conditions exist or events occur which would require a service to be provided hereunder other than in accordance with BNY’s Standard Procedures, or if BNY is requested by the Fund, or a third party authorized to act for the Fund, to deviate from a Standard Procedure in connection with the performance of a service hereunder or institute a service or procedure with respect to which there is no Standard Procedure (collectively, a “Non-Standard Procedure”), then BNY will engage in a Reasoned Consideration.

(2) A Non-Standard Procedure that BNY agrees to implement in a written instrument executed by the Fund and BNY is referred to herein as an “Exception Procedure” and BNY shall obligated to perform a Non-Standard Procedure only to the extent expressly provided for in an Exception Procedure. For the avoidance of doubt, conduct engaged in pursuant to an Exception Procedure is included within the conduct described in clause (b) of Section 12(a). Upon not less than thirty (30) days advance written notice to the Fund BNY may terminate an Exception Procedure for a Bona Fide Reason.

(c) In the event that Fund requests documentation, analysis or verification in whatsoever form regarding the commercial reasonableness or industry acceptance of conduct provided for in a Standard Procedure, BNY will cooperate to furnish such materials as it may have in its possession at the time of the request without cost to the Fund, but the Fund agrees to reimburse BNY for all out of pockets costs and expenses incurred, including the costs of legal or expert advice or analysis, in obtaining additional materials in connection with the request.

(d) If in the course of acting in accordance with an Exception Procedure, BNY encounters questions, issues or uncertainty of a legal or other nature as to the appropriate course of conduct under the Non-Standard Procedure, the Fund agrees that any expenses incurred by BNY in consulting with third parties, such as, without limitation, attorneys, auditors or accountants, to resolve the questions, issues or uncertainty shall be the responsibility of the Fund to be paid upon being invoiced by BNY. Prior to engaging any such third party BNY shall advise the Fund it is doing so and the Fund shall have the option of obtaining such consulting services on its own from consultants reasonably satisfactory to BNY and providing the results to BNY. For the avoidance of doubt, conduct engaged in pursuant to this Section 14(d) is included within the conduct described in clause (b) of Section 12(a).

15. Standard of Care; Representations. BNY hereby agrees to act under this Agreement at all times in accordance with the standards of care described below and represents and warrants to the Funds, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(a) It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(b) This Agreement has been duly authorized, executed and delivered by BNY in accordance with all requisite action and constitutes a valid and legally binding obligation of BNY, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(c) It is conducting its business and acting at all times, including pursuant to any Written Procedures, in compliance in all material respects with applicable laws and regulations applicable to the services provided hereunder, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement;

(d) It is a registered transfer agent under the 1934 Act; and

(e) BNY shall act in good faith and exercise reasonable care in the performance of its duties under this Agreement consistent with its activities as transfer agent, shareholder servicing and dividend disbursing agent (the “Standard of Care”).

16.	Notices. Notices permitted or required by this Agreement shall be in writing and:

(i)	addressed as follows, unless a notice provided in accordance with this Section 16 shall specify a different address or individual:

(A)	if to BNY, to BNY Mellon Investment Servicing (US) Inc., c/o The Bank of New York Mellon, 240 Greenwich Street, New York, New York 10286, Attention: Legal Department – Asset Servicing; and

(B)	if to the Fund, at DoubleLine Funds Trust, 2002 N. Tampa St., Suite 200, Tampa, FL 33602, Attention: Operations;

(ii)

delivered: by hand (personal delivery by an Authorized Person to addressee); private messenger, with signature of recipient; U.S. Postal Service (with return receipt or other delivery verification provided); overnight national courier service, with signature of recipient; and

(iii)	deemed given on the day received by the receiving party.

17.	Amendments.

(a) This Agreement, or any term thereof, including without limitation the Schedules hereto, may not be amended, changed, modified, supplemented, rescinded, terminated, cancelled, or discharged orally or in any other manner except by an agreement signed by the Parties set out in writing, excluding emails, specifically referencing that it is, as applicable, an amendment, change, modification, or supplement to or rescission, termination, cancellation, or discharge of this Agreement.

(b) Notwithstanding subsection (a) above, in the event an officer of the Investment Company or other person acting with apparent authority on behalf of the Investment Company requests in writing, including by email, that BNY perform some or all of the services provided for in this Agreement for a Portfolio not listed on Schedule B, as amended, and such Portfolio accepts such services and the relevant Investment Company, Portfolio or other party pays amounts provided for in the Fee Agreement as Fees and Reimbursable Expenses, then in the absence of an express written statement to the contrary, documented in accordance with subsection (a) above, such services are provided in accordance with the terms of this Agreement, Schedule B is deemed amended to include the particular Portfolio and the Portfolio shall be bound by the terms of this Agreement with respect to all matters addressed herein, except that BNY may at any time thereafter terminate such deemed amendment to this Agreement, and terminate services to such Portfolio, if within 60 days of the first such acceptance of services by the Portfolio the Investment Company and BNY do not execute an written amendment to Schedule B on terms mutually acceptable to BNY and the Investment Company in their respective sole discretion. BNY and the Investment Company each reserve the right to negotiate terms appropriate to such additional Portfolios which differ from the terms herein.

18. Assignment; Subcontracting. Except as expressly provided in this Section 18, no party may assign, transfer or delegate this Agreement, or assign or transfer any right hereunder or assign, transfer or delegate any obligation hereunder, without the written consent of the other party and any purported assignment, transfer or delegation in violation of this Section 18 by a party shall be voidable at the option of the other party. For clarification: “assign,” “transfer” and “delegate” as used in the foregoing sentence are intended to mean conveyances, whether voluntary or involuntary, whether by contract, a sale of a majority or more of the assets, equity interests or voting control of a party, merger, consolidation, dissolution, insolvency proceedings, court order, operation of law or otherwise, which fully and irrevocably vest in the assignee, transferee or delegatee, as applicable, some or all rights and/or obligations under the Agreement and fully and irrevocably divest the assignor, transferor or delegator, as applicable, of some or all rights and/or obligations under the Agreement. Notwithstanding the foregoing, and without the prior written consent of any party: To the extent appropriate under rules and regulations of the NSCC, BNY may satisfy its obligations with respect to services involving the NSCC through an Affiliate that is a member of the NSCC by delegation or subcontracting; BNY may assign, transfer and delegate this Agreement to an Affiliate and assign, transfer and delegate this Agreement in connection with a sale or transfer of a majority or more of its assets, equity interests or voting control, provided that BNY gives the Investment Company sixty (60) days’ prior written notice of such assignment, transfer or delegation, such assignment, transfer or delegation does not impair the Investment Company’s receipt of services under this Agreement in any material respect, and the assignee, transferee or delegatee agrees to be bound by all terms of this Agreement in place of BNY; and BNY may subcontract with, hire, engage or otherwise outsource to any third party with respect to the performance of any one or more of the functions, services, duties or obligations of BNY under this Agreement but any such subcontracting, hiring, engaging or outsourcing shall not relieve BNY of any of its liabilities hereunder.

19. Signatures; Counterparts. This Agreement may be executed in one or more counterparts and such execution may occur by manual signature on a copy of the Agreement physically delivered, on a copy of the Agreement transmitted by facsimile transmission or on a copy of the Agreement transmitted as an imaged document attached to an email, or by “Electronic Signature”, which is hereby defined to mean inserting an image, representation or symbol of a signature into an electronic copy of the Agreement by electronic, digital or other technological methods. Each counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed counterparts of this Agreement or of executed signature pages to counterparts of this Agreement, in either case by facsimile transmission or as an imaged document attached to an email transmission, shall constitute effective execution and delivery of this Agreement and may be used for all purposes in lieu of a manually executed and physically delivered copy of this Agreement.

20.	Miscellaneous.

(a) Entire Agreement. This Agreement, and the related Fee Agreement, embody the final, complete, exclusive and fully integrated record of the agreement of the parties on the subject matter herein and therein and supersedes all prior agreements, understandings, proposals, responses to requests for proposal, memoranda of understanding or memoranda of any other nature, terms sheets, letters of intent and communications of any other nature relating to such subject matter.

(b) Non-Solicitation. During the effectiveness of this Agreement and for one year thereafter, the Fund shall not, directly or indirectly, knowingly solicit or recruit for employment or hire, or make a recommendation, or referral or otherwise knowingly assist or facilitate the solicitation or recruitment of any BNY employee, for employment by any other entity. To “knowingly” solicit, recruit, hire, assist or facilitate, within the meaning of this provision, does not include, and therefore does not prohibit, solicitation, recruitment or hiring of a BNY employee by another entity if the BNY employee was identified solely as a result of the BNY employee’s response to a general advertisement in a publication of trade or industry interest or other similar general solicitation.

(c)	Changes That Materially Affect Obligations.

(1) The Fund agrees to provide BNY with at least 30 days advance written notice of any new or modified Company Standards (as defined below) that could reasonably require revised or new Conduct, including without limitation revisions or additions to, or new, Shareholder Materials; provided, however, in the event 30 days’ advance notice is not reasonably practicable under particular circumstances, the Fund shall provide as much advance notice as is reasonably practicable under those circumstances (“Available Notice”), but acknowledges and agrees that less than 30 days’ notice may adversely impact BNY’s ability to perform an obligation hereunder or to respond to a Company Standards change in a manner contemplated by Section 20(c)(2) and that BNY shall have no liability and shall not be in breach of this Agreement or any performance standard if due in whole or in part to the Available Notice it is unable to perform an obligation in accordance with this Agreement. “Company Standards” means, collectively, as of a point in time that Company Standards is being determined, each feature, policy, procedure, service, operation, parameter or other aspect of whatsoever nature of the Fund that impacts or influences in any manner BNY’s provision of the Services or performance of an obligation, including without limitation all contents of the Fund’s Shareholder Materials.

(2) Notwithstanding any other provision of the Agreement, including without limitation the description of services in Section 3:

(A) To the extent that any obligation, Service or course of conduct of BNY provided for hereunder is configured or performed as it is at a particular time in whole or in part due to Company Standards, standards imposed by clearing corporations or other industry-wide service bureaus or organizations, or laws, rules, regulations, orders or legal process in effect at such time (“Service Requirements”) and BNY’s performance of that obligation, Service or course of conduct in compliance with any new or modified Service Requirement requires that BNY develop, implement or provide a new or modified service, process, procedure, resource, functionality or conduct (“New Service”), or a new or modified Service Requirement requires that BNY develop, implement or provide a New Service to remain in compliance with the Agreement, or the Fund requests that BNY develop, implement or provide a New Service, BNY shall be obligated to develop, implement or provide the New Service only in accordance with a written amendment to this Agreement entered into in its discretion.

(B) If in order to perform an obligation under this Agreement BNY develops, implements or provides a New Service that it may not be obligated to develop, implement or provide pursuant to subsection (A) above but that it develops, implements and provides for clients generally due to a new or revised Service Requirement, BNY shall be entitled to commercially reasonable fees.

(d) Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(e) Requested Information and Documentation. The Fund will provide in a timely manner such information and documentation as BNY may reasonably request in connection with providing services under this Agreement and BNY will not be liable for any Loss incurred by the Fund due to a failure or delay in providing such information or documentation.

(f) Governing Law. This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to its principles of conflicts of law that would apply the law of another jurisdiction. This Agreement will not be governed by the United Nations Convention on Contracts for the International Sale of Goods. The Uniform Computer Information Transaction Act drafted by the National Conference Of Commissioners On Uniform State Laws, or a version thereof, or any law based on or similar to such Act (“UCITA”), if and as adopted by the jurisdiction whose laws govern with respect to this Agreement in any form, shall not apply to this Agreement or the activities contemplated hereby. To the extent UCITA is applicable notwithstanding the foregoing, the parties agree to opt out of the applicability of UCITA pursuant to the “opt out”

provisions contained therein. The parties hereby waive any right they may have to trial by jury in any action or proceeding involving, directly or indirectly, any matter in any way arising out of, related to, or connected with, this Agreement.

(g) Severability. The parties intend every provision of this Agreement to be severable. If a court of competent jurisdiction determines that any term or provision is illegal or invalid for any reason, the illegality or invalidity shall not affect the validity of the remainder of this Agreement. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties. Without limiting the generality of this paragraph, if a court determines that any remedy stated in this Agreement has failed of its essential purpose, then all other provisions of this Agreement, including the limitations on liability and exclusion of damages, shall remain fully effective.

(h) Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except with respect to those certain provisions providing for rights of the Custodian or obligations of the Fund with respect to the Custodian, and those certain provisions benefitting Affiliates of the parties, this Agreement is not for the benefit of any other person or entity and there shall be no third party beneficiaries hereof. Unless expressly provided to the contrary herein: the parties to the Agreement alone shall have the right to enforce its provisions and any action to enforce the Agreement by a person not a party shall be void.

(i) No Representations or Warranties. Except as expressly provided in this Agreement, BNY hereby disclaims all representations and warranties, express or implied, made to the Fund or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement. BNY disclaims any warranty of title or non-infringement except as expressly set forth in this Agreement.

(j) Customer Identification Program Notice. To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Certain of BNY’s Affiliates are financial institutions, and BNY may, as a matter of policy, request (or may have already requested) the name, address and taxpayer identification number or other government-issued identification number of the Fund or others, and, if such other is a natural person, that person’s date of birth. BNY may also ask (and may have already asked) for additional identifying information, and BNY may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

(k) Use of “Fund”. In the event “Fund” as used in this Agreement refers to Portfolios listed on Schedule B, notwithstanding such use, the Investment Company bears to the extent permitted by law all responsibilities, obligations, liabilities and duties of all such Portfolios to the extent not performed by such Portfolios; provided, however, notwithstanding the foregoing, no assets of one Portfolio of the Investment Company shall be subject to the liabilities of any other Portfolio of the Investment Company.

(l) Requests to Transfer Information to Third Parties. In the event that the Fund, other than pursuant to a Standard Procedure, whether by Instructions, Fund Communications or otherwise, requests or instructs BNY to send, deliver, mail, transmit or otherwise transfer to a third party which is not a subcontractor of BNY and which is not the DTCC, NSCC or other SEC-registered clearing corporation, or to make available to such a third party for retrieval from within the BNY System, any information in the BNY System: BNY may decline to provide the information requested on the terms contained in the request due to legal or regulatory concerns, transmission specifications not supported by BNY, or other good faith or bona fide business reasons, but will in good faith discuss the request and attempt to accommodate the Fund with respect to the request, and BNY will not be obligated to act on any such request unless it agrees in writing to the terms of the information transfer. In the event BNY so agrees in writing to transfer information or make it available within the BNY System: the Fund shall pay a reasonable fee for such activities upon being invoiced for same by BNY; BNY shall have no liability or duty with respect to such information after it releases the information or makes it available within the BNY System, as the case may be, provided BNY does not commit Liable Conduct when executing the express instructions of the written information transfer request; BNY shall be entitled to the indemnification provided for at Section 12(a) pursuant to clause (b) in connection with the activities contemplated by any such written information transfer request, including for the avoidance of doubt third party claims; and BNY may conclusively presume without a duty of independent verification that the Fund has received all applicable third party authorizations.

(m) Service Indemnifications; Survival. Any indemnification provided to BNY by the Fund in connection with any service provided under the Agreement, including by way of illustration and not limitation, indemnifications provided in connection with an Instruction and indemnifications contained in any agreements regarding an Exception Procedure (“Service Indemnifications”), shall survive any termination of this Agreement, and in addition shall apply to the provision of Trailing Services by BNY following a termination. In addition, Sections 4, 5, 7, 11, 12, 13(e), 20(e), (i), (l), (m) and (q) and provisions necessary to the interpretation of such Sections and any Service Indemnifications and the enforcement of rights conferred by any of the foregoing shall survive any termination of this Agreement.

(n) Compliance with Law. Except as provided herein, each of BNY and the Fund agrees to comply in all material respects with the respective laws, rules, regulations and legal process applicable to the operation of its business. For clarification: With respect to BNY, the foregoing requires compliance with laws, rules, regulations and legal process applicable to BNY directly, not derivatively by virtue of providing services to the Fund. The Fund agrees that BNY is not obligated to assist the Fund with, or bring the Fund into, compliance with laws, rules, regulations and legal process applicable to the Fund, except where BNY has expressly agreed to assume such an obligation hereunder and then it is obligated only to perform strictly in accordance with the express terms of the assumed obligation, including but not limited to those obligations set forth in Sections 3(a)(15), 3(b) and 3(c) hereof. Notwithstanding the foregoing, BNY acknowledges and agrees that the services provided by BNY pursuant to this Agreement are provided in the context of each Fund being an investment company registered under the 1940 Act.

(o) Enterprise Nature of Services. Notwithstanding any other provision of this Agreement, in furnishing the services provided for in this Agreement or any component or segment of such services BNY may utilize any combination of its own employees, facilities, equipment, systems and other resources and the employees, facilities, equipment, systems and other resources of its Affiliates, including employees, facilities, equipment, systems and other resources shared by BNY and its Affiliates, and BNY may satisfy its obligations under this Agreement directly or through Affiliates. References to employees, facilities, equipment, systems or other resources of BNY in this Agreement shall mean employees, facilities, equipment, systems or other resources of BNY and its Affiliates considered collectively. Notwithstanding the foregoing, nothing in this Section 20(o) shall have the effect of transferring any obligation of BNY to any other entity, including Affiliates.

(p) Centralized Functions. The Bank of New York Mellon Corporation is a global financial organization that includes BNY and provides services to clients through its affiliates and subsidiaries in multiple jurisdictions (the “BNY Group”). The BNY Group may centralize functions including audit, accounting, risk, legal, compliance, regulatory reporting, sales, administration, operations, technology services, product, client and client-customer communications, relationship management, storage and record retention, compilation and analysis of customer-related data, and other functions (the “Centralized Functions”) in one or more Affiliates and subsidiaries of the BNY Group, joint ventures and third-party service providers (the “Centralized Providers”). Notwithstanding any other provision of the Agreement and subject to the confidentiality obligations herein, the Fund consents to the foregoing centralization of functions, the receipt of services hereunder through the Centralized Functions, BNY’s disclosure of Fund information, including Fund Confidential Information, to the Centralized Providers, BNY’s use of such information in connection with the Centralized Functions, and BNY’s storage of names and business addresses of Fund employees and employees of its Affiliates and sponsors with the Centralized Providers. In addition, the Fund consents to BNY’s use of Fund Confidential Information to analyze and improve product and service performance and for internal research and development activities, and to the BNY Group’s aggregation of Fund Confidential Information on an fully anonymized basis with other similar client data for product and service development and distribution, for general marketing purposes and for producing market or similar analyses for its clients, provided that in any such case Fund Confidential Information cannot be identified or derived from any such aggregated and anonymized data. The BNY Group shall possess all ownership rights with respect to such aggregated anonymized data.

(q) No Interpretation Against A Party. All parties to the Agreement have had access to and use of legal counsel to the extent each has deemed sufficient and hereby irrevocably and unconditionally waive any claim or defense that this Agreement, or any provision of this Agreement, should be interpreted or construed against a party solely on the basis that the particular party drafted or was responsible for the drafting of the Agreement or a particular provision.

(r) Funds Added After Effective Date. Each Fund that becomes a party to this Agreement pursuant to Section 17(b) agrees to be bound by all terms of this Agreement as if an original signatory hereto and, in addition, each Custodied Portfolio that becomes a party to this Agreement after the Effective Date further agrees to be bound by Schedule D as if an original signatory thereto.

(s) Ancillary Agreements. The terms of this Agreement shall be deemed incorporated into all agreements entered into between BNY and the Funds, or persons acting on behalf of the Funds, such as an investment advisor, that are ancillary to the transfer agency and shareholder servicing relationship created by this Agreement, such as, for purposes of illustration and not exclusion, the Fee Agreement and the BNY As-Of Transactions Policy, and shall be interpreted in accordance with, governed by and subject to the terms of this Agreement.

(t) Several Obligations. The parties agree that, notwithstanding anything else herein, the rights and obligations of the Funds hereunder are several and not joint, that no Fund shall be liable for any amount owing by another Fund and that the Funds have executed one instrument for convenience only.

[Remainder Of Page Intentionally Blank - Signatures Appear On Following Page]

IN WITNESS WHEREOF, each of the parties hereto has caused this Transfer Agency And Shareholder Services Agreement to be executed as of the Effective Date by its duly authorized representative designated below. An authorized representative, if executing this Agreement by Electronic Signature, affirms authorization to execute this Agreement by Electronic Signature and that the Electronic Signature represents an intent to enter into this Agreement and an agreement with its terms.

BNY Mellon Investment Servicing (US) Inc.		DoubleLine Funds Trust

By:	/s/ Danielle Adamson	By:	/s/ Ronald Redell

Name:	Danielle Adamson	Name:	Ronald Redell

Title:	Senior Director	On behalf of the Investment Company and each Fund, each in its individual and separate capacity, as

		Title:	President & Principal Exeecutive Officer

SCHEDULE A

Definitions

As used in this Agreement:

“1933 Act” means the Securities Act of 1933, as amended, and all rules and regulations thereunder.

“1934 Act” means the Securities Exchange Act of 1934, as amended, and all rules and regulations thereunder.

“1940 Act” means the Investment Company Act of 1940, as amended, and all rules and regulations thereunder.

“Affiliate” means, with respect to BNY, an entity controlled by, controlling or under common control with BNY, and with respect to the Fund, all investment advisors and investment subadvisors to the Fund and an entity controlled by, controlling or under common control with an investment advisor or investment subadvisor to the Fund.

“Authorized Person” means (i) with respect to the Fund, each individual identified to BNY as an Authorized Person on the properly completed version of Schedule E most recently provided to BNY, and (ii) with respect to BNY, employees designated in writing as authorized to receive facsimile transmissions or emails, or both, as Instructions (as provided in the definition of Instructions). Any limitation on the authority of an Authorized Person of the Fund to give Instructions must be expressly set forth in Schedule E next to the individual’s name.

“BNY” means The Bank of New York Mellon, a New York chartered commercial bank and affiliate of BNY, and its lawful successors and assigns.

“BNY Service Agreements” means individually, and collectively as context requires, the Custody Agreement, the Fund Administration and Accounting Agreement, in each case, by and among BNY or BNY Affiliate, as applicable, the DoubleLine Funds Trust and each Fund and this Agreement.

“BNY Trust” means BNY Mellon Investment Servicing Trust Company, an affiliate of BNY, and its lawful successors and assigns.

“Board” means the Fund’s Board of Directors or Board of Trustees, as applicable.

“Bona Fide Reason” means a bona fide legal, commercial or business reason including by way of example and not limitation the following:

(i)	the course of conduct is not consistent or compliant with, is in conflict with, or requires a deviation from an Industry Standard or a Written Procedure;

(ii)	the course of conduct is not reasonably necessary or appropriate to or consistent with the services contemplated by this Agreement or constitutes a change to a service;

(iii)	the course of conduct is in conflict or inconsistent with or violates a law, rule, regulation, or order or legal process of any nature;

(iv)	the course of conduct is in conflict or inconsistent with or will violate a provision of this Agreement or constitutes a unilateral amendment of the Agreement;

(v)

the course of conduct imposes on BNY a risk, cost, liability or obligation not contemplated by this Agreement with potentially adverse consequences to BNY incurred from sources external to BNY, including without limitation, for illustration and not limitation: sanction, criticism, fines, penalties, examination comments or special examination of a governmental, regulatory or self-regulatory authority; civil, criminal or regulatory action; a loss or downgrading of membership, participation or access rights or privileges in or to organizations providing common services to the financial services industry; or significant reputational harm.

(vi)

the course of conduct imposes on BNY a risk, cost, liability or obligation not contemplated by this Agreement related to internal matters, such as, without limitation: imposes costs and expenses on BNY that are not adequately recovered by payments the Fund indicates it is willing to pay and BNY reasonably anticipates disputes over invoices; contemplates higher or additional performance standards; adds gain/loss, operational, strategic, compliance or credit risk; requires performance of a course of conduct customarily performed pursuant to a separate service or fee agreement; requires more than an incidental increase in the resources required to provide services to the Fund; or is reasonably likely to result in a diversion of resources or disruption in established work flows, course of operations or functioning of controls;

(vii)

the course of conduct requires technology, personnel with technological expertise, a technology service or product or another resource that is not available on a commercially reasonable basis or constitutes a service or function that is not closely related to services commonly performed by organizations acting as transfer agents, registrars, dividend disbursing agents and shareholder servicing agents to SEC-registered open-end investment companies; or

(viii)

BNY lacks sufficient information, analysis or legal advice to determine that the conditions in clauses (iii) or (v) do not exist and the Funds and BNY fail to reach agreement on a reasonable method of paying any expense of obtaining such information.

“Claim” means any claim, demand, suit, action, obligation, liability, suit, controversy, breach, proceeding or allegation of any nature, claim for indemnification, including any threat of any of the foregoing (including but not limited to those arising out of or related to this Agreement) and regardless of the form of action or legal theory or forum.

“Code” means: (i) when reference is made to a specific Section of the “Code”, the Internal Revenue Code as amended through the date of reference, otherwise (ii) the Internal Revenue Code as amended through the relevant date, the regulations promulgated by the IRS under the Internal Revenue Code, as amended through the relevant date, and the revenue rulings, revenue procedures, technical advice memorandums, notices and announcements published by the IRS with respect to the Internal Revenue Code, as amended through the relevant date.

“Conduct” or “Course of Conduct” (both capitalized and uncapitalized) means a single act, two or more acts, a single instance of an action not being taken or of forbearance given, two or more instances of an action not being taken or of forbearance given, or any combination of the foregoing.

“Constructive Termination” means events or circumstances that make it impractical or impossible for BNY to perform some substantial portion or all of the services as contemplated by the Agreement on the Effective Date, including without limitation, for clarification, liquidations whether or not pursuant to plans of liquidation or reorganization.

“Control” and “control” means direct or beneficial ownership of 50% or more of the equity interests of an entity and possession of the power to elect 50% or more of the entity’s directors, trustees or similar persons performing policy-making functions.

“Deconversion” means the completion of the transfer of Fund data, information and records from the production database and production environment of the Fund in the BNY System to the production database and production environment of the Fund in the computer system of a successor transfer agency services provider with the intention that on the next occurring business day such successor service provider will perform transfer agency services for the Fund utilizing such transferred data, information and records.

“Dedicated Personnel” means individuals employed by or under contract with BNY whose primary duty is providing services to or on behalf of the Fund.

“DTCC” means the Depository Trust Clearing Corporation, and its successors and assigns.

“External Research” means consultation with and the written opinions, analysis, research or other work product of third party technical specialists, legal counsel or other advisors, consultants or professionals.

“FinCEN” means the Financial Crimes Enforcement Network of the U.S. Department of the Treasury.

“Fund Communication” means any Instruction, direction, inquiry, notice, instrument, data, file or other information or communication of whatsoever nature BNY receives, or reasonably believes it received, from the Fund through in-person interaction or a communications media of any nature, including without limitation communications media currently existing, such as telephone, facsimile transmission, telegraph, telegram, US Postal Service, personal delivery, private courier, commercial courier, electronic mail (email), private messaging systems, virtual private networks, or messaging systems constituting part of an industry utility (such as the NSCC) service, and communications media that may be developed in the future.

“Fund Error” means the Fund or a third party acting on behalf of the Fund or conveying Fund data or information committing an error, furnishing inaccurate, incorrect or incomplete data or information to BNY or the Custodian or by other act or omission requiring Remediation Services.

“Fund Shares” (see “Shares”)

“Illegible Communication” means a Fund Communication that BNY in good faith determines:

(i)	is vague, ambiguous or incomplete;

(ii)	contains one or more errors that are not reconcilable or rectifiable on the face of the communication;

(iii)	was received too late to be acted upon in accordance with its terms;

(iv)	is incapable of being implemented due to a failure to meet applicable specifications or system requirements;

(v)	is in conflict with a previous or contemporaneous Fund Communication; or

(vi)

is incapable of being executed pursuant to the applicable Written Procedure or performance standard due to directions that are incompatible with the Written Procedure or performance standard or other communication defect.

“in good order” means in accordance with all applicable requirements set forth in the Written Procedures, including receipt of any required supporting documentation.

“Instructions” means instructions, directions, explanations, information, specifications and documentation given from the Investment Company, a Fund or a Shareholder, or any party authorized by the Investment Company, a Fund or a Shareholder, to BNY pursuant to the terms of this Agreement in respect of any of the matters referred to in this Agreement, which instructions, directions, explanations, information, specifications and documentation may be a standing Instruction which BNY shall continue to apply to its performance of its duties hereunder unless and until revoked or otherwise modified through the delivery of a subsequent Instruction. BNY may, in its sole discretion, also act pursuant to telephonic instructions given by designated persons and such telephonic instructions shall be deemed to be “Instructions” within the meaning of this definition. Any instructions, directions or other communications given to BNY by telephone shall promptly thereafter be confirmed in writing, but BNY will incur no liability for the Fund’s failure, or the failure of an investment manager or any other person reasonably believed to be authorized to give an oral instruction, to send such written confirmation or for the failure of any such written confirmation to conform to the telephonic instruction received by BNY.

“Intellectual Property Rights” means copyright, patent, trade secret, trademark and any other proprietary or intellectual property rights.

“Internal Research” means consultation with and the written opinions, analysis, research or other work product of (i) individuals employed by or under contract with BNY who are not Dedicated Personnel, and (ii) individuals who are Dedicated Personnel but the consultation or opinions, analysis, research or other work product is not incidental to the services performed by such individual for the Fund.

“IRS” means the Internal Revenue Service of the U.S. Department of the Treasury.

“Loss” and “Losses” means any one, or any series of related, losses, costs, damages, expenses, awards, judgments, assessments, fines, penalties, payments or payment obligations, reimbursements, adverse monetary consequences or monetary liabilities or obligations of any nature, including without limitation any of the foregoing arising out of any Claim or out of any obligation of one party to the other under this Agreement, including any obligation to indemnify and defend, and all costs of litigation or threatened litigation such as but not limited to court costs, costs of counsel, discovery, experts, settlement and investigation.

“Loss Date” means the date of occurrence of the event or circumstance causing a particular Damage, or the date of occurrence of the first event or circumstance in a series of events or circumstances causing a particular Damage.

“NACHA” means the National Automated Clearing House Association.

“NSCC” means the National Securities Clearing Corporation, and its successors and assigns.

“Portfolio” means each separate subdivision of the Investment Company, whether characterized or structured as a portfolio, tier, series or otherwise, but excludes classes unless for purposes of Sections 18(f)(1) and 18(f)(2) of the 1940 Act and Rules 18f-2 and 18f-3 promulgated by the SEC under the 1940 Act the class must be provided with rights and liabilities separate and distinct from all other subdivisions of the Investment Company.

“Prospectus” means the prospectus and statement of additional information of the Fund (i) on the Effective Date, and (ii) after the Effective Date with such changes to the offering memorandum on the Effective Date made in compliance with Section 20(c), including for clarification Section 20(c)(2).

“Reasoned Consideration” means the following:

(i)

BNY will in good faith consider implementing a Non-Standard Procedure, as applicable, if the Fund requests such in writing (including via e-mail) to its Customer Service Officer and provides all written materials, including descriptions, specifications, business requirements and responses to questions of BNY, that in the sole judgment of BNY exercised reasonably are appropriate to fully evaluate the request.

(ii)

BNY will attempt to evaluate the request with existing resources on the basis of the written materials but if at any time it determines in its sole judgment exercised reasonably that Research is required to fully evaluate the request or the development, implementation or performance of the Non-Standard Procedure, as applicable, BNY will notify the Fund of the Research required by BNY and resume the evaluation only if the Fund obtains and provides all Research required by BNY or if the Fund authorizes BNY in a writing reasonably satisfactory to BNY to obtain the required Research at the Fund’s cost and expense.

(iii)

BNY may at any time after such a request is made, and before or after the written materials and, if applicable, the Research are partially or fully furnished, decline without liability or further obligation to implement a Non-Standard Procedure, as applicable, (i) for a Bona Fide Reason, or (ii) if it determines in its sole judgment exercised reasonably based on the course of discussions that it and the Fund will be unable to agree in writing to mutually satisfactory terms and conditions governing the Non-Standard Procedure, as applicable, including without limitation appropriate procedures, indemnification and payment terms,.

“Remediation Services” means the additional services required to be provided hereunder by BNY or the Custodian in connection with a Fund Error in order to correct, remediate, adjust, reprocess, repeat, reverse or otherwise modify conduct previously taken in accordance with the Agreement to achieve the outcome originally intended by the previous conduct.

“Research” means either or both of External Research and Internal Research.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Laws” means the 1933 Act, the 1934 Act and the 1940 Act.

“Services” means the services described in Section 3 and Schedule C of the Agreement.

“Service Effective Date” means the date following the completion of all implementation services, in the case of a Fund that is a new start-up Fund, or the date following the completion of all conversion services, in the case of Fund that BNY will be providing services to as a successor service provider, that the first live transaction is processed by the BNY System for a public customer of the particular Fund on a production basis.

“Shareholder Materials” means the Fund’s Prospectus and statement of additional information or disclosure materials of similar function, such as a private offering memorandum , and any other materials relating to the Fund provided to Fund shareholders by the Fund.

“Shares” or “Fund Shares” means the shares or other units of beneficial interest of each Fund.

“Written Procedures” means, collectively, Standard Procedures and Exception Procedures. ———————————————————————————————————————————————————————————————

INDEX OF DEFINED TERMS

(includes defined terms through Schedule A; excludes terms defined in Schedule C solely for Schedule C)

Term	Location
1933 Act	Schedule A
1934 Act	Schedule A
1940 Act	Schedule A
19(a) Statement	§ 3(a)(4)
314(a) Procedures	§ 3(b)(4)
Account	§ 3(c)(1)(i)(G)
Administrative Action	§ 3(a)(14)(A)
Affiliate	Schedule A
Agreement	Preamble
AML	§ 3(b)(l)(A)
AML Services	§ 3(b)
Applicable Procedures	§ 11(l)(1)
Appropriate List Matching Data	§ 3(b)(5)(C)
Authorized Person	Schedule A
Available Notice	§ 20(c)(1)
Back-Up Facilities	§ 8
BNY	Preamble
BNY Account Documentation	§ 3(a)(12)(C)(iii)(bb)
BNY	Schedule A
BNY Group	§ 20(p)
BNY System	§ 3(d)
BNY Trust	Schedule A
Board	Schedule A
Bona Fide Reason	Schedule A
Breach Notice	§ 13(c)
Breach Termination Notice	§ 13(c)
Centralized Functions	§ 20(p)
Check Matter	§ 11(i)
CIP Regulations	§ 3(b)(3)(A)
Claim	Schedule A
Code	Schedule A
Company Standards	§ 20(c)(1)
Comparison Results	§ 3(b)(4)
Compliance Failures	§ 3(a)(15)(B)
conduct	Schedule A
Confidential Information	§ 4(b)
Constructive Termination	Schedule A
Control	Schedule A
Controls	§ 3(c)(1)(i)
Conversion Plan	§ 3(f)(i)
course of conduct	Schedule A
Covered Account	§ 3(c)(1)(i)(F)
Covered Person	§ 3(c)(1)(i)(D)
Current Service Provider	§ 3(e)
Custodian	§ 3(a)(12)(C)
Custodied Account	§ 3(a)(12)(A)(iii)
Customer	§ 3(b)(3)(A)(i)
Data Elements	§ 3(b)(3)(A)(i)
Deconversion	Schedule A
Deconversion Services	§ 13(e)(1)(B)(III)
Dedicated Personnel	Schedule A
Defaulting Party	§ 13(c)

Term	Location
Direct Account	§ 3(c)(1)(i)(E)
Director	§ 3(b)(5)(A)(iii)
Dissolution Event	§ 9(g)
DTCC	Schedule A
Early Termination	§ 13(d)(1)
Early Termination Fee	§ 13(d)(1)(i)
Effective Date	Preamble
Elapsed Months	§ 11(b)
Electronic Signature	§ 19
Eligible Assets	§ 3(a)(12)(A)(i)
Eligible Property	§ 3(a)(15)(A)(ii)
Errant Securities Data	§ 11(h)
Examination Report	§ 3(c)(1)(iv)
Event Beyond Reasonable Control	§ 11(c)
Exception Procedure	§ 14(b)(2)
External Research	Schedule A
FATCA	§ 3(a)(17)
FATCA Services	§ 3(a)(17)
FATF Lists	§ 3(b)(5)(A)(ii)
Fee Agreement	§ 9(a)
Fees	§ 9(a)
FFI Regulations	§ 3(b)(2)(A)
Final Distribution	§ 9(g)
Final Expenses	§ 9(g)
FinCEN	Schedule A
Foreign Financial Institution	§ 3(b)(2)(A)(i)
Fraud Loss	§ 11(l)(1)
Fund	Background
Fund AML Laws	§ 3(b)(10)
Fund Communication	Schedule A
Fund Custodian	§ 3(a)(1)(xiii)
Fund Data	§ 2
Fund Error	Schedule A
Fund List Data	§ 3(b)(5)(A)
Fund Registry	§ 3(c)(1)(i)(C)
Fund Shares	Schedule A
General Damage Cap	§ 11(b)
Good Faith Estimate	§ 13(e)(1)(B)
Identification Data	§ 3(a)(15)(C)
Identity Theft	§ 3(c)(1)(i)(B)
IGO	§ 14(a)
Illegible Communication	§ 10(d)(1)
Industry Standard	§ 14(a)
Information Requests	§ 3(b)(4)
in good order	Schedule A
Initial Claim	§ 11(i)
Initial Term	§ 13(a)
Instructions	Schedule A
Intellectual Property Rights	Schedule A
Internal Research	Schedule A
Investment Company	Preamble
IRS	Schedule A
Legal Authority	§ 11(j)
Legal Process Item	§ 3(a)(14)(A)
Legal Response	§ 3(a)(14)(A)

Term	Location
Liable Conduct	§ 11(a)
Loss, Losses	Schedule A
Loss Date	Schedule A
Massachusetts Privacy Regulation	§ 5
Material Event	§ 3(a)(12)(C)(i)
Monetary Benefits	§ 9(b)
NACHA	Schedule A
New Service	§ 20(c)(2)(A)
NIGO	§ 14(a)
Non-Defaulting Party	§ 13(c)
Non-Renewal Notice	§ 13(b)(1)
Non-Standard Form	§ 10(j)
Non-Standard Procedures	§ 14(b)
NSCC	Schedule A
OFAC	§ 3(b)(5)(A)(i)
OFAC Lists	§ 3(b)(5)(A)(i)
Onboarding Plan	§ 3(f)(ii)
Overdraft Amount	§ 9(c)(i)
Participant	§ 3(a)(12)(A)(ii)
Payment Date	§ 13(e)(1)
PMLC Determination	§ 3(b)(5)(A)(iii)
Portfolio	Schedule A
Possible Identity Theft	§ 3(c)(1)(iii)
Post-Conversion Service Date	§ 3(f)(i)
Post-Onboarding Service Date	§ 3(f)(ii)
Primary Facilities	§ 8
Prospectus	Schedule A
Red Flag	§ 3(c)(1)(i)(A)
Red Flags Requirements	§ 3(c)(2)
Red Flags Section	§ 3(c)(1)
Red Flags Services	§ 3(c)(1)
Registered Owner	§ 3(c)(1)(i)(C)
Reimbursable Expenses	§ 9(a)
Reimbursable Trailing Expenses	§ 13(e)(1)(B)(II)
Related Custodian Materials	§ 3(a)(12)(C)(vi)
Related Parties	§ 3(a)(12)(C)(iii)(bb)
Related Person	§ 13(d)(2)
Remediation Services	Schedule A
Renewal Term	§ 13(b)(1)
Research	Schedule A
Response Failure	§ 10(i)
Retention Reasons	§ 4(g)(1)
Rule 17Ad-17	§ 3(a)(11)
SEC	Schedule A
Securities Data	§ 11(h)
Securities Laws	Schedule A
Security Codes	§ 10(g)
Services	Schedule A
Service Accounts	§ 9(b)
Service Effective Date	Schedule A
Service Communications	§ 10(d)(2)
Service Indemnifications	§ 20(m)
Service Requirements	§ 20(c)(2)(A)
Shareholder Materials	Schedule A
Shareholder Communications	§ 10(d)(2)

Term	Location
Shares	Schedule A
Standard Form	§ 10(b)(ii)(B)
Standard Instruction	§ 10(b)(ii)
Standard Procedures	§ 14(a)
States and Territories of the United States	§ 3(a)(15)(A)(i)
Tax Advantaged Account	§ 3(a)(12)(A)(iv)
Third Party Institution	§ 9(b)
Trailing Services	§ 13(e)(1)(B)(I)
Transactional Information	§ 4(b)(ii)(E)
Transfer Date	§ 3(a)(12)(C)(iii)
Transition Plan	§ 3(e)
UCC	§ 11(i)
UCC Program	§ 11(i)
UCITA	§ 20(f)
Unclaimed Property Laws	§ 3(a)(15)(A)
Unclaimed Property Services	§ 3(a)(15)(A)
UPS Commencement Date	§ 3(a)(15)(B)
United States	§ 3(a)(14)(A)
US Legal Process Item	§ 3(a)(14)(A)
U.S. Government Lists	§ 3(b)(5)(A)
Written Procedures	Schedule A

[End of Schedule A]

SCHEDULE B

(Dated: April 10, 2026)

THIS SCHEDULE B is Schedule B to that certain Transfer Agency And Shareholder Services Agreement dated as of April 10, 2026 between BNY Mellon Investment Servicing (US) Inc. and DoubleLine Funds Trust.

Portfolios

DoubleLine Funds Trust

1.	DoubleLine Core Fixed Income Fund

2.	DoubleLine Emerging Markets Fixed Income Fund

3.	DoubleLine Emerging Markets Local Currency Bond Fund

4.	DoubleLine Flexible Income Fund

5.	DoubleLine Global Bond Fund

6.	DoubleLine Long Duration Total Return Bond Fund

7.	DoubleLine Low Duration Bond Fund

8.	DoubleLine Low Duration Emerging Markets Fixed Income Fund

9.	DoubleLine Selective Credit Fund

10.	DoubleLine Shiller Enhanced CAPE®

11.	DoubleLine Shiller Enhanced International CAPE®

12.	DoubleLine Strategic Commodity Fund

13.	DoubleLine Strategic Commodity Ltd.

14.	DoubleLine Total Return Bond Fund

SCHEDULE C

Terms And Conditions Governing Use Of The BNY System

SECTION 0.   GENERAL.

0.1  Capitalized Terms. Capitalized terms not defined in this Schedule C shall have the meaning ascribed to them in the Main Agreement. Capitalized terms defined in this Schedule C shall have that meaning solely in this Schedule C and not in any other part of the Agreement unless expressly stated otherwise in a specific instance. References to Section numbers in this Schedule C shall mean Sections of this Schedule C unless expressly stated otherwise in a specific instance. References to the “Agreement” in this Schedule C means the Main Agreement and this Schedule C.

0.2  Purpose. BNY utilizes some components of the BNY System to perform the Core Services. But BNY does not utilize all components of the BNY System to provide the Core Services. Some components of the BNY System are maintained by BNY and offered to customers solely to permit customers to access the data and information maintained in the BNY System in connection with the Core Services and put it to additional uses. Consequently, Company is given rights pursuant to this Schedule C (i) to access and use components of the BNY System, from the Company System (as defined in Section 2.7), to engage in activities that are separate and distinct and apart from the activities engaged in by BNY to provide the Core Services, and (ii) to authorize third parties, the “Authorized Users”, to access and use certain Component Systems to engage in activities that are also separate and distinct and apart from the activities engaged in by BNY to provide the Core Services. Such access and use of the BNY System by Company from the Company System and by Authorized Users may include the ability to input data and information into the BNY System that BNY utilizes in performing the Core Services but which is not required for BNY to perform the Core Services. This ability of Company and Authorized Users to access and use the BNY System represents a service offered by BNY that is supplemental to the Core Services. No access to or use of the BNY System by Company or Authorized Users is permitted, required or contemplated by the Core Services or the Main Agreement. This Schedule C governs solely those supplemental services offered by BNY and Company’s use of them.

SECTION 1.   CERTAIN DEFINITIONS.

“Authorized Persons” means the persons who have been authorized by the Company in accordance with the applicable Documentation and procedures of BNY and Section 2.1(a)(iii) to access and use the Licensed System or specific Component Systems.

“Authorized Users” means Authorized Persons and Permitted Users.

“BNY Web Application” means with respect to a relevant Component System the collection of electronic documents and files, content, text, graphics, processes, functions, and software code, including, but not limited to, HTML and XML files, Java and JavaScript files, graphics files, animation files, data, technology, scripts, programs, interfaces and databases residing on a computer system maintained by or for BNY, accessible via the Internet at an Internet address furnished by BNY for use of the particular Component System.

“Company” means a Fund.

“Company Data” means (i) data and information regarding each Fund and the shareholders and shareholder accounts of each Fund which is inputted into the Licensed System and the content of records, files and reports generated from such data and information by the Licensed System, and (ii) Company 22c-2 Data (as defined in Section 6.15(a) of this Schedule C).

“Company Web Application” means the collection of electronic documents and files, content, text, graphics, processes, functions, and software code, including, but not limited to, HTML and XML files, Java and JavaScript files, graphics files, animation files, data, technology, scripts, programs, interfaces and databases residing on a computer system maintained by or for the Company, connected to the Internet and utilized by the Company in connection with its use of a Component System as contemplated by applicable Documentation.

“Component Effective Date” means, with respect to each Component System of the Licensed System that Company is given the right to access and use, the date as of which the Company is first given such right to access and use.

“Component System” means, as of its relevant Component Effective Date, each Listed System and each Support Function that is part of the Licensed System and, subsequent to a relevant Component Effective Date, such Listed Systems and Support Functions as they may be changed as provided in subsection (b) of the definition of Licensed System.

“Copy”, whether or not capitalized, means any paper, disk, tape, film, memory device, or other material or object on or in which any words, object code, source code or other symbols are written, recorded or encoded, whether permanent or transitory.

“Core Services” means the services described in the Main Agreement that BNY is obligated to perform for Company (for clarification: excluding the products and services provided pursuant to this Schedule C).

“Data Terms Web Site” means the set of terms and conditions (as may be amended by BNY) available at https://www.bny.com/assets/corporate/documents/pdf/suppliers/vendoragreement.pdf or such other location as BNY shall notify Company in writing.

“Documentation” means any user manuals, reference guides, specifications, documentation, instruction materials and similar recorded data and information, whether in electronic or physical output form, that BNY makes available to, provides access to or provides to the Company, and that describe how the Licensed System is to be operated by users and set forth the features, functionalities, user responsibilities, procedures, commands, requirements, limitations and capabilities of and similar information about the Licensed System.

“Exhibit 1” means Exhibit 1 to this Schedule C.

“Employee” and “employee” means officers and any employees of the Fund and officers and employees of Related Entities.

“General Upgrade” means (i) an Upgrade that BNY in its sole and absolute discretion incorporates into the Licensed System at no additional fees or charges to Company, and (ii) an Upgrade that BNY offers to incorporate into the Licensed System without charge or at such additional fees and charges as the parties shall agree in writing and that Company accepts for incorporation into the Licensed System.

“Harmful Code” means any computer code, software routine, or programming device designed to (a) disable, disrupt, impair, delete, damage, corrupt, reprogram, recode or modify in any way a computer processing system, computer network, computer service, a deliverable for any of the foregoing, interface, data, files, software, storage media, or computer or electronic hardware or equipment (sometimes referred to as a “Trojan horse,” “worm,” “virus”, “preventative routine,” “disabling code,” or “cookie” devices); (b) impair in any way the operation of any of the foregoing based on the elapsing of a period of time, advancement of a particular date or other numeral (sometimes referred to as “time bombs,” “time locks,” or “drop dead” devices); or (c) permit a non-authorized party to access, transmit or utilize, as appropriate, any computer processing system, computer network, computer service, deliverable for any of the foregoing, interface, data, files, software, storage media, or computer or electronic hardware or equipment without proper consent (sometimes referred to as “lockups,” “traps,” “access codes,” or “trap door” devices); or (d) any other similar harmful or hidden procedures, routines or mechanisms.

“Intellectual Property Rights” means all intellectual property rights throughout the world, including copyrights, patents, mask works, trademarks, service marks, trade secrets, inventions (whether or not patentable), know how, authors’ rights, rights of attribution, and other proprietary rights and all applications and rights to apply for registration or protection of such rights and the legal rights, interests and protections afforded under applicable patent, copyright, trademark, trade secret and other intellectual property laws.

“Licensed Services” means all functions performed by the Licensed System.

“Licensed System” means, collectively:

(a)  as of its applicable Component Effective Date, any one or more of the following: (i) any Listed System to which the Company is given access to and use of by BNY in its entirety in accordance with the Main Agreement; and (ii) any “Support Function”, which is hereby defined to mean any system, subsystem, software, program, application, interface, process, subprogram, series of commands or function, regardless of the degree of separability from or integration with a Listed System, that Company is given access to and use of to support its utilization of a Listed System - items within “Support Function” and this clause (ii) could be one or more parts of a Listed System or could be items which exist apart from any Listed System but which are provided to support utilization of a Listed System.

(b)  Updates, General Upgrades and Company Modifications (as defined at Section 2.16) to the Listed Systems included within clause (a)(i) above and the systems, subsystems, software, programs, applications, interfaces, processes, subprograms, series of commands and functions included within clause (a)(ii) above.

“Listed Systems” means the computer systems listed on Exhibit 1, whether mainframe systems, surround systems, subsystems or component systems, and in the case of the NSCC and CMS means as well the separate and distinct component systems of NSCC and CMS that BNY may give Company access to and use of at Company’s request in lieu of access to and use of the entire NSCC or CMS.

“Main Agreement” means all parts of this Agreement other than this Schedule C.

“Marks” means trademarks, service marks and trade names as those terms are generally understood under applicable intellectual property laws and any other marks, names, words or expressions of a similar character.

“Permitted User” means a Fund shareholder who has been authorized pursuant to applicable Documentation and procedures of BNY to access and use IAM.

“Product Assistance” means assistance provided by BNY personnel regarding the Licensed System, including regarding its impact on other software, functionality, usage and integration.

“Proprietary Items” means:

(a)  (i) All contents of the Listed Systems, (ii) all systems, subsystems, software, programs, applications, interfaces, processes, subprograms, series of commands or functions, regardless of the degree of separability from or integration with a Listed System, and whether or not part of a Listed System, that BNY may at any time provide any customer with access to and use of to support the customer’s s utilization of a Listed System, including the Support Functions, (iii) all systems, subsystems, software, programs, applications, interfaces, processes, subprograms, series of commands or functions which BNY utilizes in providing any of the services, or engaging in any of the activities, contemplated by this Agreement, (iv) all systems, subsystems, software, programs, applications, interfaces, processes, subprograms, series of commands or functions owned, leased, licensed or sublicensed by BNY which interface with, provide data to or receive data from any of the foregoing, and (v) all updates, upgrades, revisions, modifications, refinements, releases, versions, instances, translations, enhancements and improvements to and of all or any part of the foregoing, whether in existence on, or occurring prior to or subsequent to, the Effective Date (collectively, the “BNY Software”);

(b)  all facilities, central processing units, nodes, equipment, storage devices, peripherals and hardware utilized by BNY in connection with the BNY Software (the “BNY Equipment”);

(c)  all documentation materials relating to the BNY Software, including materials describing functions, capabilities, dependencies and responsibilities for proper operation of the Licensed System, including the Documentation, and all updates, upgrades, revisions, modifications, refinements, releases, versions, translations, enhancements and improvements to or of all or any part of foregoing (the “BNY Documentation”, and together with the BNY Software and the BNY Equipment, the “System” or the “BNY System”) and all versions of the BNY System as they may exist after the Effective Date or may have existed at any time prior to the Effective Date;

(d)  all methods, concepts, visual expressions, screen formats, file and report formats, interactivity techniques, engine protocols, models and design features used in the BNY System;

(e)  source code and object code for all of the foregoing, as applicable;

(f)  all derivative works, inventions, discoveries, patents, copyrights, patentable or copyrightable items and trade secrets prepared or furnished by or for BNY in connection with the performance of the services or in connection with any activities of the parties related to this Agreement;

(g)  all materials related to the testing, implementation, support and maintenance of all of the foregoing;

(h)  all other documentation, manuals, tutorials, guides, instructions, policy and procedure documents and other materials in any recorded medium prepared or furnished by or for BNY in connection with the performance of the Licensed Services or in connection with any activities of the parties related this Agreement;

(i)  the contents of all databases and other data and information of whatsoever nature in the BNY System, other than Company Data, whether residing in the BNY System or existing outside the BNY System in recorded form whether in hardcopy, electronic or other format; and

(j)  all copies of any of the foregoing in any form, format or medium.

“Related Entity” means an entity that is not a competitor of BNY in the transfer agency or omnibus subaccounting business services that provides investment advisory, investment management or administrative services to the Fund pursuant to one or more material agreements between the Fund and such entity filed with the SEC (or, if the Fund is not registered with the SEC, pursuant to one or more material agreements that would be required to be filed with the SEC if the Fund were registered with the SEC).

“Terms of Use” means any privacy policy, terms of use or other terms and conditions made applicable by BNY in connection with the Company’s or an Authorized User’s access to and use of a Component System or a BNY Web Application or other access site or access method, including without limitation the Data Terms Web Site.

“Third Party Products” means the products or services of parties other than BNY that constitute part of the Licensed System. “Third Party Provider” means licensors, subcontractors and suppliers of BNY furnishing the Third Party Products. “United States” means the states of the United States of America and the District of Columbia.

“Update” means a modification to a Component System necessary to maintain the operation of the Component System in compliance with the Documentation in effect as of the Component System’s applicable Component Effective Date and includes without limitation modifications correcting any design or operational errors in the Component System and modifications enabling the Component System to be operated in any revised operating environment issued by BNY and excludes Upgrades.

“Upgrade” means an enhancement to a Component System as it exists on its applicable Component Effective Date, new features and new functionalities added to the Component System as it exists on its applicable Component Effective Date, and all revisions, modifications, refinements, releases, enhancements and improvements to a Component System as it exists on its applicable Component Effective Date which change the operation of Component System rather than just bring it into compliance with the applicable Documentation.

SECTION 2.   ACCESS AND USE RIGHTS; OBLIGATIONS.

2.1  Access And Use Rights.

(a)  (i)  BNY hereby grants to Company a royalty-free, non-exclusive, non-assignable, non-transferable license and right to access and use the Licensed System in the United States through Employees (other than as expressly permitted otherwise by Section 2.1(a)(ii) below), solely in accordance with applicable Documentation, through the interfaces and telecommunication lines designated by BNY, solely to perform the Licensed Services for the internal business purposes of the Company, solely in support of the Core Services and solely for so long as applicable fees are paid by Company.

(ii)  The right granted by Section 2.1(a)(i) includes, where such access and use is expressly contemplated by the Documentation applicable to a particular Component System to which the Company has been given access and use, the right to authorize persons not Employees to access and use in the United States the specified Component System strictly in compliance with applicable Documentation, through the interfaces and telecommunication lines designated by BNY, solely to perform the Licensed Services in support of the Core Services and solely for so long as applicable fees are paid by Company.

(iii)  Except with respect to Fund shareholders seeking to access IAM, to exercise the right contained in Section 2.1(a)(i) or Section 2.1(a)(ii) the Company must designate such persons to BNY and approve them in a writing that conforms to the requirements of applicable Documentation and procedures of BNY and furnish any information reasonably requested by BNY. Upon BNY’s approval of a designated person (which approval will not be unreasonably withheld), BNY issue appropriate Security Codes for each such person. Company shall notify BNY in writing of any Authorized Person to be deactivated and return any secure identification devices issued to such Authorized Person. Upon receipt of Company’s deactivation notice and any secure identification devices, BNY shall deactivate the Security Codes for such Authorized Person, at which point such person shall no longer be deemed an Authorized Person.

(iv)  Access to IAM for Fund shareholders shall occur in accordance with the Documentation applicable to IAM.

(v)  The Company shall be responsible and liable for compliance by all Authorized Users with all applicable terms of this Schedule C, whether or not in an individual instance an Authorized User is an Employee.

(b)  Company may not, and shall not, under any circumstances (i) grant or attempt to grant any license or sublicense to any license or right granted by this Section 2.1, (ii) assign, delegate or transfer in any manner, in whole or in part, or attempt to do any of the foregoing, with respect to any license or right granted by this Section 2.1, or (iii) use the Licensed System to provide services to third parties, other than shareholders of its Funds, or for any other purpose other than that described in Sections 2.1(a)(i) and (ii).

(c)  The grant of rights in this Section 2.1 shall be construed narrowly. No right is conferred hereunder to Company or to any other party, except the right expressly provided for in this Section 2.1. The rights granted by this Section 2.1 shall immediately terminate without further action required on anyone’s part, including without prior notification, upon the termination or expiration of the Agreement. BNY and its licensors reserve all rights in the BNY System not expressly granted to Company in this Section 2.1. Nothing in this Section 2.1 shall be construed to give Company rights of any nature in source code. The rights granted to Company by this Section 2.1 are sometimes referred to herein as the “Licensed Rights”.

(c)  For clarification:

Company may be given access to and use of a Listed System which contains integration points or links to one or more Support Functions that are part of a Listed System to which the Company has not been given access and use (“Linked Functions”). The Licensed Rights granted by this Section 2.1 to access and use a particular Listed System containing integration points or links to Linked Functions includes the right to access and use such Linked Functions, does not include the right to use the entire Listed System containing the Linked Functions or other subsystems, software, programs, applications, interfaces, processes, subprograms, series of commands or functions in that Listed System. To the extent exercise of Licensed Rights hereunder inadvertently or otherwise results in access to or use of a Component System or other system, subsystem, software, program, application, interface, process, subprogram, series of commands or function which is not part of the its Licensed System, all terms of this Agreement shall apply to such access and use.

2.2  Documentation. Company shall use the Licensed System solely and strictly in accordance and compliance with the Documentation provided or made available to Company by BNY from time to time and any specifications contained therein. Company may copy the Documentation solely to the extent reasonably necessary for routine backup and disaster recovery purposes and upon request of an applicable regulatory authority. Company shall pay BNY such fees as it has established for copies of the Documentation, if any, as listed in the Fee Agreement.

2.3  Third Party Software and Services. Company acknowledges that Third Party Products may constitute part of the Licensed System. Company’s use of Third Party Products shall be subject to the terms and conditions of this Agreement; provided, however, access, use, maintenance and support of Third Party Products made available to Company after an applicable Component Effective Date may be conditioned upon Company’s execution of an agreement with the applicable Third Party Provider (“Third Party Agreement”) which would provide for certain rights and obligations between the Company and the Third Party Provider (“Direct Third Party Product”), in which case the terms of the Third Party Agreement will also apply to Company’s use of the particular Third Party Product. Notwithstanding the foregoing sentences of this Section 2.3, Company acknowledges that BNY is not responsible for, nor does BNY warrant the performance or other features of, nor can it fix errors or defects in, third party software and services and BNY’s sole obligation with respect to third party software and services is to inform the third party of any errors, defects, deficiencies or other matters regarding the third party software and services of which BNY is made aware by Company and to request and pursue in a commercially reasonable manner remediation of the errors, defects or deficiencies by the third party to the extent BNY reasonably determines remediation to be available pursuant to the terms of BNY’s agreement with the third party.

2.4  Compliance With Applicable Law. Company shall comply with all laws, regulations, rules and orders of whatsoever nature of governmental bodies and authorities (whether legislative, executive, independent, self-regulatory or otherwise) applicable to the business or activities in connection with which it utilizes the Licensed System.

2.5  Responsibility For Use.

(a)  The Company alone will be responsible for furnishing, or arranging for a third party to furnish, all data and information required by the Documentation and the specifications therein for the Licensed System to function and perform in accordance with the Documentation, other than the data and information residing in the Licensed System in connection with BNY’s performance of the Core Services. BNY shall have no liability or responsibility for any Loss caused in whole or in part by the Company’s or an Authorized User’s exercise of the Licensed Rights or use of the Licensed System or by data or information of any nature inputted into the Licensed System by or under the direction or authorization of Company or an Authorized User; provided, however, this Section 2.5 shall not relieve BNY of its obligation to act in accordance with its obligations under the Main Agreement. Company shall be responsible and solely liable for the cost or expense of regenerating any output or other remedial action if the Company, an Authorized User or an agent of either shall have failed to transmit properly and in the correct format any data or information, shall have transmitted erroneous or incorrect information or data, or shall have failed to timely verify or reconcile any such data or information when it is generated by the Licensed System (“Data Faults”).

(b)  Company warrants that the data transmitted to the Licensed System by or under the direction or authorization of Company or Authorized Users will not disrupt, disable, harm, or otherwise impede in any manner the operation of the Licensed System or any associated software, firmware, hardware, or BNY computer system or network.

2.6  Internal Control Obligations.

(a)  Company shall adopt and implement commercially reasonable internal control procedures regarding the use of the Licensed System, which internal control procedures shall be reasonably designed to ensure that any use of the Licensed System complies with (i) Sections 2.1, 2.2, 2.6, 2.12, 2.17 and 2.20 of this Schedule C, and (ii) applicable Documentation.

(b)  Company shall establish and adhere to security policies and procedures intended to (i) safeguard the Licensed System from unauthorized or improper access and use from equipment utilized by the Company, (ii) safeguard the integrity and validity of any user identifications, passwords, mnemonics, security images, security questions and answers, token and supertoken generated character and symbols and any other data elements or information intended to restrict access to the Licensed Systems or to safeguard the information in or the operation of the Licensed System or any Component System in any manner from unauthorized users (“Security Codes”), and (iii) prevent unauthorized access to and protect electronically stored, processed or transmitted information. Such policies and procedures shall be at least equal to industry standards and any higher standard agreed upon by the Company and BNY.

(c)  Unless Company obtains prior written permission from BNY, Company shall permit only Authorized Persons to use Security Codes assigned to or selected by Company with respect to the Licensed System. The Security Codes shall constitute Confidential Information of both Company and BNY under the Agreement subject to all obligations thereunder, and Company shall not permit access to Security Codes to any person other than Authorized Persons. Company shall notify BNY immediately if Company has reason to believe that any person who is not an Authorized Person has obtained access to a Security Code or accessed or used the Licensed System, that an Authorized Person has accessed or used the Licensed System using Security Codes not assigned to that Authorized Person, that any other loss of confidentiality with respect to a Security Code has occurred or the security of the Licensed System has otherwise been breached. BNY shall not be responsible or liable for any unauthorized use of valid Security Codes assigned to Authorized Users. Company is solely responsible for Authorized Users’ access to the Licensed System, and Company, on behalf of itself and its Authorized Users, acknowledges and agrees that BNY has no duty or obligation to verify or confirm the actual identity of the persons who access the Licensed System or that the person who accesses the Licensed System is, in fact, an Authorized User.

(d)  Company shall verify and confirm all information entered on the Licensed System and shall notify BNY of any error in any information entered on the Licensed System as soon as practicable following Company’s knowledge of such error.

(e)  Company will not recirculate, redistribute or otherwise retransmit or re-rout the Licensed System to any third party or authorize the use of any information included on the Licensed System on any equipment or display not authorized by BNY without BNY’s prior express written approval.

2.7  Company Resources.

(a)  Company will be solely responsible, at Company’s expense, for procuring, maintaining, and supporting all third-party software other than Third Party Products and all workstations, personal computers, printers, controllers or other hardware or peripheral equipment at Company’s sites (“Company System”) required for Company to operate the Licensed System in accordance with the Documentation and specifications provided by BNY from time to time. BNY will provide Company with specifications for Company System, including any requirements relating to the connection and operation of the Company System with the Licensed System and Third Party Products. Company shall conform its operating system environment to the operating system requirements provided by BNY for the Licensed System. Company will support and maintain the Company System as necessary to ensure its operation does not impact the Licensed System adversely or otherwise in a manner not contemplated by the Documentation.

(b)  Company shall, at its own expense, devote such of the Company System and other equipment, facilities, personnel and resources reasonably necessary to (a) implement the Licensed System, (b) be trained in the use of the Licensed System, (c) perform timely any electrical work and cable installation necessary for Company’s use of the Licensed System, and (d) begin using the Licensed System on a timely basis. BNY shall not be responsible for any delays or fees and costs associated with Company’s failure to timely perform its obligations under this Section 2.7.

2.8  Company Telecommunications and Data Transmissions. Company will be solely responsible for complying at all times with telecommunications requirements designated by BNY for use of the Licensed System. Any data or information electronically transmitted by or on behalf of Company to the Licensed System will be so transmitted solely and exclusively in the format specified by BNY.

2.9  Notices Of Material Increase In Use. Company shall give advance written notice to BNY whenever Company intends to increase its scope of use of the Licensed System in any material respect. Upon receipt of such notice, Company and BNY shall mutually agree in writing on any required changes to the Company’s scope of use for the Licensed System and, if applicable, the corresponding fees with respect to such increased scope.

2.10  Certifications and Audits. Company shall promptly complete and return to BNY any certifications which BNY in its sole reasonable discretion may from time to time send to Company, certifying that Company is using the Licensed System in material compliance with the terms and conditions set forth in this Agreement. BNY may, at its expense and after giving reasonable advance written notice to Company, not more than once annually and subject to Company’s reasonable security requirements, enter Company locations during normal business hours and audit Company’s utilization of the Licensed System and the scope of use and information pertaining to Company’s compliance with the provisions of this Agreement. The foregoing right may be exercised directly by BNY or by delegation to an independent auditor acting on its behalf.

2.11  Taxes. The amounts payable by Company to BNY in consideration of the performance of services by BNY under the Agreement, including providing access to and use of the Licensed System pursuant to this Schedule C, do not include, and Company will timely pay, all federal, state and local taxes (including sales, use, excise and property taxes), if any, assessed or imposed in connection therewith, excluding any taxes imposed upon BNY based upon BNY’s net income.

2.12  Use Restrictions.

(a)  Company and its Authorized Users will not do or attempt to do, and Company and its Authorized Users will not knowingly or through its negligence permit any other person or entity to do or attempt to do, any of the following, directly or indirectly:

(i)	use or access or attempt to use or access any Proprietary Item for any purpose, at any location or in any manner not specifically authorized by this Agreement;

(ii)	make or retain any copy of any Proprietary Item except as specifically authorized by this Agreement;

(iii)	create, recreate or obtain or attempt to obtain the source code for any Proprietary Item;

(iv)	refer to or otherwise use any Proprietary Item as part of any effort to develop other software, programs, applications, interfaces or functionalities or to compete with BNY or a Third Party Provider;

(v)

modify, adapt, translate or create derivative works based upon any Proprietary Item, or combine or merge any Proprietary Item or part thereof with or into any other product or service not provided for in this Agreement and not authorized in writing by BNY;

(vi)

remove, erase or tamper with any copyright or other proprietary notice printed or stamped on, affixed to, or encoded or recorded in any Proprietary Item, or fail to preserve all copyright and other proprietary notices in any copy of any Proprietary Item made by Company;

(vii)

sell, transfer, assign or otherwise convey in any manner any ownership interest or Intellectual Property Right of BNY, or market, license, sublicense, distribute or otherwise grant, or subcontract or delegate to any other person, including outsourcers, vendors, consultants, joint venturers and partners, any right to access or use any Proprietary Item, whether on Company’s behalf or otherwise;

(viii)	subcontract for or delegate the performance of any act or function involved in accessing or using any Proprietary Item, whether on Company’s behalf or otherwise;

(ix)

reverse engineer, re-engineer, decrypt, disassemble, decompile, decipher, reconstruct, re-orient or modify the circuit design, algorithms, logic, source code, object code or program code or any other properties, attributes, features or constituent parts of any Proprietary Item;

(x)	take any action that would challenge, contest, impair or otherwise adversely effect an ownership interest or Intellectual Property Right of BNY;

(xi)

use any Proprietary Item to provide remote processing, network processing, network communications, a service bureau or time sharing operation, or services similar to any of the foregoing to any person or entity, whether on a fee basis or otherwise;

(xii)

allow Harmful Code into any Proprietary Item, as applicable, or into any interface or other software or program provided by it to BNY, through Company’s systems or personnel or Company’s use of the Licensed Services or Company’s activities in connection with this Agreement; or

(xiii)

engage in, or attempt to engage in, vulnerability assessments or penetration testing of the BNY System of any nature, “ethical hacking”, “white hat hacking” or similar hacking of the BNY System of any nature, or any other process or procedure intended to identify or exploit flaws, vulnerabilities or weaknesses in the BNY System, or otherwise engage in or attempt to engage in any activity to use, access, test or harm the BNY System or expose BNY to harm through the BNY System, other than access and use authorized by BNY in accordance with security measures and access methods approved by BNY.

(b)  Company shall, promptly after becoming aware of such, notify BNY of any facts, circumstances or events regarding its or an Authorized User’s use of the Licensed System that are reasonably likely to constitute or result in a breach of this Section 2.12, and take all reasonable steps requested by BNY to prevent, control, remediate or remedy any such facts, circumstances or events or any future occurrence of such facts, circumstances or events.

2.13  Restricted Party Status. Company warrants at all times that it is not a “Restricted Party”, which shall be defined to mean any person or entity: (i) located in or a national of Cuba, Iran, Libya, North Korea, Sudan, Syria, or any other countries that may, from time to time, become subject to U.S. export controls for anti-terrorism reasons or with which U.S. persons are generally prohibited from engaging in financial transactions; (ii) on the U.S. Department of Commerce Denied Person’s List, Entity List, or Unverified List; U.S. Department of the Treasury list of Specially Designated Nationals and Blocked Persons; or U.S. Department of State List of Debarred Parties; (iii) engaged in activities involving nuclear materials or weapons, missile or rocket technologies, or proliferation of chemical or biological weapons; (iv) affiliated with or a part of any non-U.S. military organization, or (v) designated by the U.S. Government to have a status equivalent to any of the foregoing. If Company becomes a Restricted Party during the term of this Agreement, the Licensed Rights shall terminate immediately without notice and Company shall have no further rights to use the Licensed System.

2.14  Mitigation Measures. Company shall take commercially reasonable measures (except measures causing it to incur out-of-pocket expenses which BNY does not agree in advance to reimburse) to mitigate losses or potential losses to BNY, including taking verification, validation and reconciliation measures that are commercially reasonable or standard practice in the Company’s business.

2.15  Company Dependencies. To the extent an obligation of BNY under this Schedule C is dependent and contingent upon Company’s or Authorized User’s performance of an action or refraining from performing an action that has been specified or described in this Schedule C or the Documentation or that is part of practices and procedures which are commercially reasonable or standard in the user’s industry (“Company Dependency”), BNY shall not be liable for Loss to the extent caused by or resulting from, or that could have been avoided but for, a failure to properly perform or a delay in properly performing a Company Dependency and BNY’s obligation to perform an obligation contemplated by this Agreement shall be waived or delayed to the extent the performance of the related Company Dependency is not properly performed or is delayed.

2.16  Software Modifications. Company may request that BNY, at Company’s expense, develop modifications to the software constituting a part of the Licensed System that BNY generally makes available to customers for modification (“Software”) that are required to adapt the Software for Company’s unique business requirements. Such requests, containing the material features and functionalities of all such modifications in reasonable detail, will be submitted by Company in writing to BNY in accordance with the applicable, commercially reasonable procedures maintained by BNY at the time of the request. Company shall be solely responsible for preparing, reviewing and verifying the accuracy and completeness of the business specifications and requirements relied upon by BNY to estimate, design and develop such modifications to the Software. BNY shall have no obligation to develop modifications to the Licensed System requested by Company, but may in its discretion agree to develop requested modifications which it, in its sole discretion, reasonably determines it can accomplish with existing resources or with readily obtainable resources without disruption of normal business operations provided Company agrees at such time in writing to pay all costs and expenses, including out-of-pocket expenses, associated with the customized modification. BNY shall be obligated to develop modifications under this Section 2.16 only upon the execution of and in accordance with a writing containing, to BNY’s reasonable satisfaction, all necessary business and technical terms, specifications and requirements for the modification, acceptance testing and implementation, as determined by BNY in its sole judgment exercised reasonably (“Customization Order”) and Company’s agreement to pay all costs and expenses, including out-of-pocket expenses, associated with the customized modification, including any increases due to the engagement of resources outside BNY to perform the modification, such resources to be identified in the Customization Order (such portion of the Customization Order being the “Customization Fee Agreement”). All modifications developed and incorporated into the Licensed System pursuant to a Customization Order are referred to herein as “Company Modifications”. BNY may make Company Modifications available to all users of the Licensed System, including BNY, at any time after implementation of the particular Company Modification and any entitlement of Company to reimbursement on account of such action must be contained in the Customization Fee Agreement. In accordance with Section 3.1, BNY shall be the sole and exclusive owner of any Company Modifications (including all source code relating thereto) and all Intellectual Property Rights therein or relating thereto.

2.17  Export of Software. The Company and Authorized Users are without exception prohibited from (i) accessing or using the BNY System outside the United States, or (ii) exporting, transmitting, transferring or shipping any Proprietary Item to a country or jurisdiction outside the United States. No provision of the Agreement shall be interpreted to require BNY to permit access or use outside the United States or to export any Proprietary Item to a country or jurisdiction outside the United States. The Company shall comply with all applicable export and re-export restrictions and regulations of the U.S. Department of Commerce or other U.S. agency or authority and the Company may not transfer a Proprietary Item in violation of any such restrictions and regulations.

2.18  Authorized Users Contemplated By Documentation. Notwithstanding any other provision of the Agreement, to the extent Documentation applicable to a particular Component System contemplates that Company Data will be transmitted or transferred to an Authorized User outside the BNY System, that Company Data will be made available within the BNY System for retrieval by an Authorized User for use outside the BNY System, that the Company Data will be provided or made available to Authorized Users within the BNY System for use by the Authorized User within the BNY System or within a system of the Authorized User, or that the Company may authorize Authorized Users to access and use Company Data contained within the Licensed System in any other manner:

(i)

The Company hereby grants to BNY a worldwide, royalty-free, non-exclusive right and license to display the Company Data through any BNY Web Application contemplated by the Documentation for the applicable Component System and hereby authorizes and directs BNY, as appropriate, to transmit, transfer, make available and provide the Company Data to Authorized Users, as contemplated by the Documentation applicable to the particular Component System, including without limitation through the Internet via a BNY Web Application or other communication link or method or access site or method designated by BNY for use of the particular Component System;

(ii)

The Company hereby authorizes and directs BNY, (A) to permit Authorized Users to view and use Company Data within the Licensed System as contemplated by applicable Documentation, (B) to act on behalf of a shareholder in any way contemplated by applicable Documentation and authorized by the Company in accordance with applicable Documentation, including to effect purchases, sales, redemptions, distributions, exchanges, transfers and other activities and to change the status, data or information involving a shareholder account or assets in a shareholder account, and (C) to the extent contemplated by applicable Documentation, to permit Authorized Users to download and store, copy in on-line and off-line form, reformat, perform calculations with, and distribute, publish, transmit, and display the Company Data in the systems of the Authorized User and to and through any relevant BNY Web Application;

(iii)

Company acknowledges and agrees that it is solely responsible for Company Data, and Company shall indemnify and defend BNY against any third party claim alleging that the Company Data or BNY’s use thereof infringes on any Intellectual Property Right or other proprietary right of such party;

(iv)

The Company shall have sole responsibility for imposing any desired use restrictions on Authorized Users to the extent use restrictions are contemplated by the applicable Documentation and BNY shall cooperate in a commercially reasonable manner in imposing such use restrictions to the extent the applicable Documentation contemplates a role for BNY in imposing such use restrictions;

(v)

The Company acknowledges and agrees that it alone is responsible for entering into agreements with Authorized Users governing the terms and conditions, as between the Company and the Authorized User, of the Authorized User’s use of the Company Data; the Company releases BNY from any and all responsibility and duty for obtaining any such agreements, including agreements relating to confidentiality and privacy of the data and information, and for any monitoring, supervision or inspection of Authorized Users of any nature; the Company releases BNY from any Loss the Company may incur, and will indemnify and defend BNY for all Loss it may incur, arising or resulting from or in connection with Company Data after BNY, as appropriate, transmits, transfers, makes available or provides the Company Data to the Authorized User in accordance with applicable Documentation, whether through a BNY Web Application or otherwise;

(vi)

The Company shall be responsible and liable to BNY for the acts and omissions of Authorized Users while accessing and using a Component System pursuant to authorization from the Company and any person obtaining access to a Component System through Company or its Authorized Users or through use of any Security Code, whether or not Company or an Authorized User authorized such access and shall indemnify and defend BNY for all Loss arising from or related to acts or omissions by an Authorized User or other person as described above that would constitute a breach of this Schedule C if committed by the Company, that constitute negligent conduct or willful misconduct or that constitute a breach of a duty of the Authorized User imposed by this Schedule C; and

(vii)

BNY may immediately terminate access to and use of the Licensed System by an Authorized User if BNY reasonably believes conduct of the Authorized User would constitute a breach of this Schedule C if committed by the Company, constitutes negligent conduct or willful misconduct, or constitutes a breach of a duty of the Authorized User or the Company imposed by this Schedule C, applicable Documentation or applicable Terms of Use.

2.19  Communications with Third Parties regarding Component System Services. The Company shall be solely responsible for communicating with third parties to the extent such is reasonably required for services to be provided in accordance with the Documentation for the particular Component System.

2.20  Compliance with Terms Of Use. The Company’s and, to the extent applicable in connection with a particular Component System, each Authorized User’s use of a Component System, a BNY Web Application and any other access site or access method to a particular Component System shall be conducted in material compliance with applicable Terms of Use. In addition, Authorized Users shall be required to comply with requirements set forth in applicable Documentation, including requirements relating to Security Codes, as a condition to use of particular Component Systems.

2.21  Third Party Providers To The Company. The Company shall have sole responsibility to maintain through itself or its agents all agreements with third party providers that may be appropriate for use of a Component System and to pay as they come due all fees and charges associated with such agreements either directly or as passed through on invoices of BNY.

2.22  Fees. The Company shall be obligated to pay to BNY such fees and charges for access and use of any part of the Licensed System as may be set forth in the Fee Agreement and such fees and charges shall be paid in accordance with any applicable provisions set forth in the Main Agreement.

SECTION 3.   PROVISIONS REGARDING BNY.

3.1  Right to Modify. BNY may alter, modify or change the Licensed System or any component, code, language, function, format, design, architecture, security measure or other element of whatsoever nature of the Licensed System and implement such alterations, modifications and changes into the Documentation and/or the Licensed System as Updates or Upgrades applicable to Company’s continued use of the Licensed System after such implementation; provided, however, at no time shall this section be interpreted in such a manner as to allow BNY by such alterations, modifications or changes to alter the License granted by Section 2.1 or modify any other service obligation of BNY under this Agreement.

3.2  Training and Product Assistance. BNY agrees to use commercially reasonable efforts to provide requested training and Product Assistance for Company’s personnel at BNY’s facilities or at Company’s facilities in connection with access to and use of the Licensed System and subsequent Updates, as reasonably requested by Company, at BNY ‘s then-current charges and rates for such services. All reasonable travel and out-of-pocket expenses incurred by BNY personnel in connection with and during such training or Product Assistance shall be borne by Company upon pre-approval in writing.

3.3  Monitoring. BNY is not responsible for Company’s or Authorized User’s use of the Licensed System but shall have the right to monitor such use on BNY’s network solely to verify compliance with the terms and conditions set forth herein and for operational purposes related to the delivery of services by the Licensed System.

3.4  BNY Failure to Receive Data. BNY shall not be liable for data or information which the Company, an Authorized User or an agent of either transmits or attempts to transmit to BNY in connection with its use of a Component System and which is not received by BNY or for any failure of a Component System to perform a function in connection with any such data or information. BNY shall not be obligated to ascertain the accuracy, actual receipt by it or successful transmission to it of any data or information in connection with the Company’s or an Authorized User’s use of a Component System or to confirm the performance of any function by a Component System based on the transmission of instructions, data or information to BNY in connection with such use by the Company or an Authorized User. Sole responsibility for the foregoing shall rest with the party initiating the transmission.

3.5  ACH Activity. To the extent contemplated by the Documentation, and to the extent authorized by the Company and agreed to by BNY in its sole discretion, BNY will accept bank account information over the Internet or other communication channel from Authorized Users and take such other actions as may be appropriate to facilitate movement of money to and from shareholder accounts through the Automated Clearing House (“ACH”). The Company shall be solely responsible for all market risk (gain/loss liability) associated with transactions utilizing the ACH process.

SECTION 4.   OWNERSHIP RIGHTS AND OTHER RIGHTS.

4.1  BNY Ownership.

(a)  BNY and its licensors, subcontractors and suppliers will continue to own all of their respective right, title, and interest, including Intellectual Property Rights, in and to (i) the BNY System and the Proprietary Items, regardless of any participation, contributions, collaboration or other participation of the Company in or to the foregoing, and including any part of the foregoing that may be created by or on behalf of, at the direction of or pursuant to business requirements and other specifications provided by the Company, such as, but not limited to, Company Modifications, and (ii) all data and information in the BNY System that is not Company Data. For purposes of clarification: the BNY System and any modifications to the BNY System or a Proprietary Item, whether or not ordered or paid for by the Company as a customization, are not intended to be and are not a “works made for hire” under Section 101 of the Copyright Act or under any other applicable law, remain proprietary to and the exclusive property of BNY and accordingly Company hereby transfers, conveys and assigns any ownership interests or intellectual property rights it may have in and to Proprietary Items to BNY. To the extent reasonably requested by BNY, Company shall cooperate with BNY, at BNY’s expense, to cause to vest in BNY any ownership interests or Intellectual Property Rights in any of the forgoing that do not automatically vest in BNY.

(b)  In the event a Company Web Application contains a Proprietary Item or other intellectual property of BNY, including, but not limited to, rights in copyrighted works, trademarks and trade dress, BNY shall retain all rights in such Proprietary Item or other intellectual property. To the extent a Proprietary Item or other intellectual property of BNY is duplicated within a Company Web Application to replicate the “look and feel,” “trade dress” or other aspect of the appearance or functionality of a BNY Web Application or other component of the BNY System, BNY grants to the Company a limited, non-exclusive, non-transferable right to use such Proprietary Item or other intellectual property for the duration of its authorized use of the applicable Component System. The right granted by the foregoing sentence is limited to the intellectual property needed to replicate the appearance of the particular BNY Web Application or other component of the BNY System and does not extend to any other Proprietary Item or other intellectual property owned by BNY. Company shall immediately cease using such Proprietary Item or other intellectual property immediately upon termination of the Licensed Rights governing the relevant Component System.

(c)  This Agreement is not an agreement of sale, and no title, patent, copyright, trademark, service mark, trade secret, intellectual property or other ownership rights to any Proprietary Items are transferred to Company by virtue of this Agreement. Upon BNY’s request, the Company shall promptly inform BNY in writing of the quantity and location of any tangible Proprietary Item furnished to Company in connection with this Agreement. Nothing contained in this Agreement, no disclosure of BNY Confidential Information and no use of Proprietary Items hereunder shall be construed as granting to or conferring on Company any rights, by license or otherwise, for any invention, discovery or improvement made, conceived, or acquired by BNY prior to or after the date hereof. No patent application that may hereafter be made, and no claim to any trade secret or other protection, shall be prejudiced by any disclosure of Confidential Information or use of Proprietary Items hereunder. Any sale, assignment or transfer of any nature or in any manner, or any attempt to do such, by Company or any party through Company of any ownership interest or Intellectual Property Right of BNY in the Proprietary Items shall be void. Any subcontracting or delegation of any right to access or use a Proprietary Item and any subcontracting for or delegation of the performance of any activities or functions involved in accessing or using a Proprietary Item shall be void and unenforceable against BNY.

4.2  Company Ownership. Company will solely own its respective right, title, and interest, including Intellectual Property Rights, in and to the Company Data. Company hereby grants BNY, during the term of this Schedule C, a limited, nonexclusive, nontransferable license to access and use the Company Data solely to the extent necessary to provide the Licensed Services to Company, including transferring and transmitting Company Data, all to the extent necessary for Company’s use of the Licensed Services.

4.3  Mutual Retention of Certain Rights. Each party acknowledges and agrees that, other than the Licensed Rights provided for by Section 2.1 and Section 4.2 of this Schedule C, this Agreement does not give a party any right, title or interest in or to any ownership or other rights of the other party to property. Any software, interfaces or other programs a party provides to the other party hereunder (i) shall be used solely by such receiving party and only during the term of the Agreement and only for the purpose it was provided and in accordance with the provisions of this Agreement, and (ii) shall not be used by such party or any affiliate for any other purpose or to connect to or with any other person. To the extent the Intellectual Property Rights of one party are cached to expedite communication, such party grants to the other party a limited, non-exclusive, non-transferable right to use such Intellectual Property Rights for a period of time no longer than that reasonably necessary for the communication and a party shall immediately cease using such Intellectual Property Rights immediately upon termination of the Licensed Rights governing the relevant Component System.

4.4  Use of Hyperlinks. To the extent use of hyperlinks is contemplated by the Documentation for a particular Component System: The Company hereby grants to BNY a royalty-free, nonexclusive, nontransferable and revocable right to use the Company’s hyperlink in connection with the relevant Licensed Services; BNY hereby grants to the Company a royalty-free, nonexclusive, nontransferable and revocable right to use BNY ‘s hyperlink in connection with providing the relevant Licensed Services; each party shall reasonably cooperate with the other party concerning the placement, location and destination of such hyperlinks; and a party shall immediately cease using another party’s hyperlink immediately upon termination of the Licensed Rights governing the relevant Component System.

4.5  Use of Marks. To the extent one party’s Marks must be utilized by the other party in connection with the operation of a particular Component System or the Licensed Services related to the particular Component System: the Company hereby grants to BNY a non-exclusive, limited right to use its Marks solely as needed to provide the Licensed Services provided by the Component System; BNY hereby grants to the Company a non-exclusive, limited right to use its Marks solely in connection with the Licensed Services provided by the Component System; all use of Marks shall be in accordance with the granting party’s reasonable policies regarding the advertising and usage of its Marks as established from time to time; the Company hereby grants BNY the right to display the Company’s Mark’s on applicable BNY Web Applications to the extent necessary for BNY to provide the Licensed Services related to the BNY Web Application and the Licensed Services provided by the relevant Component System; each party shall retain all right, title and interest in and to its Marks worldwide, including any goodwill associated therewith, subject to the limited right granted in this Section 3.5; use of the Marks hereunder by the grantee pursuant to this limited right shall inure to the benefit of the trademark owner and grantees shall take no action that is inconsistent with the trademark owner’s ownership thereof; each party shall exercise reasonable efforts within commercially reasonable limits, to maintain all on-screen disclaimers and copyright, trademark and service mark notifications, if any, provided to it by the other party in writing from time to time, and all “point and click” features relating to Authorized Users’ acknowledgment and acceptance of such disclaimers and notifications; and a party shall immediately cease using another party’s Marks immediately upon termination of the Licensed Rights governing the relevant Component System.

SECTION 5.	INDEMNIFICATION; WARRANTIES.

5.1	Infringement Indemnification.

(a)  BNY shall defend and indemnify Company against any third party claim alleging that the Licensed System infringes in any material respect upon any United States patent or copyright or any trade secret or other proprietary right of any person. BNY shall have no liability or obligation under this Section 5.1 unless Company gives written notice to BNY within ten (10) days (provided that later notice shall relieve BNY of its liability and obligations under this Section 5.1 only to the extent that BNY is prejudiced by such later notice) after any applicable infringement claim is initiated against Company and allows BNY to have sole control of the defense or settlement of the claim. The remedies provided in this Section 5.1 are the Company’s sole remedies for third party claims against the Company alleging infringement by the Licensed System. If any applicable claim is initiated, or in BNY’s sole opinion is likely to be initiated, then BNY shall have the option, at its expense, to:

(i)	modify or replace the Licensed System or the infringing part of the Licensed System so that the Licensed System is no longer infringing; or

(ii)	procure the right to continue using or providing the infringing part of the Licensed System; or

(iii)

if neither of the remedies provided for in clauses (i) and (ii) can be accomplished in a commercially reasonable fashion, eliminate the infringing part of the Licensed System from the Licensed System and refund any fees paid by the Company with respect the infringing part for future periods.

(b)  Neither BNY nor any Third Party Provider shall have any liability under any provision of this Agreement with respect to any performance problem, warranty, claim of infringement or other matter to the extent attributable to (i) Company’s use of a Proprietary Item in a negligent manner or any manner not consistent with this Schedule C or Company’s breach of this Schedule C; (ii) any modification or alteration of a Proprietary Item made by anyone other than BNY or made by BNY at the request or direction of the Company, (iii) BNY’s compliance with the instructions or requests of Company relating to a Proprietary Item; (iv) any combination of a Proprietary Item with any item, service, process or data not provided by BNY, (v) third parties gaining access to a Proprietary Item due to acts or omissions of Company, (vi) third party software not recommended by BNY or the use of open source software, (vii) Company’s failure to license and maintain copies of any third-party software required to operate the any BNY Software, (viii) Company’s failure to operate the BNY Software in accordance with the Documentation, or (ix) Data Faults (collectively, “Excluded Events”). Company will indemnify, and with respect to third party claims will defend, and hold harmless BNY and Third Party Providers from and against any and all Loss and claims resulting or arising from any Excluded Events.

5.2  BNY Warranty. BNY warrants that except for Direct Third Party Products, with respect to which no warranty is made, and subject to the last sentence of Section 2.3, the Licensed System, if used in accordance with applicable Documentation, will operate in material conformity with applicable Documentation, and in the event of a breach of this Section 5.2 BNY shall take commercially reasonable actions to restore performance of the Licensed System to the requirements of the foregoing warranty.

5.3  Warranty Disclaimer. THE LICENSED SYSTEM AND ALL RELATED SERVICES ARE MADE AVAILABLE TO COMPANY ON AN “AS IS”, “AS AVAILABLE” BASIS. UNLESS A SPECIFIC WARRANTY IS EXPRESSLY GIVEN IN THIS SCHEDULE C, NO WARRANTY OF ANY NATURE, EXPRESS OR IMPLIED, IS MADE IN THIS SCHEDULE C, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY AS TO THE AVAILABILITY, CONDITION, MERCHANTABILITY, NON-INFRINGEMENT, DESIGN, OPERATION OR FITNESS FOR OR SATISFACTION IN REGARDS TO A PARTICULAR PURPOSE.

5.4  Limitation of Warranties. The warranty made by BNY in this Schedule C, and the obligations of BNY under this Schedule C, run only to Company and not to its affiliates, its customers or any other persons.

SECTION 6.	OTHER PROVISIONS.

6.1 Scope of Services. The scope of services to be provided by BNY under this Agreement shall not be increased as a result of new or revised legal, regulatory or other requirements that may become applicable with respect to the Company, unless the parties hereto expressly agree in writing to any such increase. BNY shall not be obligated to develop or implement Upgrades, but to the extent it elects to do so Section 3.1 shall apply.

6.2  Additional Provision Regarding Governing Law. This Agreement will not be governed by the United Nations Convention on Contracts for the International Sale of Goods. The Uniform Computer Information Transaction Act drafted by the National Conference Of Commissioners On Uniform State Laws, or a version thereof, or any law based on or similar to such Act (“UCITA”), if and as adopted by the jurisdiction whose laws govern with respect to this Agreement in any form, shall not apply to this Agreement or the activities contemplated hereby. To the extent UCITA is applicable notwithstanding the foregoing, the parties agree to opt out of the applicability of UCITA pursuant to the “opt out” provisions contained therein.

6.3  Third Party Providers. Except for those terms and conditions that specifically apply to Third Party Providers, under no circumstances shall any other person be considered a third party beneficiary of this Agreement or otherwise entitled to any rights or remedies under this Agreement. Except as may be provided in Third Party Agreements, Company shall have no rights or remedies against Third Party Providers, Third Party Providers shall have no liability of any nature to the Company, and the aggregate cumulative liability of all Third Party Providers to the Company shall be $1.

6.4  Liability Provisions.

(a)  Notwithstanding any provision of the Main Agreement or this Schedule C, BNY shall not be liable under this Schedule C under any theory of tort, contract, strict liability or other legal or equitable theory for lost profits, for exemplary, punitive, special, incidental, indirect or consequential damages, or for any other damages which are not direct damages regardless of whether such damages were or should have been foreseeable and regardless of whether any entity has been advised of the possibility of such damages, all and each of which damages is hereby excluded by agreement of the parties.

(b)  Notwithstanding any provision of the Main Agreement or this Schedule C, except as arising from fraud, gross negligence or willful misconduct, BNY’s cumulative, aggregate liability to the Company for any Loss, including Loss arising from Claims for indemnification pursuant to the Main Agreement and this Schedule C, that arises or relates to a term of this Schedule C, the recovery of which is not otherwise excluded or barred by another provision of this Agreement, shall not exceed: (i) with respect to Claims regarding a Component System for which specific fees and/or charges are set forth in the Fee Agreement (“Fee Based Components”), the fees and charges paid by Company to BNY for the particular Component System for the twelve (12) full calendar months immediately prior to the date the last Claim of Loss relating to the particular Component System arose (“Fee Based Cap”), and (ii) with respect to Claims regarding a Component System which is not a Fee Based Component (i.e., fees are included in account fees or otherwise incorporated into other fees) (“Non-Fee Based Component”), the fees and charges paid by Company to BNY for all services rendered under the Agreement, minus fees and charges paid with respect to Fee Based Components, for the twelve (12) full calendar months immediately prior to the date the last Claim of Loss relating to any Non-Fee Based Component arose (“Non-Fee Based Cap”, and collectively with the Fee Based Cap, a “BNY System Cap” or the “BNY System Caps”). Any amounts paid to Company that are subject to either BNY System Cap shall reduce the General Damage Cap (as defined in the Main Agreement) by such amount and no amounts shall be payable or paid under this Section 6.4 of Schedule C that would cause the General Damage Cap to be exceeded.

(c)  In the event of a material breach of this Schedule C by BNY with respect to the operation of a particular Component System, Company’s sole and exclusive termination remedy shall be to terminate the Licensed Rights granted by this Schedule C to the particular Component System with respect to which the material breach occurred by complying with the notice and cure period provisions in the Main Agreement applicable to a material breach of the Agreement, but the Company shall not be entitled to terminate any other provision of the Agreement or the Licensed Rights with respect to any other Component System. For purposes of clarification: The foregoing sentence is not intended to restrict, modify or abrogate any remedy available to a Company under another provision of the Agreement for a breach of Schedule C by BNY other than the termination remedy.

6.5  Assignment. Notwithstanding any provision of the Main Agreement or this Schedule C, except as expressly provided in Section 2.1 of this Schedule C, Company may not, and shall not under any circumstances, assign, license, sublicense, grant rights to use, delegate, outsource, or otherwise transfer any Licensed Rights or any right in or part thereof or any obligation under this Schedule C, and any such assignment, licensing, sublicensing, grant of rights, delegation, outsourcing or transfer, or attempt to do any of the foregoing, shall be voidable at the any time thereafter in the sole and absolute discretion of BNY.

6.6  Return of Proprietary Items. Upon a termination of this Agreement or a termination of the right to use the Licensed System or a right to use a particular Component System, or at the end of a Continuation Period (as defined in Section 6.15), as applicable, Company shall immediately cease attempts to access and use the relevant Component Systems and related Proprietary Items, and except as may be required otherwise by law or regulation Company shall promptly return to BNY all copies of relevant Documentation and any other related Proprietary Items then in Company’s possession and, in addition, if contained within the Company System to destroy the Proprietary Items and certify to such destruction if requested by BNY. Company shall remain liable for any payments due to BNY with respect to the period ending on the date of termination or any Continuation Period, as applicable, and any charges arising due to the termination.

6.7 Conflicts. Applicable terms of the Main Agreement shall apply to this Schedule C but any conflict between a term of the Main Agreement and this Schedule C shall be resolved to the fullest extent possible in favor of the term in this Schedule C.

6.8 Exclusivity. Company shall solely and exclusively use the Licensed System to perform the computing functions and services made available to the Company by the Licensed System. For clarification: this means the Company will not use any system, subsystem, component or functionality of another service provider to perform functions or services similar to those provided by the Licensed System that in any way transmits data or instructions into, derives data from, changes data in, or otherwise interacts in any manner with the BNY System.

6.9 Term. The term of this Schedule C shall be the same as the term in effect for the Main Agreement, including with respect to any renewal terms. Additionally, with respect to each Component System to which the Company is given access and use, the term applicable to BNY’s obligation to furnish the Component System and the Company’s obligation to pay the fees and charges applicable to the Component System (“Component System Obligations”) shall be the same as the term applicable to the Core Services, including with respect to any renewal term. For clarification: this Schedule C and the Component System Obligations may be terminated only in connection with a termination of the Main Agreement in accordance with the termination provisions set forth in the Main Agreement, except where this Schedule specifically sets forth an additional termination right.

6.10 Confidentiality. Each party agrees:

(i)

to maintain the Proprietary Items in the strictest confidence, to limit disclosure of, access to and use of Proprietary Items to persons employed by such party, having a direct and strict need to know the information for purposes of carrying out the duties of their employment and bound by a duty of strict confidence with respect to the Proprietary Items, and to prevent disclosure to, access to and use of Proprietary Items by persons not permitted by the foregoing clause.

(ii)	not to use the Proprietary Items for any purpose other than in connection with the party’s exercise of the Licensed Rights without the prior written consent of other party;

(iii)

to promptly report to the other party any facts, circumstances or events that are reasonably likely to constitute or result in a breach of this Section 6.10, and take all reasonable steps requested by the other party to prevent, control, remediate or remedy any such facts, circumstances or events or any future occurrence of such facts, circumstances or events; and

(iv)	this Section 6.10 shall survive termination of the Agreement for a period of seven (7) years.

6.11 Provisions Applicable Solely to IAM. In connection with any permitted access and use of IAM, the Company agrees, at its expense, to;

(a) Provide, or retain other persons to provide, all computers, telecommunications equipment, encryption technology and other materials, services, equipment and software reasonably necessary to develop and maintain a Company Web Application as contemplated by IAM Documentation, including the functionality necessary to maintain the hypertext links to IAM (“Company IAM Site”);

(b) Promptly provide BNY written notice of changes in Fund policies or procedures requiring changes to the IAM settings or parameters or services (“Parameter Changes”); provided, however, this provision shall be interpreted to require BNY to modify only adjustable settings and parameters already provided for in IAM in response to a Parameter Change and not to require BNY to effect any Upgrade;

(c) Reasonably cooperate with BNY to develop Internet marketing materials for Permitted Users and forward a copy of appropriate marketing materials to BNY;

(d) Promptly revise and update applicable prospectuses and other pertinent materials, such as user agreements, to include the appropriate consents, notices and disclosures, including disclaimers and information reasonably requested by BNY;

(e) With respect to the Company IAM Site, maintain all on-screen disclaimers and copyright, trademark and service mark notifications, if any, provided by BNY in writing from time to time, and all “point and click” features relating to acknowledgment and acceptance of such disclaimers and notifications; and

(f) Design and develop the Company IAM Site functionality necessary to facilitate, implement and maintain the hypertext links to IAM and the various inquiry and transaction web pages and otherwise make the Company IAM Site available to Permitted Users.

6.12 Termination and Suspension by BNY.

(a) In the event of a material breach of this Schedule C by Company, BNY may terminate the Licensed Rights in their entirety and all access to and use of the Licensed System by complying with the notice and cure period provisions in the Main Agreement applicable to a material breach of the Agreement.

(b) In the event BNY reasonably believes in good faith that any activity of the Company or an Authorized User (i) constitutes a breach of a provision of this Schedule C governing access to or use of the BNY System, including without limitation Section 2.12(a), or (ii) presents a threat to the integrity or security of the BNY System or the information contained within it (a “Use Incident”), BNY may without incurring any liability hereunder, temporarily suspend access to and use of the Licensed System or a Component System solely for the amount of time necessary for the investigation and resolution of the issues, and shall notify the Company as soon as practicable under the circumstances of such action and the conduct believed to be a Use Incident. BNY shall exercise this right with diligence to minimize the impact of any such suspension. The parties agree to promptly cooperate in good faith to address such issues. The Company shall indemnify BNY for all Loss, and to the extent applicable defend BNY against all Loss, without limitations of any nature under the Main Agreement, resulting from or arising out of or in connection with a Use Incident attributable to conduct of the Company, an Authorized User, or any person obtaining access to the Licensed System by or through such persons or through use of any Security Code, whether or not Company or an Authorized User authorized such access.

6.13 Equitable Relief. Company agrees that BNY would not have an adequate remedy at law in the event of a breach or threatened breach of a Use Provision by the Company and that BNY would suffer irreparable injury and damage as a result of any such breach. Accordingly, in the event Company breaches or threatens to breach a Use Provision, in addition to and not in lieu of any legal or other remedies BNY may pursue hereunder or under applicable law, Company hereby consents to the granting of equitable relief (including the issuance of a temporary restraining order, preliminary injunction or permanent injunction) against it by a court of competent jurisdiction, without the necessity of proving actual damages or posting any bond or other security therefor, prohibiting any such breach or threatened breach. In any proceeding upon a motion for such equitable relief, BNY’s ability to answer in damages shall not be interposed as a defense to the granting of such equitable relief.

6.14 Survival. Sections 2.1(b), 2.12, 4.1, 4.2, 4.3, 6.10, provisions which by their nature are applicable after an agreement termination, provisions expressly stated to survive termination and any provisions appropriate to interpret such provisions or to determine the rights or obligations of the parties surviving termination of the Agreement by law, shall survive any termination of the Main Agreement, this Schedule C or the Licensed Rights.

6.15 Provisions Applicable Solely to the 22c-2 System. In connection with any permitted access and use of the 22c-2 System, the Company agrees as follows:

(a) Definitions. The following terms have the following meanings solely for purposes of this Section 6.15:

“Commercially Reasonable Efforts” means efforts that are reasonable under the circumstances for a well managed company in the securities processing industry.

“Company 22c-2 Data” means, collectively, the Fund Data, the Shareholder Data and the Supplemental Data.

“Company Database” means the database maintained within the 22c-2 System by and for Company containing the Company 22c-2 Data.

“Financial Intermediary” means a financial intermediary as that term is defined in Rule 22c-2.

“Front End Data” means the transaction data relating to the Funds and the accounts of Shareholders of the Funds (i) specified by applicable Documentation for use within the 22c-2 System to yield reports intended to assist the Company in determining the Financial Intermediaries from which additional transactional details could be requested for purposes of compliance with Rule 22c-2, and (ii) which has been selected by the Company and transmitted to the Company Database.

“Fund Data” means, collectively, the Front End Data and the Fund Settings.

“Fund Settings” means the Fund preferences, parameters, rules and settings inputted into the Company Database and 22c-2 System by Company to administer a Fund’s Rule 22c-2 policies.

“Rule 22c-2” means Rule 22c-2 of the SEC promulgated under the 1940 Act.

“Shareholder” means a shareholder, as that term is defined in Rule 22c-2, of any of the Funds.

“Shareholder Data” means the transaction data with respect to Shareholders in a Fund requested by Company that a Financial Intermediary, for access and use by Company in the 22c-2 System, (i) delivers to BNY by a Designated Method, or (ii) delivers to Company and is inputted into the Company Database by Company.

“SRO” means any self-regulatory organization, including national securities exchanges and national securities associations.

“Supplemental Data” means any data or information, other than the Shareholder Data and Fund Data, inputted into the Company Database by Company, or provided to BNY and inputted into the Company Database by BNY as an additional service, that Company has reasonably determined is necessary in the operation of the 22c-2 System for purposes of compliance with Rule 22c-2.

(b)  Availability. BNY shall make the 22c-2 System available to Company from 8:00 a.m. to 6:00 p.m., Eastern Time, during days the New York Stock Exchange is open for trading, except for periods therein in which BNY suspends access for maintenance, backup, updates, upgrades, modifications required due to changes in applicable law, or other commercially reasonable purposes as reasonably determined by BNY. BNY will use Commercially Reasonable Efforts to limit any periods of non availability due to the foregoing activities.

(c)  Third Party Provisions. Company’s use of the 22c-2 System shall be subject to the terms and conditions contained in BNY’s agreements with Third Party Providers that BNY is required by such agreements to apply to users of the software or services of the particular Third Party Provider to the extent notified of such terms and conditions by BNY.

(d)  BNY Modifications. Company hereby accepts all such modifications, revisions and updates, including changes in programming languages, rules of operation and screen or report format, as and when they are implemented by BNY, and agrees to take no action intended to have or having the effect of canceling, reversing, nullifying or modifying in any fashion the operation or results of such modifications, revisions and updates. BNY will make Commercially Reasonable Efforts to give Company advance written notice before any such modifications, revisions or updates to the 22c-2 System go into effect.

(e) Shareholder Data.

(1) Company acknowledges that Financial Intermediaries, not BNY, provide the Shareholder Data, that Company’s access to the Shareholder Data through use of the 22c-2 System is dependent upon delivery of the Shareholder Data by the Financial Intermediaries, and that BNY is not responsible or liable in any manner for any act or omission by a Financial Intermediary with respect to the delivery of Shareholder Data. Company also acknowledges that Financial Intermediaries may deliver Shareholder Data which modifies Shareholder Data previously delivered or may refuse to provide Shareholder Data and that BNY is not responsible or liable in any manner for any such modification of Shareholder Data or any such refusal to deliver Shareholder Data.

(2) Company has sole responsibility for authorizing and directing a Financial Intermediary to deliver Shareholder Data that Company may require for purposes of Rule 22c-2. BNY shall be obligated to receive and input into the Company Database only that Shareholder Data which has been delivered by a Financial Intermediary through the facilities maintained for such purpose by the NSCC or through the internal communications links provided in the 22c-2 System

(“Designated Methods”). Company shall be solely responsible for inputting into the Company Database and the 22c-2 System any Shareholder Data delivered by a method other than a Designated Method.

(f) Company 22c-2 Data. As between Company and BNY, Company alone shall be responsible for obtaining all Fund Data, Shareholder Data and Supplemental Data that Company determines is required in connection with its use of the 22c-2 System. As between Company and BNY, Company is also exclusively responsible for (i) the accuracy and adequacy of all Company 22c-2 Data; (ii) the review for accuracy and adequacy of all output of the 22c-2 System before reliance or use (provided the 22c-2 System is operating in accordance with the Documentation); and (iii) the establishment and maintenance of appropriate control procedures and back up procedures to reduce any loss of information, interruption or delay in processing Company 22c-2 Data after received by Company. Company shall comply with all applicable laws and obtain all necessary consents from any person, including Financial Intermediaries, regarding the collection, use and distribution to BNY of Company 22c-2 Data as contemplated herein and of any other information or data regarding Company and the Funds that Company provides or causes to be provided for the purposes set forth herein.

(g) Communications Configuration. Company shall be responsible, at its expense, for procuring and maintaining the communications equipment, lines and related hardware and software reasonably specified by BNY to comprise the communications configuration required for Company to use the 22c-2 System and any Updates and General Upgrades to the communications configuration.

(h) Front End Data. As between Company and BNY, Company shall be solely responsible for selecting Front End Data, identifying it to BNY and directing BNY to transmit the identified Front End Data from the BNY transfer agent system to the Company 22c-2 Database in the 22c-2 System. Company hereby authorizes BNY to transmit Front End Data to the 22c-2 System without further action on anyone’s part upon receiving a communication from Company identifying Front End Data for transmission to the 22c-2 System.

(i) Restricted Use of Company 22c-2 Data. The Company 22c-2 Data constitutes “Confidential Information” for all purposes of Section 4 and other applicable provisions of the Main Agreement. As between the Company and BNY, title to all Company 22c-2 Data and all related intellectual property and other ownership rights shall remain exclusively with Company. Company authorizes BNY to maintain and use Company 22c-2 Data solely in the manner contemplated by applicable Documentation and this Agreement and to aggregate Company 22c-2 Data in the Company Database with data of other users of the 22c-2 System to analyze and enhance the effectiveness of the 22c-2 System and to create broad-based statistical analyses and reports for users and potential users of the 22c-2 System and industry forums.

(j) Application of Results. Except to the extent that the results are inaccurate due to BNY’s gross negligence, willful misconduct or reckless disregard, neither BNY nor any Third Party Provider shall have liability for any loss or damage resulting from any application of the results, or from any unintended or unforeseen results, obtained from the use of the 22c-2 System or any related service provided by BNY.

(k) Exclusion for Unauthorized Actions. Neither BNY nor any Third Party Provider shall have any liability with respect to any performance problem, warranty, claim of infringement or other matter to the extent attributable to any unauthorized or improper use, alteration, addition or modification of the 22c-2 System by Company, any combination of the 22c-2 System with software not specified by applicable Documentation and any other use of the 22c-2 System in a manner inconsistent with this Agreement or applicable Documentation.

(l) Disclaimer. BNY DOES NOT WARRANT THAT USE OF THE 22C-2 SYSTEM BY COMPANY GUARANTEES COMPLIANCE WITH RULE 22C-2 OR ANY OTHER FEDERAL, STATE, LOCAL OR SRO LAW OR REGULATION. BNY DOES NOT ASSUME ANY RESPONSIBILITY FOR ANY ASPECT OF LEGAL AND REGULATORY COMPLIANCE BY OR ON BEHALF OF COMPANY, NOR SHALL COMPANY REPRESENT OTHERWISE TO ANY PERSON. COMPANY’S USE OF THE 22C-2 SYSTEM AND ANY OTHER SERVICES PROVIDED UNDER THIS AGREEMENT SHALL NOT BE DEEMED LEGAL ADVICE.

(m) Hardware Disclaimer. Under no circumstance shall BNY or a Third Party Provider be liable to Company or any other Person for any loss of profits, loss of use, or for any damage suffered or costs and expenses incurred by Company or any Person, of any nature or from any cause whatsoever, whether direct, special, incidental or consequential, arising out of or related to computer hardware.

(n) Termination by BNY. BNY may immediately terminate Company’s right to use and Company’s access to and use of the 22c-2 System upon the occurrence of any of the following events:

(i)

Company engages in conduct which infringes or exceeds the scope of the right granted to Company by Section 2.1 of this Schedule C and does not cure the breach within ten (10) business days after receiving written notice from BNY; or

(ii)

A Third Party Provider terminates any relevant agreement the Third Party Provider has with BNY that is necessary in order for BNY to be able to license (or continue to license) the 22c-2 System to Company. BNY agrees to provide Company with as much notice of such termination as BNY receives from the Third Party Provider.

(o) Continuation Period. In the event the Agreement is terminated and in connection with such a termination the parties agree that Company will continue to have access to and use of the 22c-2 System, then the terms of this Agreement shall apply during any such continuation period. The term of any such continuation period shall be day to day and the continuation period may be terminated immediately by either party at any time by written notice notwithstanding the contents of any notice or other communication the parties may exchange, unless both parties agree in writing to such contents. A continuation period as described in this subsection (o) is referred to herein as a “Continuation Period”.

(p) Effect of Termination. Following a termination of the Agreement or at the end of a Continuation Period, as applicable, BNY will (i) dispose of all Company 22c-2 Data in accordance with its applicable backup and data destruction policies, and (ii) use good faith efforts to make electronic copies of Company 22c-2 Data in existing report formats of the 22c-2 System to the extent reasonably requested by Company no less than thirty (30) days in advance of the termination of the Agreement.

(q) This Section 6.15 shall benefit and be enforceable by Third Party Providers of the 22c-2 System.

6.16 Internet and Mobile Applications.

(a) Each party acknowledges that the Internet is an unsecured, unstable, unregulated, unorganized and unreliable network, and that to the extent the ability of the other party to provide or perform services or duties hereunder is dependent upon the Internet and equipment, software, systems, data and services provided by various telecommunications carriers, equipment manufacturers, firewall providers, encryption system developers and other vendors and third parties, each party agrees that the other shall not be liable in any respect for the functions or malfunctions of the Internet.

(b) In connection with the use of any device by the Company or an Authorized User which utilizes a wireless connection, whether to a router or other computer equipment or to a wireless telecommunications network or system, in whole or in part to access the BYNM System directly or through the Internet, BNY shall not be responsible in any respect for the functions or malfunctions of such telecommunications network or system or wireless connection or for the loss of personal information or Security Codes or for events of identity theft occurring through such telecommunications network or system or wireless connection.

6.17 Requirement For Written Consent or Written Release. No failure to act, no omission, no failure to respond, object or deny consent, and no other instance of an absence of action or communication (collectively, “Forbearance”) shall be construed as a consent or waiver (implied, constructive, deemed or otherwise) under this Schedule C. Any conduct (as defined in the Main Agreement) not expressly permitted by this Schedule C, notwithstanding any number of occurrences of the conduct, any number of requests to engage in the conduct, any failures of BNY to discover the conduct and any number of related Forbearances, shall be prohibited in the absence of a written consent to the conduct or a written waiver of a relevant prohibition or restriction.

6.18 Aggregation And Other Third Party Services.

(a)  In the event (i) BNY facilitates connectivity with, develops or implements functionality, APIs, transmission protocols or any other technological service, product or item that permits or enables a third party acting on behalf of the Company or an Authorized User to access or use a Component System or any part of the BNY System for any purpose (“Connected Component”), including without limitation to access, use, extract, retrieve, input or modify Company Data or other confidential, private or personal information of the Company or an Authorized Use or to conduct financial or non-financial transactions (such access and use being an “Investment Service”, and such third party being an “Investment Service Provider”), (ii) Company elects to access and use or permit Authorized Users to access and use a Connected Component, and (iii) in connection therewith the Company or a Authorized User furnishes one or more Security Codes to the Investment Service Provider:

(1)

Company acknowledges that in order to permit an Investment Service Provider to provide an Investment Service BNY may implement or operate information security processes, procedures, features or characteristics with respect to the Connected Component that differ from the information security processes, procedures, features and characteristics it maintains for some or all of the other components of the BNY System (“Security Differences”) and in consideration for its access and use of a Connected Component or for BNY permitting Authorized Users to access and use a Connected System it consents to the existence of the Security Differences and agrees that the Security Differences do not constitute negligence or other Liable Conduct on the part of BNY; and

(2)

Company agrees that BNY bears no liability or responsibility of any nature to Company for any Loss or other consequences arising to any extent from any access to or use of a Connected Component by or through an Investment Service Provider’s technology system, and that it shall indemnify and defend BNY in accordance with the terms of Section 12 of the Main Agreement for all Loss incurred by BNY or its affiliates arising to any extent from any access to or use of a Connected Component by or through an Investment Service Provider’s technology system .

(b) BNY bears no liability or responsibility for Loss or other consequences arising from the use of a Security Code established by or for the Company or an Authorized User by any person not specifically permissioned by the Security Code to access and use the BNY System or any of its Component Systems or from the use of such Security Code other than as specifically permissioned by the Security Code.

6.19 Export Regulations. In order to facilitate compliance with regulations of the United States Government concerning the export of technical information, the parties agree that any technical information not in the public domain (whether written or otherwise) first received hereunder from the other or any technical information which may be developed by using such technical information received from the other, or any product utilizing technical information so received or developed, will not, without the prior written permission of the Disclosing Party, knowingly be transmitted by the Receiving Party, directly or indirectly, to any of the restricted countries designated in the United States Government regulations, as issued from time to time relating to the exportation of technical data.

6.20 Captions. The captions in this Attachment 1 to SOW#3 are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

[Remainder of Page Intentionally Blank]

EXHIBIT 1 TO SCHEDULE D

Active Advisor/ AdvisorCentral	A portal for trusts, financial advisors, broker/dealers and other financial intermediaries to view mutual fund and client account data on the transfer agent mainframe via the Internet if permitted access by Company and for Company back offices to view the same data.

ACE	ACE Settlement (Automated Control Environment) - Performs automated mutual fund settlement, dividend settlement, tax withholding tracking, and gain loss settlement and produces the supersheet that contains a summary of dollar and share activities. Includes in the foregoing all estimation functions previously performed by ACE Estimate.

AOS	AOS (Advanced Output Solutions) Digital Reports - Provides access to and the ability to print certain print/mail output generated by the Document Solutions system in connection with services provided to customers of clients, such as customer statements, customer confirmations and customer tax forms.

CMS*	(Customer Management Suite) - the combination of functionalities, systems and subsystems which together provide the following capabilities: workflow management, electronic document processing, integrated Web-based front-end processing, customer relationship management and automated servicing of brokers and investors. The principal subsystems are Correspondence, Customer Relationship Manager (automates call center activities), Image and Operational Desktop and includes E-Forms.

Data Delivery	(Includes DAZL - Data Access Zip Link) Applications which extract broker/dealer data at the representative level, branch level and broker/dealer level and third party administrator data from the transfer agent mainframe and transmits it to Company designated end users for viewing.

DRAS	(Data Repository and Analytics Suite) - a relational data base for management reporting which consists of the Company’s entire customer information base as copied nightly from the transfer agent mainframe and includes an integrated reporting tool.

FPT	(Fund Pricing Transmission) (formerly known as PRAT) - application that receives fund price and rate information from fund accounting agents on a nightly basis, edits and performs quality control checks on the information, then uploads the prices and rates to the mainframe recordkeeping system, allows the user the ability to view, enter, upload, download, and print price/rate information.

FSR	(Full Service Retail) - principal transfer agent mainframe system which performs comprehensive processing and shareholder recordkeeping functions, including: transaction processing (purchases, redemptions, exchanges, transfers, adjustments, and cancellations), distribution processing (dividends and capital gains), commission processing and shareholder event processing (automatic investment plans, systematic withdrawal plans, systematic exchanges); creating and transmitting standard and custom data feeds to support printed output (statements, confirmations, checks), sales and tax reporting. FSR interfaces and exchanges data with various surround systems and subsystems and includes a functionality providing for direct online access. Also includes a functionality that temporarily stores systems-generated reports electronically before being transferred to COLD.

IAM	(Internet Account Management, also known as Active Investor) - application permitting account owners via the Internet to view account information and effect certain transactions and account maintenance changes and includes an administrator site. Optional security enhancements may be offered through this site.

IFM	(Intermediary Fee Management System) - application that facilitates the management, processing and payment of amounts owed by Funds to financial intermediaries as distribution expenses.

IFS	(Web Services/BOB/Statement) Back-office Browser, Web Services, Statement Rendering, Social Security Database Administration Reporting APIs for client portal.

JIRA	Work management tool used to log and track issues encountered by clients or operations.

Mobius	Document management system that provides for the storage and retrieval of reports generated on a mainframe. Mobius replaced COLD.

NSCC*	(National Securities Clearing Corporation) - application allowing web-based utility at user’s desktop to support processing linked to NSCC activity, including networking, Fund/SERV, DCC&S, Commission/SERV, mutual fund profile, and transfer of retirement assets, and includes NEWS (NSCC Exception Workflow Processing) which provides for the inputting of reject and exception information to the NSCC system .

OOM	(Online Output Management) - functionality permitting user to view within the Document Solutions processing system (performs print mail and tax form production and fulfillment services) the location of a specific output, such as a confirmation or statement, in the Document Solutions work flow.

SA3	(Subaccounting DRAS/SBO Applications) - Subaccounting management information system reporting.

SRP	SuRPAS Classic - provides mutual fund sub accounting record keeping functionality, trade aggregation, and fee calculation and payment to the broker dealer community and their asset manager partners. The application interfaces with multiple brokerage systems to enable trade placement, aggregation, settlement and reconciliation with any fund family. When integrated with a brokerage platform, mutual fund trading and settlement is streamlined and operationally efficient in support of the Asset Servicing business.

SR2	SuRPAS UI - Portal providing user interface to internal and external users to application functionality of the core SRP (SuRPAS Classic) platform .

Treasury Edge	Application permitting inquiry of ACH and wire activity and DDA information.

TRS	(Tax Reporting Service) - functionality performing all applicable federal and state tax reporting (tax form processing and corrections), tax-related information reporting, and compliance mailings (including W-9, W-8, RMD, B-Notice, and C-Notice).

22c-2 System	The data warehousing, analytic and administrative applications together with the related software, interfaces, functionalities, databases and other components provided by BNY to assist fund sponsors and their principal underwriters in satisfying requirements imposed by Rule 22c-2.

*

For clarification: Company or an Authorized User may be given a right to access and use one or more separable components of this system rather than the entire system and any right to access and use one of more of such separable components is limited to the functionalities of the separable components even if certain of functionalities of the separable components may include integration points with functionalities of other system components.

[End to Exhibit 1 to Schedule C]

[End to Schedule C]

Schedule D

Dated: April 10, 2026

The Bank of New York Mellon

240 Greenwich Street

New York, New York 10286

Re:	Letter Agreement Relating to the Demand Deposit Accounts Established by BNY Mellon Investment
Servicing (US) Inc. at The Bank of New York Mellon for the Benefit of the Fund

Dear Sirs:

This Schedule D constitutes Schedule D to the “TA Agreement”, which is hereby defined to mean the Transfer Agency And Shareholder Services Agreement, dated as of the date indicated above, between BNY Mellon Investment Servicing (US) Inc. (“BNY”) and each investment company listed on the signature page to such agreement (each, an “Investment Company”) and each Portfolio of each such Investment Company contained on Schedule B to such agreement, whether such Portfolio is listed there as of the Effective Date or is added by virtue of Section 17(b) of such agreement. Capitalized terms not defined in this Schedule D shall have the meaning ascribed to them in the TA Agreement.

The Investment Companies [and/or the Funds] are each party to a Global Custody Agreement with The Bank of New York Mellon (the “Bank”) dated as of March 13, 2026. Each respective Global Custody Agreement, and each Separate Custody Agreement (as defined below), as it may have been amended to date and may be amended in the future, is referred to herein with respect to each Investment Company, and each Fund, as a “Custody Agreement”.

The TA Agreement provides, among other things, for BNY to provide cash administration services to the Fund, utilizing one or more demand deposit accounts or other accounts established at the Bank in the name of BNY for the benefit of the Fund (the “DDA”). In particular, BNY will utilize the DDAs (i) to accept payments for the purchase of Fund shares and forward such payments once funds have been collected to the Bank for deposit into the custody account of the Fund established with the Bank pursuant to the Custody Agreement (“Custody Account”); and (ii) in connection with redemptions of Fund shares by Fund shareholders and with cash distributions effected by the Fund, such as dividend payments and capital gains distributions, to accept monies from the Bank drawn from the Custody Account and to remit such amounts to appropriate parties.

In connection with BNY’s performance of transfer agency services and in particular the cash administration services described above, BNY may be notified of a Fund payment obligation that BNY as transfer agent is expected to satisfy, such as a same-day settlement obligation with the NSCC, by forwarding payment to the NSCC or other obligee but the amount required to satisfy the particular payment obligation of the Fund may exceed the amount of funds then available for transfer in the relevant DDAs (such excess amount if transferred by BNY being hereinafter referred to as an “Overdraft Amount”).

The need to transfer an Overdraft Amount may occur due to any one or more of the transfer needs of the Fund that arise in the ordinary course of the Fund’s business, such as, by way of illustration, and not limitation: transfers needed in order to satisfy the Fund’s same day settlement obligations with the NSCC; and purchase payments being forwarded to the Custody Account one day after receipt while the check representing the payment takes more than one day to clear.

Each Fund, on its own behalf, and not on behalf of any other Fund, acknowledges, consents and agrees with the statements made above and as follows:

Overdraft Amounts shall constitute overdrafts, outstanding indebtedness and an outstanding obligation of the Fund under the Custody Agreement and shall be deemed to be a loan made by the Bank to the Fund.

The Fund agrees that the Bank shall at no time be under any obligation whatsoever to extend credit in connection with the transfer agency activities conducted by BNY on behalf of the Fund and in particular the cash administration activities described herein, including without limitation an extension of credit constituting an Overdraft Amount, even if it has done so as part of a regular pattern of conduct, and that the Bank may at any time in its sole discretion and without notice decline to continue or re-extend any such credit.

Notwithstanding the absence of an obligation to do so, the Bank may in its sole discretion elect to transfer on behalf of the Fund an amount of funds that constitutes an Overdraft Amount and that by electing to transfer funds constituting an Overdraft Amount the Bank does not, even if it has transferred funds constituting Overdraft Amounts as part of a regular pattern of conduct in the past waive any rights under this letter agreement or assume the obligation it has expressly disclaimed in the immediately preceding paragraph and the Bank may at any time in its sole discretion and without notice decline to continue to make such transfers.

The Fund is at all times obligated to pay to the Bank an amount of money equal to the Overdraft Amounts and such amounts are payable, and shall be paid, together with such accrued interest as may be charged by the Bank in accordance with the Custody Agreement, by the Fund immediately upon demand by the Bank, except that to the extent the Fund repays outstanding Overdraft Amounts and any accrued interest to BNY pursuant to Section 9(c)(iv) of the TA Agreement, the Fund’s obligation to repay that amount to the Bank pursuant to this letter agreement shall be deemed satisfied.

In order to secure repayment of Overdraft Amounts, the Fund agrees that the Bank shall to the maximum extent permitted by law have a continuing lien, security interest, security entitlement and right of setoff in and to any property, including without limitation, any investment property or any financial asset, of the Fund at any time held by the Bank for the benefit of the Fund or in which the Fund may have an interest which is then in the Bank’s possession or control or in possession or control of any third party acting on the Bank’s behalf. In addition, at any time when the Fund shall not have honored any of its obligations, the Bank shall have the right without notice to the Fund to retain or set-off, against such obligations, any cash the Bank may directly or indirectly hold for the account of the Fund, and any obligations (whether matured or unmatured) that the Bank may have to the Fund.

This Agreement has been duly authorized, executed and delivered by the Fund, constitutes its valid and legally binding obligation, enforceable in accordance with its terms, and no statute, regulation, rule, order, judgment or contract binding on the Fund prohibits its execution or performance of this agreement.

This agreement shall be construed in accordance with the substantive laws of the State of New York, without regard to conflicts of laws principles thereof. The parties consent to the exclusive jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder. The parties hereby waive any right to trial by jury they may have in any action or proceeding involving, directly or indirectly, any matter in any way arising out of, related to, or connected with, this agreement.

A Custodied Portfolio (as defined below) that is added to Schedule B of the TA Agreement after the Effective Date by virtue of Section 17 of the TA Agreement and thereby becomes a party to the TA Agreement shall automatically and without further action by any party become a party to this Schedule D. “Custodied Portfolio” means an Investment Company Portfolio which is party to a Custody Agreement or which is a party to a “Separate Custody Agreement”, which is hereby defined to mean a custody agreement with the Bank, other than a Custody Agreement, executed in its individual capacity or by an Investment Company on its behalf, pursuant to which assets of the Portfolio are held in custody by the Bank.

This Letter Agreement may be executed in one or more counterparts and such execution may occur by manual signature on a copy of the Letter Agreement physically delivered, on a copy of the Letter Agreement transmitted by facsimile transmission or on a copy of the Letter Agreement transmitted as an imaged document attached to an email, or by “Electronic Signature”, which is hereby defined to mean inserting an image, representation or symbol of a signature into an electronic copy of the Letter Agreement by electronic, digital or other technological methods. Each counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed counterparts of this Letter Agreement or of executed signature pages to counterparts of this Letter Agreement, in either case by facsimile transmission or as an imaged document attached to an email transmission, shall constitute effective execution and delivery of this Letter Agreement andmay be used for all purposes in lieu of a manually executed and physically delivered copy of this Letter Agreement.

IN WITNESS WHEREOF, each of the parties hereto has caused this Letter Agreement to be executed as of the Effective Date by its duly authorized representative designated below. An authorized representative, if executing this Letter Agreement by Electronic Signature, affirms authorization to execute this Letter Agreement by Electronic Signature and that the Electronic Signature represents an intent to enter into this Letter Agreement and an agreement with its terms.

Sincerely,		ACKNOWLEDGED AND AGREED:

DoubleLine Funds Trust		The Bank Of New York Mellon

By:	/s/ Ronald Redell	By:	/s/ Danielle Adamson
Name:	Ronald Redell		Authorized Signer
On behalf of the Investment Company and each Fund, each in its		Name:	Danielle Adamson
individual and separate capacity, as			Senior Director

Title:	President and Principal Executive Officer

Schedule E

Authorized Persons (All Funds)

Please see DoubleLine’s Authorized Signers List (the “Authorized Signers List”), separately provided.

Terms not specifically defined in this Schedule E shall have the meaning ascribed elsewhere in the Agreement.

BNY may at all times rely on the most recently dated Authorized Signers List. For clarification: this means that BNY will at all times and under all circumstances rely on and use a properly completed Authorized Signers List until it is replaced by a properly completed Authorized Signers Listbearing a later date. A Schedule E will take effect on the date signed by BNY.

For clarification: BNY is not obligated to verify signatures nor issue nor require any security IDs, passwords or other security codes in connection with its interaction with Authorized Persons in such capacity.

On Behalf of the Investment Company and each Portfolio of the Investment Company listed on Schedule B to the Agreement, each in its individual and separate capacity:		Acknowledged and accepted: BNY Mellon Investment Servicing (US) Inc.

By:	/s/ Ronald Redell	By:	/s/ Danielle Adamson

Name:	Ronald Redell	Name:	Danielle Adamson

Title:	President & Principal Exeecutive Officer	Title:	Senior Director

Date:	04/10/2026	Date:	04/10/2026

Schedule F

Information Security Requirements

I.	Information Security Program Overview

A. During the Term of the Agreement, BNY will implement and maintain an information security program (“ISP”) with written policies and procedures reasonably designed to protect the confidentiality and integrity of the Fund’s Confidential Information provided to BNY in accordance with this Agreement and when in the possession of or under its control (“Customer Data”). The ISP will include administrative, technical and physical safeguards, appropriate to the type of Customer Data concerned, reasonably designed to: (i) maintain the integrity, confidentiality and availability of Customer Data; (ii) protect against anticipated threats or hazards to the security or integrity of Customer Data; (iii) protect against unauthorized access to or use of Customer Data that could result in substantial harm or inconvenience to the Fund or its shareholders, and (iv) provide for secure disposal of Customer Data.

B. BNY’s program is dynamic and may be modified to address technological changes or changes in the threat landscape, business activities or other factors. BNY reserves the right to modify the ISP at any time, provided that BNY shall not diminish the overall level of protection this Schedule F is intended to provide.

II.	Security Incident Response and Notice

A. BNY will maintain a documented incident management process designed to ensure timely detection of security events and response thereto.

B. BNY will maintain a documented incident management process designed to ensure timely detection of security events and response thereto. In the event of a declared (i.e., BNY determines that such event meets the definition of Security Incident) Security Incident, BNY will activate its incident response plan, including to: (i) within 72 hours of a declaration (or such shorter timeframe required by applicable law applicable to BNY), notify the Fund and provide the Fund with reasonable cooperation and information in relation to such Personal Data Breach in accordance with the requirements of amended Regulation S-P as applicable to BNY; (ii) provide updates to the Fund regarding BNY’s response; and (iii) use reasonable efforts to implement measures designed to prevent a reoccurrence of Security Incidents of a similar nature.

C. “Security Incident” means any known (i) breach of nonpublic personal information as defined in the Gramm-Leach-Bliley Act of 1999 (“NPPI”) that is notifiable under state law (such incident a “Personal Data Breach”) or (ii) loss or unauthorized access, disclosure, use, alteration or destruction of Customer Data or (iii) successful attempt to gain unauthorized access to, or disrupt or misuse a component of BNY’s network that directly impacts its provision of the services or any known unsuccessful attempt to do the same that in BNY’s reasonable determination is sufficiently serious enough to notify to the Fund.

III.	Governance

A. BNY shall, no more than once in a rolling 12 month period (unless otherwise agreed to between the parties), (i) and upon request, provide a copy of its most recent SSAE-18 or equivalent external audit report to the Fund, which the Fund may disclose solely to its internal or external auditors that are subject to written confidentiality obligations to use reasonable care to safeguard the report and prohibit disclosure to any third party and use for any purpose other than evaluating BNY’s security controls; (ii) engage a third party provider to perform penetration testing of the BNY systems used to provide the services and provide the Fund, upon request, confirmation of such testing; and (iii) participate in the Fund’s reasonable due diligence information security questionnaire process.

B. BNY shall also, no more than once in a rolling 12 month period and upon request, on a mutually agreed date during business hours and subject to BNY’s facility security policies and availability of personnel:

(i) meet with client subject matter experts in a BNY clean room to review information security policies, procedures and similar related information; provided that no documentation may be copied, disclosed to any third party, transmitted or removed from BNY premises except as mutually agreed in writing; and

(ii) permit access to a BNY data center used to process Customer Data and provide the services by no more than 2 the Fund representatives for a maximum of 3 hours to conduct a visual inspection of the environment and its controls; provided that access may be immediately terminated if any Fund representative does not remain with a BNY escort. Notwithstanding any provision in the Agreement to the contrary, a Fund shall not disclose any verbal or written information obtained during the foregoing meetings to any third party or use it for any purpose other than evaluating BNY’s security controls, without BNY’s prior written consent. A Fund shall reimburse BNY for any costs and expenses reasonably incurred in connection with a Fund’s review of BNY’s security controls and data center.

IV.	Network and Communications Security

A. Asset Management. BNY will maintain an inventory of its system components, hardware and software used to provide the services, and will review and update such inventory in accordance with the ISP.

B. Change Management. BNY shall require that changes to its network or software used to provide the services are tested and applied pursuant to a documented change management process.

C. Security Monitoring. BNY will monitor cyber threat intelligence feeds daily. BNY will deploy Denial of Service (DoS) and Distributed DoS solutions.

D. Network Segmentation. BNY’s infrastructure utilizes a multi-tier architecture, including a DMZ, to isolate the internal infrastructure from external networks. Traffic from external sources will traverse firewalls and pass through multiple layers of malware protection prior to processing. BNY’s production environment used to provide the services will be segregated from pre-production regions and BNY’s internal segment.

E. Vulnerability Management. BNY will maintain a documented process to identify and remediate security vulnerabilities affecting its systems used to provide the services. BNY will classify security vulnerabilities using industry recognized standards and conduct continuous monitoring and testing of its networks, hardware and software including regular penetration testing and ethical hack assessments. BNY will remediate identified security vulnerabilities in accordance with its process.

F. Malicious Code. BNY will deploy industry standard malicious code protection and identification tools across its systems and software used to provide the services.

G. Communications. BNY will protect electronic communications used in the provision of services, including instant messaging and email services, using industry standard processes and technical controls and in accordance with the ISP.

V.

Application Security. The ISP will require that in-house application development be governed by a documented secure software development life cycle methodology, which will include deployment rules for new applications and changes to existing applications in live production environments.

VI.

Logging. The ISP will require the maintenance of network and application logs as part of BNY’s security information and event management processes. Logs are retained in accordance with law applicable to BNY’s provision of the services as well as BNY applicable policies. BNY uses various tools in conjunction with such logs, which may include behavioral analytics, security monitoring case management, network traffic monitoring and analysis, IP address management and full packet capture.

VII.	Data Security

A. Identity Access Management. BNY will implement reasonable and industry recognized user access rules for users accessing Customer Data based on the need to know and the principle of least privilege, and including user ID and password requirements, session timeout and re-authentication requirements, unsuccessful login attempt limits, privileged access limits and multifactor authentication or equivalent safeguard where risk factors indicate that single factor authentication is inadequate.

B. Data Segregation. The ISP will require that (i) Customer Data is stored in either physically or logically segregated databases from other BNY data and (ii) different databases are maintained for development, testing, staging and production environments used in the provision of Services.

C. Encryption. BNY will (i) encrypt Customer Data in transit to an external network using transport layer security or other encryption method and (ii) protect Customer Data at rest, in each case as BNY determines to be appropriate in accordance with the ISP and law applicable to BNY’s provision of the Services.

D. Remote Access. The ISP will restrict remote access to BNY systems to authorized users using multifactor authentication or equivalent safeguard, and will require such access to be logged.

E. Devices. BNY will restrict the transfer of Customer Data from its network to mass storage devices. BNY will use a mobile device management system or equivalent tool when mobile computing is used to provide the Services. Applications on such authenticated devices will be housed within an encrypted container and BNY will maintain the ability to remote wipe the contents of the container.

F. Data Leakage Prevention (DLP). BNY will deploy DLP tools reasonably designed to help detect and prevent unauthorized transfers of Customer Data outside BNY’s network.

G. Disposal. BNY will maintain chain of custody procedures and require that any Customer Data requiring disposal be rendered inaccessible, cleaned or scrubbed from such hardware and/or media using industry recognized methods.

VIII.

Personnel. BNY will undertake background checks during the recruitment process of personnel involved in the provision of the Services, subject to applicable laws and require its personnel involved in the provision of Services to undertake annual training on the aspects of the ISP applicable to the personnel’s job function.

IX.

Physical Security. BNY will deploy perimeter security such as barrier access controls, such as security guards and issuance of personnel identification badges, around its facilities processing or storing Customer Data. The ISP will include (i) procedures for validating visitor identity and authorization to enter the premises, which may include identification checks, issuance of identification badges and recording of entry purpose of visit and (ii) physical security policies for personnel, such as a “clean desk” policy. In accordance with its ISP and applicable law, BNY will install closed circuit television (“CCTV”) systems and CCTV recording systems to monitor and record access to controlled areas, such as data centers and server rooms.

X.

Subcontracting. BNY will implement a third party governance program designed to provide oversight over unaffiliated third parties used to provide the Services (“Subcontractors”). BNY will require Subcontractors to comply with information security measures equivalent to those contained in this rider, as applicable. BNY shall be responsible for Subcontractors’ acts and omissions in the provision of the Services as if they were those of BNY.